As filed with Securities and Exchange Commission on February 6, 2004

Registration Statement No. 333-111918

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to

Form SB-2

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AMERICASBANK CORP.

(Name of Small Business Issuer in its charter)

Maryland	6712	52-1948980
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

500 York Road

Towson, Maryland 21204

410-823-0500

(Address and telephone number of principal executive offices)

Mark H. Anders, President & CEO

AmericasBank Corp.

500 York Road

Towson, Maryland 21204

410-823-0500

(Name, address and telephone number of agent for service)

Copies to:

Frank C. Bonaventure, Jr., Esquire Kenneth B. Abel, Esquire Ober, Kaler, Grimes & Shriver, Professional Corporation 120 E. Baltimore Street Baltimore, Maryland 21202 410-685-1120	Wayne A. Whitman, Jr., Esquire John M. Oakey, III, Esquire Williams, Mullen, Clark & Dobbins Two James Center 1021 East Cary Street, 17th Floor Richmond, VA 23219 804-783-6473

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)

Common Stock, $.01 par value	2,875,000 Shares(2)	$2.50	$7,187,500	$581.47

(1)	Calculation based on Rule 457(e).

(2)	These shares, less any shares sold by the registrant in its rights offering of 400,000 shares of common stock to shareholders of record as of the record date who choose to exercise their right to purchase one new share for each two then owned by the shareholders, will be offered and sold to the public immediately following the rights offering. The registration number for the rights offering is 333-110947.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY     , 2004

2,500,000 Shares

AMERICASBANK CORP.

Common Stock

We are AmericasBank Corp., a bank holding company that owns all of the capital stock of AmericasBank, a Maryland-chartered commercial bank. AmericasBank commenced operations in December 1997 with $3.0 million in capital and one office located in the Highlandtown area of Baltimore, Maryland. Simultaneously with its opening, AmericasBank purchased certain loans and deposits primarily related to the Baltimore, Maryland branch office of Rushmore Trust & Savings, FSB. AmericasBank currently has two offices and is headquartered in Towson, Maryland. Currently, we are operating under a Written Agreement dated August 3, 2001 with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation, and a Memorandum of Understanding dated September 25, 2001 with the Federal Reserve Bank of Richmond.

We are offering shares of our common stock in a best efforts public offering. Of the 2,500,000 common shares that we are offering, 400,000 common shares are being offered in a rights offering to our common shareholders of record on December 22, 2003 at $2.00 per share, on the basis of one common share for every two common shares owned on that date. Any of the 400,000 common shares that are being offered in the rights offering to our shareholders that are not subscribed for plus an additional 2,100,000 common shares will be offered to the public. We reserve the right to increase the total number of common shares being offered in the public offering by not more than 375,000 common shares. We currently estimate that the public offering price will be between $2.00 and $2.50 per share.

Certain of our directors and executive officers have indicated that they presently intend to purchase shares in the offerings. We anticipate that our directors and executive officers will purchase up to 300,000 shares of common stock in the offerings. However, none of these directors or executive officers have an obligation to purchase any shares in the offerings. Purchases by directors and executive officers will be on the same terms and conditions as other investors.

There is currently no established public market for our common stock and our common stock is not listed or traded on any national securities exchange or on the Nasdaq stock market and is not quoted on the OTC Bulletin Board. After the offerings, we anticipate that our common stock will be quoted on the OTC Bulletin Board under the symbol “AMBB.” However, we cannot assure you that an active trading market for our common stock will develop or be sustained after the offerings.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock offered are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. You should read the “ Risk Factors” section beginning on page 8 before buying shares of our common stock.

	Offering Price	Underwriting Commissions	Proceeds to Us(2)
Per Share	$	$	$

Total(1)	$	$	$

(1)	Assumes the sale of the entire 2,500,000 shares offered hereby. In our offering of 400,000 shares to our common shareholders of record on December 22, 2003, we sold shares at $2.00 per share for a total of $ , and paid a financial advisory fee of $ to the underwriter.
(2)	Before deducting expenses of the offerings payable by us estimated at approximately $325,000. See “Use of Proceeds.”

Because the public offering is on a best efforts basis, the underwriter, McKinnon & Company, Inc., is not required to sell any specific number or dollar amount of shares and is not obligated to purchase the shares if they are not sold to the public. This offering will close on or about             , and is not subject to the sale of any minimum number of shares. Funds received by the underwriter will be deposited at, and held by, an independent escrow agent in a noninterest bearing account. We anticipate that delivery of the shares will be made on or about             .

McKinnon & Company, Inc.

The date of this prospectus is             , 2004

AmericasBANK®

45
146
E. Joppa Rd
Allegheny Ave.
York Rd.
W. Pennsylvania Ave.
E. Pennsylvania Ave.
Towson – Main Branch
500 York Road
Towson, MD 21204
410.825.0500

Highlandtown Branch
3860 East Lombard St.
Baltimore, MD 21224
410.342.8303
E. Lombard St.
150
5 1/2 St.
Fagley St.
S. Haven St.
E. Pratt St.

68
70
81
83
95
Towson
Baltimore
Washington, D.C.
PA
NJ
MD
DE
WV
VA

PROSPECTUS SUMMARY

This summary highlights information about our company and the offering. You should read the entire prospectus carefully, including the financial statements and notes to the financial statements. You should also consider carefully the information set forth under the heading “Risk Factors.”

AMERICASBANK CORP.

Who We Are

We are AmericasBank Corp., a bank holding company that owns all of the capital stock of AmericasBank, a Maryland-chartered commercial bank. We were incorporated in June 1996 under the laws of the State of Maryland. AmericasBank commenced operations in December 1997 with $3.0 million in capital and one office located in the Highlandtown area of Baltimore, Maryland. Simultaneously with its opening, AmericasBank purchased certain loans and deposits primarily related to the Baltimore, Maryland branch office of Rushmore Trust & Savings, FSB. AmericasBank currently has two offices and is headquartered in Towson, Maryland.

AmericasBank is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation. Our main banking office and principal executive offices are located at 500 York Road, Towson, Maryland 21204, and we have branch office in the Highlandtown area of Baltimore. Our telephone number is (410)-823-0500 and our website address is www.americasbank.com.

AmericasBank Corp. is regulated by the Federal Reserve Bank of Richmond and AmericasBank is regulated by the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. As further discussed below, AmericasBank Corp. and AmericasBank are operating under a Written Agreement dated August 3, 2001 with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation, and AmericasBank is operating under a Memorandum of Understanding dated September 25, 2001 with the Federal Reserve Bank of Richmond.

History of Losses

We have incurred losses since our inception in an aggregate amount of $4.184 million as of September 30, 2003, and have suffered from a low legal lending limit. For the nine-month period ended September 30, 2003, our net loss was $804,000, compared to a net loss of $636,000 for the same period in the prior year. For the year ended December 31, 2002, our net loss was $1.000 million compared to a net loss of $753,000 for the prior year.

Our net interest margin has continued to decline during these periods. In particular, our net interest margin was 2.31% for the first nine months of 2003, compared to 2.61% for the first nine months of 2002. Our net interest margin was 2.41% for the full year 2002 and 3.32% for 2001.

At September 30, 2003, we had total assets of $27.558 million, total deposits of $25.563 million and stockholders’ equity of $1.848 million. Although our stockholders’ equity has continued to decline as we have incurred losses, this decline has been somewhat offset during the last two years by two private placements to our directors, entities controlled by them or their immediate family which raised approximately $1.050 million in new capital.

As we have continued to incur losses, our regulatory capital ratios have declined. From December 31, 2001 to December 31, 2002 and September 30, 2003, our Tier 1 risk based capital ratio declined from 13.63% to 12.47% to 9.17%; our total risk based capital ratio declined from 14.83% to 13.73% to 10.46%; and our leverage ratio declined from 10.89% to 8.81% to 6.44%. We ceased to be “well capitalized” under our capital adequacy guidelines during the fourth quarter of 2003, and are now considered “adequately capitalized.” Although being considered “adequately capitalized” does not automatically subject us to any new regulatory restrictions, if we continue to incur losses and do not raise sufficient additional capital in the offerings, we may fall into the “undercapitalized” level. If we become “undercapitalized,” we will automatically face additional regulatory restrictions including, among other things, being required to file a written capital restoration plan and having our asset growth restricted. See “Supervision and Regulation – Prompt Corrective Action.”

Although we believe that we have sufficient liquidity to meet our loan commitments as well as fluctuations in deposits, other than our own assets we have no other sources of liquidity, such as lines of credit or correspondent relationships with other financial institutions. The Federal Home Loan Bank of Atlanta rescinded our prior line of credit because of our financial condition and we have not been able to obtain an alternative line of credit. Our lack of alternative sources of liquidity may prevent us from making loans, which would adversely affect our ability to generate net interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Analysis of Financial Condition – Liquidity.

Management

In July and August 2003, we hired a new management team consisting of Mark H. Anders, A. Gary Rever and John D. Muncks. Mr. Anders, Mr. Rever and Mr. Muncks each have significant banking experience. To complete our management team, we must hire one or more vice presidents to oversee our residential mortgage lending division.

To align the interests of our new management with our success, we will, subject to shareholder approval, grant these and other key personnel and other persons who may bring value to AmericasBank Corp. options to purchase up to 35% of our outstanding common stock after the offerings. Most of the options will be subject to vesting which will be contingent on our achieving certain financial and asset quality goals and maintaining satisfactory regulatory ratings. Assuming the sale of all 2,500,000 common shares in the offerings (and excluding the 375,000 additional common shares we may offer to the public), we will grant these individuals options to purchase up to 1,151,871 shares of our common stock. See “Management - Incentive Compensation - 2004 Stock Incentive Plan.”

Mr. Anders, our new president and chief executive officer, has been integrally involved in the turnaround of three community banks during the last 12 years. Prior to joining AmericasBank, from October 1999 to August 2002, Mr. Anders was the president and chief executive officer of BankAnnapolis, a $200 million commercial bank formerly known as Annapolis National Bank, and was president of its holding company, Annapolis Bancorp, Inc. Annapolis National Bank was placed under a regulatory agreement with the Office of the Comptroller of Currency on September 30, 1999, because of poor operating policies, procedures and controls and concerns about asset quality, liquidity and management oversight. Under Mr. Anders’ leadership, all regulatory matters were resolved and the regulatory agreement was terminated effective November 1, 2000, and the bank experienced an 83% increase in loans, a 79% increase in noninterest income and an 89% reduction in non-performing assets. From October 1995 to January 1999, Mr. Anders was the president and chief executive officer of Sterling Bancorp and its subsidiary bank, Sterling Bank & Trust Co., a commercial bank in Baltimore, Maryland. Mr. Anders was hired following a failed merger and the resignation of the bank’s president and largest single shareholder. Mr. Anders engineered the sale of Sterling to Mason-Dixon Bancshares, Inc. in January 1999. Mason-Dixon was subsequently sold to BB&T Corporation. From September 1991 to September 1995, Mr. Anders was a senior executive at Towson, Maryland based Bank of Maryland, a commercial bank operating under a regulatory agreement at the time of his hire. Mr. Anders was hired as the bank’s senior credit officer and ultimately became responsible for all line functions within the bank. Bank of Maryland was sold to Mason-Dixon Bancshares, Inc. in May 1995.

Mr. Rever, our new chief financial officer and one of our executive vice presidents, worked with Mr. Anders at Bank of Maryland where he was the bank’s chief financial officer responsible for all staff functions including operations, human resources, facilities and branch administration. Mr. Rever retained his responsibilities at Bank of Maryland following its sale to Mason-Dixon Bancshares, Inc. in May 1995 and in 1998 consolidated the operating functions of Mason-Dixon’s subsidiary banks into a service corporation to eliminate redundancies and reduce costs. Mr. Rever became president of the service corporation and served in that position through Mason-Dixon’s acquisition by BB&T Corporation in July 1999 and until June 2000. From July 1999 until June 2000, Mr. Rever worked to facilitate Mason-Dixon’s operations into BB&T Corporation. Prior to joining us, Mr. Rever served from August 2000 to August 2003 as chief financial officer of Avatech Solutions, Inc., a provider of design automation and data management solutions for the manufacturing, building design, engineering and infrastructure and facilities management markets.

Mr. Muncks, our senior lending officer and our other executive vice president, is a career commercial banker and most recently was a member of the regional executive management group of then Baltimore, Maryland based Signet Bank - Maryland, where he served in both senior lending and credit capacities. Mr. Muncks retired from banking following Signet’s acquisition by First Union in 1998. From 2000 to 2003, Mr. Muncks was a principal in an electric sign business, which he has since sold.

Regulatory Issues

On August 3, 2001, AmericasBank Corp. and AmericasBank entered into the Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. Among other things, the Written Agreement requires us to implement comprehensive plans to improve our risk management and compliance systems, oversight functions, operating and financial management, capital and business plans. The Written Agreement imposes significant operational and reporting requirements upon us, and prohibits us from amending or rescinding approved plans and procedures without the prior written approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. In addition, pursuant to the Written Agreement, we may not pay dividends, appoint directors or hire senior executive officers without the prior approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation (which we obtained when we hired our new management, as further discuss below). For additional information regarding the Written Agreement, see “Business of AmericasBank Corp. and AmericasBank - Regulatory Matters.”

On June 18, 2001, AmericasBank received the consumer affairs examination report that the Federal Reserve Bank of Richmond conducted on its operations. In this report, the Federal Reserve Bank of Richmond identified violations of laws and regulations including Regulation B (Equal Credit Opportunity), Regulation E (Electronic Funds Transfer), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds and Collection of Checks) and the Real Estate Settlement Procedures Act. In view of these violations, AmericasBank and the Federal Reserve Bank of Richmond entered into the Memorandum of Understanding on September 25, 2001. The Memorandum of Understanding imposes numerous obligations on us including, but not limited to, monitoring bank policies to ensure compliance with consumer laws, periodic reviews of consumer loan and deposit transactions and quarterly reports of compliance reviews. For additional information regarding the Memorandum of Understanding, see “Business of AmericasBank Corp. and AmericasBank - Regulatory Matters.”

Because of our financial condition and because we are operating under the Written Agreement, if we fail to raise sufficient additional capital in the offerings the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation could take additional administrative action against AmericasBank Corp. and AmericasBank, including assessing civil money penalties against AmericasBank, AmericasBank Corp. and their boards of directors and management; issuing a capital directive and/or modifying the Written Agreement.

Strategy

We are pursuing six strategic initiatives to achieve profitability:

•	Engage and retain experienced management with a track record of success;

•	Obtain adequate capitalization;

•	Resolve the outstanding regulatory issues that affect us;

•	Expand our lending activities and increase our noninterest income;

•	Improve net interest margin by increasing our base of core commercial and retail deposits and through more effective asset and liability management; and

•	Control the growth of noninterest expenses.

We believe that:

•	the offerings will provide us with sufficient capital to support our plans, including the ability to increase significantly our legal lending limit;

•	we can resolve our regulatory issues by the end of 2005; and

•	we can increase the loan portfolio, increase noninterest revenue, improve net interest margin and control noninterest expenses in a manner that will allow us to achieve profitability by mid-2005.

Of course, there can be no assurance that we will be successful in achieving our goals. The success of our strategy depends on, among other things, the amount of capital that we raise in the offerings, our ability to hire one or more qualified individuals to oversee our residential mortgage lending division and the success of that division. Among other factors, the success of the residential mortgage lending division is dependent on market interest rates, which is beyond our control. See “Risk Factors.”

The Offerings

Securities Offered	A total of 2,500,000 common shares, of which 400,000 common shares are being offered in a rights offering to our common shareholders of record as of December 22, 2003, 2003, on the basis of one common share for each two common shares then owned of record. The common shares not subscribed for in the rights offering by , 2004, together with 2,100,000 additional common shares will be offered to the public by McKinnon & Company, Inc., as our selling agent, on a best efforts basis. We reserve the right to increase the total number of common shares offered in the public offering by not more than 375,000 common shares. However, there is no requirement in either offering to sell any minimum number of shares or dollar amount, and you may be one of only a small number of investors in the offerings.

Determination of Offering Price	The public offering price is $ per share. It was determined by negotiations between us and McKinnon & Company, Inc., the underwriter for the public offering. It is based upon various factors including the per share book value of our common shares as of December 31, 2003, the trading history of our common shares, our operating history and our prospects for future earnings, our current performance and the prices of equity securities of other community banks.

Shares Outstanding	As of the date of this prospectus, we had outstanding 791,060 shares of common stock, options to purchase 24,580 shares of common stock at an average exercise price of $10.13 and warrants to purchase 1,171,060 shares of common stock at an average exercise price of $7.31. Also, after the offerings, we will, subject to shareholder approval, grant our new management and other key personnel and other persons who may bring value to AmericasBank Corp. options to purchase up to 35% of our outstanding common stock at an exercise price equal to the public offering price.

Assuming the sale of all 2,500,000 common shares in the offerings (and excluding the 375,000 additional common shares we may offer to the public), we would have 3,291,060 common shares outstanding upon the completion of the offerings. This number excludes the warrants and options, which specifically consist of:

• Currently exercisable warrants to purchase 300,000 shares of common stock at an exercise price of $10.00 per share and an expiration date of September 1, 2008;

• Currently exercisable warrants to purchase 196,000 shares of common stock at an exercise price of $13.00 per share and an expiration date of September 1, 2008;

• Currently exercisable warrants to purchase 475,000 shares of common stock at an exercise price of $5.00 per share and an expiration date of September 1, 2008;

• Warrants first exercisable after June 30, 2004 to purchase 200,060 share of common stock at an exercise price of $3.20 per share and an expiration date of September 1, 2008;

• Currently exercisable options to purchase 24,580 shares of common stock at exercise prices ranging from $7.00 to $12.00 per share;

•     Options to be granted to our new management and other key personnel and other persons who may bring value to AmericasBank Corp. to purchase up to 35% of our outstanding common stock after the offerings at an exercise price equal to the public offering price, subject to shareholder approval and certain vesting requirements. Assuming the sale of all 2,500,000 common shares in the offerings (and excluding the 375,000 additional common shares we may offer to the public), we will grant these individuals options to purchase up to 1,151,871 shares of our common stock.

For additional information about our common stock, warrants and the options we intend to grant, including the anti-dilution provisions contained in the warrants and to be contained in the options, see “Description of Capital Stock” and “Management - Incentive Compensation - 2004 Stock Incentive Plan.”

Market for Common Stock Offered	Our common stock is not listed or traded on any national securities exchange or on the Nasdaq stock market and is not quoted on the OTC Bulletin Board. After the offerings, we anticipate that our common stock will be quoted on the OTC Bulletin Board under the symbol “AMBB.” An active trading market does not currently exist for our common stock, and may not develop or be sustained after the offerings. See “Common Stock Prices and Dividends.”

Use of Proceeds	We will use the net proceeds from the offerings to increase our capital base and improve our capital ratios so that we can expand our residential mortgage and commercial lending activities. See “Use of Proceeds.”

How to Purchase Shares	Prospective purchasers in the public offering may place an order either through McKinnon & Company, Inc. or a selected dealer participating in the offering. In either case, purchasers will be required to have or open an account with either McKinnon & Company, Inc. or a selected dealer.

Purchases by Directors and Executive Officers	Certain of our directors and executive officers have indicated that they presently intend to purchase shares in the offerings. We anticipate that our directors and executive officers will purchase up to 300,000 shares of common stock in the offerings. However, none of these directors or executive officers have an obligation to purchase any shares in the offerings. Purchases by directors and executive officers will be on the same terms and conditions as other investors.

Risk Factors	You should carefully read the “Risk Factors” section in this prospectus before making any investment decision or purchasing any shares.

Summary Consolidated Financial Data

The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and statement of income data, insofar as they relate to the years ended December 31, 2002, 2001 and 2000, are derived from our audited consolidated financial statements. The selected financial data for the nine-month periods ended September 30, 2003 and 2002 are derived from our unaudited consolidated financial statements. In our opinion, we have included all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the nine-month periods ended September 30, 2003 and 2002. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2003 are not necessarily indicative of results that may be expected for the full year ending December 31, 2003.

(Dollars in thousands, except per share data)	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Income Statement Data:
Net interest income	$444	$394	$495	$755	$704
Provision for loan losses	60	(20)	78	150	135
Noninterest revenue	489	125	247	127	84
Noninterest expenses	1,676	1,175	1,663	1,485	1,213
Income taxes	—	—	—	—	—
Net loss	$(804)	$(636)	$(1,000)	$(753)	$(560)

Per Share and Shares Outstanding Data(1):
Basic net loss per common share	$(1.36)	$(1.18)	$(1.81)	$(1.52)	$(1.13)
Diluted net loss per common share	(1.36)	(1.18)	(1.81)	(1.52)	(1.13)
Cash dividends declared	—	—	—	—	—
Book value per common share at period end	$2.04 (1)	$4.10	$3.48	$5.25	$6.77
Tangible book value per common share at period end(2)	$1.99 (1)	$4.03	$3.43	$5.11	$6.53
Common shares outstanding, period end	591,000 (1)	591,000	591,000	496,000	496,000
Preferred shares outstanding, period end	200,060 (1)	—	—	—	—
Average common shares outstanding, basic	591,000 (1)	538,454	551,699	496,000	496,000
Average common shares outstanding, diluted	591,000 (1)	538,454	551,699	496,000	496,000

Balance Sheet Data:
Total assets	$27,558	$20,236	$22,404	$22,289	$23,855
Total loans, net	17,143	12,624	13,160	12,168	17,935
Total deposits	25,563	17,778	20,280	19,632	20,339
Stockholders’ equity	$1,848	$2,422	$2,058	$2,602	$3,356

Performance Ratios:
Return on average assets	(3.91)%	(3.91)%	(4.57)%	(3.12)%	(2.73)%
Return on average equity	(50.81)%	(38.76)%	(41.96)%	(25.45)%	(15.52)%
Net interest margin	2.31%	2.61%	2.41%	3.32%	3.69%

Asset Quality Ratios:
Allowance to period-end loans	1.72%	1.75%	1.88%	2.10%	1.50%
Non-performing assets to total gross loans and foreclosed real estate	0.54%	0.35%	0.33%	0.00%	0.63%

Capital Ratios:
Tier I risk-based capital ratio	9.17%	19.13%	12.47%	13.63%	18.58%
Total risk-based capital ratio	10.46%	20.46%	13.73%	14.83%	20.15%
Leverage capital ratio	6.44%	11.22%	8.81%	10.89%	13.79%
Total equity to total assets	6.71%	11.97%	9.19%	11.67%	14.07%

(1)	On December 2, 2003, the Series A Preferred Stock was exchanged for 200,060 shares of common stock and the common shares outstanding increased to 791,060. As adjusted to reflect this exchange, our book value and tangible book value at September 30, 2003 was $2.34 and $2.30 per share, respectively. The following table reconciles this adjustment:

	Book Value	Tangible Book Value
Prior to Exchange	$2.04	$1.99
Effect of Exchange	$0.30	$0.31

After Exchange	$2.34	$2.30

(2)	Excludes unamortized premium paid for the loans and deposits purchased from Rushmore Trust & Savings, FSB in 1997.

RISK FACTORS

You should carefully consider the risks described below in addition to the other information in this prospectus before purchasing shares.

We may continue to incur losses. Because AmericasBank Corp.’s primary asset is the capital stock of AmericasBank, our operating results and financial position depend on the operating results and financial position of AmericasBank. For the years ended December 31, 2002, 2001 and 2000, the Company incurred net losses of approximately $1,000,000, $753,000 and $560,000, respectively. For the nine months ended September 30, 2003, we incurred a net loss of approximately $804,000. Management expects that AmericasBank will continue to incur losses until at least mid-2005. However, there can be no assurance that AmericasBank will not continue to incur losses after that date. Many factors could adversely affect our short and long term operating performance, including the failure to implement fully our business strategy, unfavorable economic conditions, increased competition, loss of key personnel and government regulation.

You may be one of only a small number of investors in the offering and, as a result, a substantial percentage of the offering proceeds may be used to pay for offering expenses and not to implement our business plans. The rights offering and public offering are best efforts offerings. That is, we will use our best efforts to sell the common stock that we are offering in the rights offering, and the underwriter will use its best efforts to sell the common stock that we are offering in the public offering. As a result, there is no requirement in either offering to sell any minimum number of shares or dollar amount. To the extent that we sell significantly less than the total number of shares that we are offering, you may be one of only a small number of investors in the offerings and a substantial percentage of the proceeds from the offerings may be used to pay for the expenses of the offerings, and not for the purposes identified under the caption “Use of Proceeds.”

We believe that we need a capital infusion of approximately $4,900,000 during the first quarter of 2004 to stabilize AmericasBank, fully implement our business plans and achieve profitability by mid-2005. We believe that any lesser amount, so long as it is above $2,500,000, should allow us to stem losses, lessen our regulatory compliance burdens and begin implementing our business plans, albeit on a slower time frame and with the likely need to raise additional capital within the next several years. However, such a lesser amount may adversely affect our ability to attract and retain qualified personnel because we would continue to suffer from a low lending limit and would likely prolong the time during which we operate under the Written Agreement and the Memorandum of Understanding.

If we do not raise at least $2,500,000 from the offerings, it is likely that our capital levels would continue to decline and we would ultimately become undercapitalized. Because we are operating under the Written Agreement it is likely that our regulators would require us to raise additional capital before we became undercapitalized. Assuming we are able to raise such additional capital, it is likely that the new capital would be issued on terms substantially more favorable than the terms of this offering and would significantly dilute your ownership interest in us. If we were not able to raise such additional capital, we would be required to explore other alternatives to protect our depositors, including a sale of AmericasBank. It is likely that the amount that you would receive in such a sale, if anything, would be substantially less than the purchase price of the shares in the offerings. Ultimately, if we continue to experience operating losses and are unable to raise an amount of capital sufficient to allow us to operate at a profitable level, our regulators could determine that it is necessary to take control of AmericasBank in order to protect our depositors. In such a case it is likely that your stock will have lost all of its value.

We may not be successful in implementing our strategic initiatives. Our ability to implement our strategic initiatives depends on, among other things, the amount of capital that we raise in the offerings, our ability to hire the management and staff to implement fully the expansion of our residential mortgage lending division and the success of that division. Among other factors, the success of the residential mortgage lending division is dependent on market interest rates and the economy in our market area, both of which are beyond our control. Although our new management has a track record of success with troubled financial institutions, there is no assurance that they will be successful in implementing our strategic initiatives or that, even if implemented, the initiatives will be successful.

We depend on the services of key personnel, including Mark H. Anders, A. Gary Rever and John D. Muncks. We cannot be certain that we will be able to hire or retain such personnel or hire replacements, and the loss of Mr. Anders, Mr. Rever or Mr. Muncks could disrupt our operations and result in reduced earnings or additional losses. Our goal is to become a customer-focused and relationship-driven organization. We expect our ability to operate profitably to be driven in a large part on the relationships maintained with our customers by our executives. We have entered into employment agreements with Mr. Anders, our president and chief executive officer, Mr. Rever, an executive vice president and our chief financial officer and Mr. Muncks, an executive vice president and our chief lending officer, but the existence of such agreements does not assure that we will be able to retain their services. The unexpected loss of the services of Mr. Anders, Mr. Rever or Mr. Muncks or other key employees could have a material adverse effect on our operations and could result in our inability to achieve profitability. We have sought to mitigate this risk by including non-compete provisions in their employment agreements. Also, because we must obtain the approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation to hire senior executive officers, if we are not able to retain the services of Mr. Anders, Mr. Rever or Mr. Muncks, we may not be able to replace any of them quickly and that could have an adverse effect on our operations.

In addition, our business plan depends upon our ability to increase the loan portfolio and generate fees through our residential mortgage lending division and we must hire the management and staff to implement fully the expansion of that division. We believe that, depending on the success of the offerings, we will be able to hire the key managers and staff to expand in this area within 90 days of completing the offerings, although there is no assurance that this will be the case. The failure to fill these positions or the failure of the person or persons hired to oversee the residential mortgage lending division could have a material adverse effect on our operations and could result in our inability to achieve profitability.

If the contemplated option grants to our management are approved by our stockholders, the exercise of these options would dilute your ownership interest in us. To align the interests of Mr. Anders, Mr. Rever, Mr. Muncks and the person or persons hired to oversee our residential mortgage lending division with our shareholders, we will, subject to shareholder approval, grant these and other key personnel and other persons who may bring value to AmericasBank Corp. options to purchase up to 35% of our outstanding common stock after the offerings. The exercise of the options to be granted to these persons would dilute your ownership interest in us.

Our Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation places restrictions on our activities and imposes significant reporting obligations upon us and we may not be in compliance with it. The Written Agreement requires us to implement comprehensive plans to improve our risk management and compliance systems, oversight functions, operating and financial management, capital and business plans. The Written Agreement imposes significant operational and reporting requirements upon us, and prohibits us from amending or rescinding approved plans and procedures without the prior written approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. No assurances can be given that all changes to our operations, risk management systems or oversight functions have been properly approved. Furthermore, our new management has made changes they believe are appropriate to certain risk management systems and operations without first obtaining the approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. For this reason, we cannot state that we are in compliance with the Written Agreement; however, we believe that we are in material compliance and that the changes we have made are consistent with operating the bank in a safe and sound manner.

In addition, pursuant to the Written Agreement, we may not pay dividends, appoint directors or hire senior executive officers without the prior approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation (which we obtained when we hired our new management). There can be no assurances that the Federal Reserve Bank of Richmond or the Maryland Division of Financial Regulation will grant any requested approval. If we do not obtain approval for the appointment of a director or the hiring of a senior executive officer, our operations could be adversely affected. The Written Agreement also requires us to make various quarterly and annual reports to the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. These reporting requirements require the time of management that could otherwise be spent on our operations.

Violation of the Written Agreement could result in judicial enforcement of the Written Agreement by the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. Violation of the Written Agreement could also result in the assessment of civil money penalties against AmericasBank Corp., AmericasBank and their respective boards of directors and management, and/or other regulatory enforcement actions including, but not limited to, the removal of directors and management. Any of these actions would have a serious adverse effect on

AmericasBank Corp. and AmericasBank and could threaten their continued operations as a bank holding company and a bank. Although we believe that the successful completion of the offerings (and the sale of all shares being offered) will assist us in complying with the Written Agreement and ultimately having it lifted, there can be no assurance that that will be the case. See “Business Of AmericasBank Corp. and AmericasBank - Regulatory Matters.”

AmericasBank is operating under a Memorandum of Understanding with the Federal Reserve Bank of Richmond that imposes compliance and reporting requirements upon it. On September 25, 2001, AmericasBank voluntarily entered into the Memorandum of Understanding with the Federal Reserve Bank of Richmond. The Memorandum of Understanding imposes numerous obligations on us including, but not limited to, monitoring bank policies to ensure compliance with consumer laws, periodic reviews of consumer loan and deposit transactions and quarterly reports of compliance reviews. The compliance management function within AmericasBank has been adversely affected by management turnover. Our new management has established action plans for improvement of our compliance management systems; however, there can be no assurance that they will be successful in their efforts. Violation of the Memorandum of Understanding could result in the imposition of regulatory sanctions against us, our board of directors and our management. In addition, the reporting requirements require the time of management that could otherwise be spent on our operations. Any of these actions could have a material adverse effect on us and could threaten our continued operations as a bank. Although we believe that the successful completion of the offerings (and the sale of all shares being offered) will assist us in complying with the Memorandum of Understanding and ultimately having it lifted, there can be no assurance that that will be the case. See “Business Of AmericasBank Corp. and AmericasBank - Regulatory Matters.”

AmericasBank may be subject to action by the U.S. Department of Housing and Urban Development as a result of violations of the Real Estate Settlement Procedures Act. As part of the examination that was the genesis of the Memorandum of Understanding, the Federal Reserve Bank of Richmond identified violations by AmericasBank of the Real Estate Settlement Procedures Act. The Federal Reserve Bank of Richmond referred the Real Estate Settlement Procedures Act violations to the U.S. Department of Housing and Urban Development as is required under applicable law. As of the date of this prospectus, the U.S. Department of Housing and Urban Development has taken no action against AmericasBank. Although AmericasBank does not believe that the Department of Housing and Urban Development will take any actions against AmericasBank, there can be no assurance that that will be the case. If the Department of Housing and Urban Development were to take an action against AmericasBank as a result of the violations identified by the Federal Reserve Bank of Richmond, it could have a material adverse effect on our operations.

AmericasBank Corp. and AmericasBank could face regulatory action because AmericasBank ceased to be “well capitalized” under its capital adequacy guidelines during the fourth quarter of 2003 and could become “undercapitalized” if the loss of capital continues. Because of declining capital, we ceased to be “well capitalized” under our capital adequacy guidelines during the fourth quarter of 2003 and are now considered “adequately capitalized.” Other than being prohibited from soliciting or renewing brokered deposits without prior regulatory approval – a condition to which we are already currently subject - being considered “adequately capitalized” does not automatically subject us to any other regulatory restrictions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Analysis of Financial Condition – Deposits” for a discussion of our brokered deposits. However, if we continue to incur losses and do not raise sufficient additional capital in the offerings, we may fall into the “undercapitalized” level. If we become “undercapitalized,” we will automatically face additional regulatory restrictions including, among other things, being required to file a written capital restoration plan and having our asset growth restricted. In addition, if we become undercapitalized, our bank regulators may require us to raise additional capital, restrict transactions with affiliates or require divestiture or sale of the bank to a willing purchaser.

Also, because of our financial condition and because we are operating under the Written Agreement, if we fail to raise sufficient additional capital in the offerings, the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation could take additional administrative action against AmericasBank Corp. and AmericasBank, including assessing civil money penalties against AmericasBank, AmericasBank Corp. and their boards of directors and management; issuing a capital directive and/or modifying the Written Agreement.

Any of these actions could have a material adverse effect on us and could threaten our continued operations as a bank. See “Supervision and Regulation – Prompt Corrective Action.”

Our residential mortgage lending activities as a correspondent lender exposes us to repurchase liability and other risks to our business. Our objective is to systemically grow a high quality, diversified loan portfolio that affords us the opportunity to generate attractive yields on a risk adjusted basis and to earn higher levels of noninterest income through fees and service charges. In the short term, to generate noninterest income, we intend to focus our efforts on fixed-rate conventional and government insured residential mortgage loans that can be sold in the secondary market on a servicing released basis. Secondary market activity is conducted either as a broker, where the loan is funded at settlement by an investor and the bank earns a fee, or as correspondent where the bank funds the loan at settlement and thereafter sells the loan to an investor and recognizes a gain on the sale. We have entered into agreements with several large financial institutions to either close loans that we broker or to purchase loans where we act as a correspondent lender. Assuming we raise sufficient capital in the offerings, we intend to focus on acting as a correspondent lender because the fees and income that can be generated as a correspondent lender are typically greater than can be generated as a broker. However, there are greater compliance requirements and risks associated with acting as a correspondent lender. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” and “Business of AmericasBank Corp. and AmericasBank – Lending Activities – Residential Mortgage Lending.”

Among other things, as a correspondent lender, we are exposed to repurchase liability for documentation defects and, for a limited time, payment performance. We also are required to refund the income that we earn on the sale of a loan if that loan is paid-off within 120 days from the time it is purchased. This contingent liability, also known as a prompt prepayment refund, is most likely to occur during periods when long-term mortgage rates contract quickly, such as occurred in spring and summer of 2003, motivating people to refinance their mortgage multiple times to lower their mortgage payments. We incurred prompt payment refunds on two loans in 2003. In addition, the investors to whom we sell or broker loans evaluate our financial performance, the underlying performance of the loans we broker and sell to them, and the quality of our administrative functions in determining whether we qualify for their lending programs. Either party on short notice may cancel the correspondent lending and broker agreements.

Because, we intend to focus our short-term efforts on acting as a correspondent lender or broker, any obligations that we have to repurchase a large number of loans or make prompt repayment refunds could have a material adverse affect effect on our operations and could result in our inability to achieve profitability. Also, our business could be adversely affected if any of the investors to whom we sell or broker loans terminate their relationships with us and we are not able to enter into new relationships with other investors.

Past practices of our residential mortgage lending group has unduly exposed us to repurchase liabilities and threatened our relationship with the investors to whom we sell residential mortgage loans. During the last quarter of 2002, we established and staffed a mortgage division to originate and sell loans in the secondary market as a correspondent lender and broker. That business was effectively eliminated as a separate division after May 2003 when the division manager and several of his loan originators and staff severed employment from us in favor of another opportunity. Under the prior division manager, we originated 55 loans under various programs of the Federal Housing Administration (FHA). Since we were not a certified FHA lender, all FHA loans had to be approved by underwriters at the Department of Housing and Urban Development before a mortgage insurance certificate could be issued. Turnaround by the Department of Housing and Urban Development was slow in the spring of 2003 because of the high volume of mortgage activity at that time. To compensate, prior management engaged in a practice of closing loans and selling them prior to the issuance of the mortgage insurance certificate. When prior management left in April and May of 2003, 27 FHA loans aggregating $4,056,181 had been sold prior to obtaining the mortgage insurance certificates. As of January 31, 2004, mortgage insurance certificates have been received on all but seven loans aggregating $1,390,000.

Management has conducted a review of the remaining nine loans and believes that mortgage insurance certificates will be issued on six of the remaining nine loans in the near future, that AmericasBank will be required to repurchase three loans aggregating approximately $386,000 and that we will incur a loss of approximately $16,000 in connection with the repurchase of these loans. A reserve to cover this loss was established effective December 31, 2003. None of the loans that we believe will be subject to repurchase are impaired, although none meet the underwriting criteria for our portfolio loan products because of, in general, lower credit scores and high loan to value ratios. Management will endeavor to refinance or otherwise sell these loans, or may hold these loans in its portfolio. In any case, because these loans do not meet our underwriting criteria, the loans will be adversely risk- rated and appropriate reserves will be established.

In addition to the above repurchase liability, we were advised on December 23, 2003, by one of the three principal investors to whom we sell loans that we have been put on a “watch list” because of the high percentage of loans with outstanding documentation exceptions and because our delinquency ratio on government guaranteed loans of 4.65% exceeds the Maryland average of 1.41%. The documentation exceptions are related to the mortgage insurance certificate situation discussed above. The delinquency ratio has subsequently been reduced to 2.13%. Based on the fact that the individuals responsible for this performance are no longer employed by AmericasBank, we do not believe this action will have adverse consequences as we expand our residential mortgage operation, although we do expect that our expansion will be monitored closely by the investors to whom we sell mortgage loans.

Our current inability to use brokered deposits to grow our deposit base may limit our growth. Due to our current financial condition, we were advised by our regulators that, without regulatory approval, we should not use brokered certificates of deposit to grow our deposit base. A rollover of a brokered certificate of deposit is considered a brokered deposit for which we would require regulatory approval. As of September 30, 2003, approximately $2,510,000 of our total interest-bearing deposits or 10.65% were considered brokered. Of this amount, $688,000 will mature by September 30, 2004 and, absent regulatory approval, will not rollover into new AmericasBank certificates of deposit. If we are not able to attract new deposits to replace the brokered certificates of deposit that do not rollover, our ability to grow our loan portfolio may be adversely affected. In order to attract new deposits, we may offer certificates of deposit with premium rates. Paying premium rates on certificates of deposit will likely increase our interest expense and, accordingly, adversely affect our net interest margin.

Because our stock is not guaranteed or insured by any governmental agency, you could lose your entire investment. The shares of common stock offered in the offerings are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including the possible loss of your entire investment.

We will have broad discretion over the use of the net proceeds of this offering and may not allocate the proceeds in the most profitable manner. Our management will have broad discretion in determining the specific timing and use of 100% of the offering proceeds. Until utilized, we anticipate that we will invest the net offering proceeds in liquid assets. We have not otherwise made a specific allocation for the use of the net proceeds. Therefore, our management will have broad discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds. Although we intend to use the net proceeds to serve our best interests, our application may not ultimately reflect the most profitable application of the net proceeds. See “Use of Proceeds.”

Our profitability depends on our ability to manage our balance sheet to minimize the effects of interest rate fluctuation on our net interest margin. Our results of operations depend on the stability of our “net interest margin,” which is the difference in the yield we earn on our earning assets and our cost of funds, both of which are influenced by interest rate fluctuations. Interest rates, because they are influenced by, among other things, expectations about future events, including the level of economic activity, federal monetary and fiscal policy and geo-political stability, are not predictable or controllable. In addition, the interest rates we can earn on our loan and investment portfolios and the interest rates we pay on our deposits are heavily influenced by competitive factors. Community banks are often at a competitive disadvantage in managing their cost of funds compared to the large regional, super-regional or national banks that have access to the national and international capital markets. These factors influence our ability to maintain a stable net interest margin. At September 30, 2003, our net interest margin was 2.31%, which is substantially below that of most banks.

We seek to maintain a neutral position in terms of the volume of assets and liabilities that mature or re-price during any period so that we may reasonably predict our net interest margin; however, interest rate fluctuations, loan prepayments, loan production and deposit flows are constantly changing and influence our ability to maintain this neutral position. Generally speaking, our earnings will be more sensitive to fluctuations in interest rates the greater the variance in volume of assets and liabilities that mature and re-price in any period. The extent and duration of the sensitivity will depend on the cumulative variance over time, the velocity and direction of interest rates, and whether the bank is more asset sensitive or liability sensitive. Accordingly, we may not be successful in maintaining this neutral position and, as a result, our net interest margin may suffer.

Our legal lending limit may limit our growth. We are limited in the amount we can lend to a single borrower by the amount of our capital. Generally, under current law, we may lend up to 15% of our unimpaired capital and surplus to any one borrower. As of November 30, 2003, we were able to lend $282,000 to any one borrower. This amount is significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our legal lending limit from doing business with us. Our legal lending limit also may result in less efficiencies in our operations as we have to make many small loans instead of a lesser number of larger loans. We can accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not always available. We cannot assure you that we will be able to attract or maintain customers seeking larger loans or that we will be able to sell participations in such loans on terms we consider favorable. We believe that the additional capital from the offerings will enable us to make larger loans, but there can be no assurance that we will be successful in this regard.

Our liquidity and our ability to increase our loan portfolio may be negatively affected by our lack of a credit facility. On July 12, 2002, the Federal Home Loan Bank of Atlanta rescinded AmericasBank’s line of credit because of its financial condition. Also, because of its financial position, AmericasBank has not been able to obtain an alternative line of credit. Even if AmericasBank were able to restore the line of credit with the Federal Home Loan Bank of Atlanta, pursuant to the Written Agreement, it may not incur any debt without the approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation, and there can be no assurance that they would grant any requested approval. If AmericasBank is unable to obtain credit, its liquidity may be negatively affected. A lack of liquid funds may prevent AmericasBank from making loans, which would thereby adversely affect its ability to generate net interest income. The lack of credit may also adversely affect AmericasBank’s asset/liability management policy because AmericasBank is not able to lock in favorable rates on borrowed funds.

Our success may depend on our ability to attract new directors, which may be difficult due to the regulatory restrictions under which we currently operate. We believe that we need new members on our board of directors who can assist us with our operation, development and promotion in light of our current financial situation. There is no assurance that we will be able to attract qualified persons to serve as directors. Attracting qualified persons is made more difficult by the fact that we are subject to numerous regulatory restrictions on our operations.

If we experience greater loan and lease losses than anticipated, it will have an adverse effect on our ability to operate profitably. While the risk of nonpayment of loans and leases is inherent in banking, if we experience greater nonpayment levels than we anticipate, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected. We cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan and lease losses will be adequate to cover actual losses. Loan and lease losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan and lease losses could materially and adversely affect our ability to operate profitably. Loan and lease losses reduce the allowance for loan and lease losses. A reduction in the allowance for loan and lease losses will be restored by an increase in our provision for loan and lease losses, which, in turn, would reduce our earnings.

Because the risk inherent in our loan and lease portfolio may change from time to time, including our actual loan losses and the volume of adversely rated credits in our portfolio, the amount of our allowance for loan and lease losses as a percentage of gross loans may fluctuate. This situation can also result in fluctuations in the level of our provision expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Provision for Loan and Lease Losses and Analysis of Loan and Lease Losses.”

We may lose some of our net operating loss carryforwards as a result of the offerings. At December 31, 2002, we had net operating loss carryforwards of approximately $2.873 million available to offset future taxable income. However, in general, under the Internal Revenue Code, the right to this benefit becomes limited if, after the offerings, the ownership percentage of the holders of more than five percent of our capital stock increase by more than 50% compared to their ownership percentage at any time within the three-year period prior to the offerings. The increase in percentage ownership is measured in the aggregate and separately for all five percent shareholders. Shareholders with a percentage ownership of less than five percent are treated as a single shareholder owning more than five percent. If our ability to utilize our net operating losses is limited, our operations may be adversely affected as we would be required to utilize liquid assets to pay income taxes on earnings, if any, and not to fund our operations.

If the leasing companies to which we have extended credit in connection with our lease portfolio were to declare bankruptcy, we could be adversely affected. In the ordinary course of business, we have made non-recourse loans to two leasing companies totaling, as of September 30, 2003, approximately $4.923 million or 28.19% of our loan portfolio. Each loan is secured by an assignment of the leasing company’s interest in a full pay-out lease, an assignment of the lease payments under that lease, delivery of the original lease documents and a security interest in the underlying equipment. The leasing companies service these leases, and the lessee makes payment directly to the leasing companies, which forwards the lease payments to us. Because of their structure, throughout this prospectus we have described these loans as commercial finance leases. See “Business of AmericasBank Corp. and AmericasBank – Lending Activities - Commercial Finance Leasing.”

In addition to the normal collection risk related to this type of financing, if either leasing company were to file for bankruptcy, the bankruptcy trustee or a secured lender of the leasing company could take actions to delay AmericasBank’s receipt of payments arising from the full pay-out leases or could raise arguments that AmericasBank is not properly perfected or does not have priority with respect to its rights in the full pay-out leases, the payments arising out of them and/or the underlying equipment. Ultimately, AmericasBank believes it would be successful in any such litigation, because of, among other reasons, our possession (and thereby perfection) of the original lease documents. However, because of the size of the portfolio to our total loan and lease portfolio, any delay or denial in our receipt of funds from the lessees or ability to exercise all rights and remedies against the lessees could have a material adverse effect on our financial condition and operations.

Our operations depend upon third party vendors that perform services for us. We outsource many of the functions which allow us to operate as a bank, including our data processing function and the interchange and transmission services for our ATM network. As such, our success and our ability to grow our operations necessarily depend on the services provided by these third parties. Disputes with these third parties can adversely affect our operations, as was the case with the vendor providing transmission services for our ATM network, which was out of service from April 2003 to November 2003. Although we believe that we have good relations with our third party vendors and that they can adequately service our needs, including our needs as we expand the business, there can be no assurance that we will engage appropriate vendors or that the vendors engaged will be able to perform successfully.

Because AmericasBank serves a limited market area in Maryland, we could be more adversely affected by economic downturns in our market area than our larger competitors which are more geographically diverse. Our current primary market area consists of Northern Baltimore County, Maryland and the Highlandtown area of Baltimore. Our secondary market area includes the Baltimore Metropolitan area, consisting of Baltimore City and the surrounding counties of Anne Arundel, Baltimore, Carroll, Harford and Howard; Frederick County, Maryland and south-central Pennsylvania. However, broad geographic diversification is not currently part of our community bank focus. As a result, if our primary or secondary market areas suffer economic downturns, our business and financial condition may be more severely affected by such circumstances. Our larger bank competitors serve more geographically diverse market areas, parts of which may not be affected by the same economic conditions that may exist in our market areas. See “Business of AmericasBank Corp. and AmericasBank – Location and Market Area.”

We face substantial competition which could adversely affect our operating results. We operate in a competitive market for financial services and face intense competition from other financial institutions both in making loans and in attracting deposits. Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and legal lending limits than we do, and are able to offer certain services that we are not able to offer. See “Business of AmericasBank Corp. and AmericasBank - Competition” for more information about competition in our market area.

We do not intend to pay cash dividends in the foreseeable future. AmericasBank Corp. is a legal entity separate and distinct from AmericasBank. Because AmericasBank Corp.’s business currently is limited to owning all of the outstanding shares of capital stock of AmericasBank, AmericasBank Corp.’s payment of dividends on its common stock generally will be funded only from dividends received from AmericasBank, which dividends are dependent on, among other things, AmericasBank’s profitability. In addition, the payment of dividends may be made only if AmericasBank Corp. and AmericasBank are in compliance with certain applicable regulatory requirements governing the payment of dividends by each of them. Also, as indicated above, pursuant to the Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation, neither AmericasBank Corp. nor AmericasBank may declare dividends without approval from the Federal Reserve Bank of

Richmond and the Maryland Division of Financial Regulation. No assurance can be given that dividends on the common stock will ever be paid or that the Federal Reserve Bank of Richmond or the Maryland Division of Financial Regulation will ever grant AmericasBank Corp. or AmericasBank approval to declare dividends. We expect that earnings, if any, will be used initially for operating capital and we do not foresee payment of any dividends in the near future. THE SHARES SHOULD NOT BE PURCHASED BY PERSONS WHO NEED OR DESIRE DIVIDEND INCOME FROM THIS INVESTMENT.

There is a limited trading market for our common stock, and this may limit resales. There is no active and liquid trading market for the sale of our common stock and there is no assurance that an active and liquid trading market will develop after the offerings. Before purchasing, you should consider the lack of trading market for the shares and be financially prepared and able to hold your shares for an indefinite period.

After the offerings, we anticipate that our common stock will be quoted on the OTC Bulletin Board under the symbol “AMBB” and that McKinnon & Company, Inc. will act as a market maker in our common stock. However, the development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. The number of active buyers and sellers of our securities at any particular time may be limited. Under such circumstances, you could have difficulty disposing of your shares.

The purchase price of the shares in the offering may not be indicative of the future price of the common stock. We determined the offering price through negotiations with McKinnon & Company, Inc., the underwriter. When an underwriter is involved, the offering price typically reflects market forces at work because the underwriter works with the issuer to price the offering, based on factors that include, among other things, demand for the shares from securities dealers and the underwriter’s analysis of the issuer’s financial performance. Although imperfect, this process provides some protection that the offering price is the market price. However, because there is no active trading market for our common stock, we cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price. See “Underwriting” for factors that were considered in determining the offering price.

Our need to comply with extensive and complex government regulation could have an adverse effect on our business. The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the Federal Deposit Insurance Corporation insurance funds, not shareholders. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our operations and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in general, and AmericasBank specifically, at a competitive disadvantage compared to less regulated competitors. We are particularly susceptible to this risk due to the constraints imposed upon us by the Written Agreement and the Memorandum of Understanding. In addition, the cost of compliance with regulatory requirements, including the cost of complying with the Written Agreement and the Memorandum of Understanding, could adversely affect our ability to reduce losses or operate profitably. See “Supervision and Regulation” for more information about applicable banking laws and regulations.

Our ability to operate profitably may be dependent on our ability to implement various technologies into our operations. The market for financial services, including banking services and consumer finance services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking and telebanking. Our ability to compete successfully in our markets may depend on the extent to which we are able to exploit such technological changes. However, there can be no assurance that the development of these or any other new technologies, or our success or failure in anticipating or responding to such developments, will materially affect our business, financial condition or operating results. Currently, we do not offer Internet-based banking or other similar technical banking products that are offered by many of our competitors.

Our management owns, will own or has the opportunity to own a substantial portion of our common stock, and their interests may conflict with yours. Our directors currently beneficially own 472,318 shares of our common stock or 59.71% of the outstanding common stock. On a fully diluted basis they beneficially own 1,353,451 shares of our common stock or 68.13% (although the exercise price on the convertible securities that they own (options and warrants) is greater than the offering price in the offerings and 200,060 of such warrants do not become exercisable until June 30, 2004). Also, we anticipate that our directors and executive officers will purchase up to 300,000 shares of common stock in the offerings, although they have no obligation to do so. In addition, we will, subject to shareholder approval, grant Mr. Anders, Mr. Rever, Mr. Muncks, the person or persons we hire to oversee our residential mortgage lending division and other key personnel and other persons who may bring value to AmericasBank Corp. options to purchase up to 35% of our outstanding common stock after the offerings. Assuming our directors and executive officers purchase 300,000 shares, all shares are sold in the offerings (excluding the 375,000 additional shares we may offer to the public) and shareholder approval is granted for the stock options, our directors and executive officers would own 772,318 shares of our common stock (23.47% of the outstanding common stock) and on a fully diluted basis would own 2,505,322 shares of our common stock (44.43% on a fully diluted basis). Because of their share ownership (or possible share ownership), our directors and executive officers could influence the outcome of any matter submitted to a vote of our shareholders. We cannot assure you that the interests of our directors and executive officers will always align precisely with your interest as a holder of our common stock. See “Description of Capital Stock” for more information about stockholder voting and other charter provisions.

Our stock value may suffer from anti-takeover provisions that may impede potential takeovers. Provisions in our corporate documents and in Maryland corporate law may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt of us. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include, but are not limited to:

•	the election of members of our board of directors to staggered three-year terms;

•	the absence of cumulative voting by stockholders in the election of directors;

•	provisions governing nominations of directors by stockholders and provisions governing the submission of stockholder proposals;

•	our ability to issue preferred stock and additional shares of common stock without shareholder approval; and

•	directors may only be removed for cause.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See “Description of Capital Stock” for a description of anti-takeover provisions in our corporate documents and under Maryland law.

You may experience immediate dilution in net tangible book value per share from the offering price. The offering price of the common stock in the public offering will be higher than the book value per share of the common stock. Consequently, investors in the public offering will incur immediate and substantial dilution. See “Dilution” for more information about the dilution to investors in the public offering.

If we issue additional stock in the future, your percentage of ownership will be reduced. As a stockholder of AmericasBank Corp., you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock. This means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage of ownership. In addition, if we sell additional shares in the future, it is possible that those shares may be issued on terms more favorable than the terms of the offerings, which terms could, among other things, have voting or conversion rights that would adversely affect the voting power of the common stock. We may issue additional shares of capital stock in the future if we do not raise sufficient capital in the offerings and/or our regulators require us to raise additional capital. Also, we have issued warrants and options and will issue additional options to purchase shares of our common stock. The exercise of these warrants or options would dilute your ownership interest in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the matters discussed under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of AmericasBank Corp. and AmericasBank” and elsewhere in this prospectus include forward-looking statements. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan and lease losses, interest rate sensitivity, market risk and financial and other goals. Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “ anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. The forward-looking statements we use in this prospectus are subject to significant risks, assumptions and uncertainties, including among other things, the following important factors that could affect the actual outcome of future events:

•	Loss of key personnel;

•	Regulatory restrictions under which we are currently operating;

•	Fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuation and income and expense projections;

•	Lack of adequate liquidity to fund loan growth;

•	Additional charge-offs in our loan portfolio;

•	Adverse changes in the overall national economy as well as adverse economic conditions in our market areas;

•	Competitive factors within the financial services industry;

•	Changes in regulatory requirements and/or restrictive banking legislation; and

•	Other factors described in the “Risk Factors” section of this prospectus.

Because of these and other uncertainties, our actual results and performance may be materially different from results indicated by these forward-looking statements. You should not put undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this prospectus and we undertake no obligation to update these forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements were made.

RECENT DEVELOPMENTS

The following information sets forth selected consolidated financial information and other data of AmericasBank Corp., Inc. as of the dates indicated. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the year ended December 31, 2003 have been included. The selected consolidated financial information and other data insofar as it relates to the year ended December 31, 2002 is derived from our audited consolidated financial statements. You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

AmericasBank Corp. and Subsidiary

Balance Sheets

December 31,	Unaudited 2003	2002
Assets
Cash and due from banks	$552,269	$700,618
Federal funds sold and Federal Home Loan Bank deposit	8,186,477	3,157,874
Securities available for sale	366,566	592,213
Loans held for sale	1,229,041	3,754,987
Loans and leases, less allowance for loan and lease losses of $275,077 and $252,769	15,424,848	13,159,755

Foreclosed real estate	42,166	—
Premises and equipment	868,722	712,678
Federal Home Loan Bank and Federal Reserve Bank stock	158,850	189,250
Accrued interest receivable	70,745	70,173
Other assets	165,343	66,896

	$27,065,027	$22,404,444

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$1,739,859	$1,555,678
Interest-bearing	23,668,979	18,723,990

Total deposits	25,408,838	20,279,668
Other liabilities	123,552	66,435

	25,532,390	20,346,103

Stockholders’ equity
Common stock, par value $.01 per share; 5,000,000 shares authorized; issued and outstanding 791,060 and 591,000 shares	7,911	5,910

Additional paid-in capital	6,005,696	5,411,548
Retained earnings (deficit)	(4,498,676)	(3,379,915)
Accumulated other comprehensive income	17,706	20,798

	1,532,637	2,058,341

	$27,065,027	$22,404,444

AmericasBank Corp. and Subsidiary

Statements of Income

Years Ended December 31,	Unaudited 2003	2002
Interest revenue
Loans, including fees	$1,234,923	$944,316
Federal funds sold and Federal Home Loan Bank deposit	80,363	39,218
Preferred trust securities	30,000	32,775
Mortgage-backed securities	3,479	37,321
Mutual funds	—	84,889
U. S. government agency securities	—	3,905
Other	9,079	22,691

Total interest revenue	1,357,844	1,165,115

Interest expense
Deposits	750,535	670,445

Net interest income	607,309	494,670
Provision for loan and lease losses	75,000	78,000

Net interest income after provision for loan and lease losses	532,309	416,670

Noninterest revenue
Service charges on deposit accounts	43,060	78,802
Mortgage division fees	14,156	154,858
Gain on sale of loans held for sale	500,811	37,219
Loss on sale of investments	—	(61,088)
Other fees and commissions	5,329	36,735

Total noninterest revenue	563,356	246,526

Noninterest expenses
Salaries	1,099,498	665,035
Employee benefits	155,540	100,932
Occupancy	130,756	139,483
Furniture and equipment	79,928	96,053
Other operating	748,704	661,914

Total noninterest expenses	2,214,426	1,663,417

Loss before income taxes	(1,118,761)	(1,000,221)
Income taxes	—	—

Net loss	$(1,118,761)	$(1,000,221)

Loss per common share - basic and diluted	$(1.84)	$(1.81)

Selected Ratios:	Unaudited 2003	2002
Performance Ratios:
Return on average assets	(4.07)%	(4.57)%
Return on average equity	(55.12)%	(41.96)%
Net interest margin	2.37%	2.41%

Asset Quality Ratios:
Allowance to period-end loans	1.75%	1.88%
Nonperforming assets to total gross loans and foreclosed real estate	0.49%	0.33%

Capital Ratios:
Tier I risk-based capital ratio	8.36%	12.47%
Total risk-based capital ratio	9.61%	13.73%
Leverage capital ratio	5.40%	8.81%
Total equity to total assets	5.67%	9.19%

Financial Condition

Assets increased $4,661,000 (20.8%) to $27,065,000 at December 31, 2003 from $22,404,000 at December 31, 2002. Loans and leases receivable, net, increased by $2,265,000 (17.2%) from December 31, 2002 to December 31, 2003 and comprise 57.0% and 58.7% of assets at December 31, 2003 and 2002, respectively. Total investment securities decreased $226,000 during 2003.

Deposits increased $5,129,000 (25.3%) to $25,409,000 at December 31, 2003 from $20,280,000 at December 31, 2002. Noninterest bearing deposits increased 11.8%, and interest-bearing deposits increased 26.4%.

The following table is a summary of the maturities of the outstanding brokered certificates of deposit and their weighted average interest rate as of December 31, 2003:

	Brokered Certificates of Deposit Maturing
(dollars in thousands)	One Year or Less	One – Two Years	Three Years and over	Total
Brokered Certificates of Deposit	$688	$1,356	$466	$2,510
Weighted average interest rate	6.34%	5.86%	4.11%	5.66%

Due to our current financial condition, we were advised by our regulators that, without regulatory approval, we should not use brokered deposits to grow our deposit base. A rollover of a brokered deposit is considered a new brokered deposit for which we would require regulatory approval. Currently, our brokered deposits are not being rolled over.

The allowance for loan and lease losses was $275,000 (1.75% of loans) at December 31, 2003. The allowance was $253,000 (1.88% of loans) at December 31, 2002. At December 31, 2003, nonperforming assets to total gross loans and foreclosed real estate were 0.49% ($77,000) compared to 0.33% ($45,000) at December 31, 2002. Loans totaling $54,000 were charged off during 2003 compared to $90,000 that were charged off in 2002.

Total stockholders equity was $1,533,000 at December 31, 2003 representing a decrease of $526,000 from December 31, 2002. The decrease from December 31, 2002 is attributable to our loss of $1,119,000, a decrease in unrealized gains on available for sale investment securities of $3,000, partially offset by a capital infusion from our 2003 private placement of $596,000.

At December 31, 2003, although we exceeded the regulatory capital requirements to be considered “well capitalized” for our Tier 1 capital and leverage capital ratios, our total capital ratio had declined below the amount necessary to be considered “well capitalized.” As a result, as of December 31, 2003, we were considered “adequately capitalized.”

The following table shows our regulatory capital ratios and the minimum capital ratios currently required by our banking regulator to be “well capitalized” and “adequately capitalized.”

Risk Based Capital Analysis

	December 31,
(dollars in thousands)	Unaudited 2003	2002
Tier 1 Capital:
Common stock	$8	$6
Capital surplus	6,006	5,412
Retained earnings	(4,499)	(3,380)
Less: disallowed assets	(30)	(33)

Total Tier 1 Capital	1,485	2,005

Tier 2 Capital:
Allowance for loan and lease losses	223	202

Total Risk Based Capital	1,708	2,207

Risk weighted assets	$17,774	$16,073

			Regulatory Minimum to be
			Well Capitalized	Adequately Capitalized
Capital Ratios:
Tier 1 risk based capital ratio	8.36%	12.47%	6.00%	4.00%
Total risk based capital ratio	9.61%	13.73%	10.00%	8.00%
Leverage ratio	5.40%	8.81%	5.00%	4.00%

Results of Operations

Net Interest Income

Total interest revenue increased by $193,000 or 16.5% to $1,358,000 for the year ended December 31, 2003 compared to 2002. This increase is primarily attributable to an increase in average earning assets during 2003 to $25,641,000 from $20,559,000 during 2002. The increase in interest revenue consisted of a volume increase in average earning assets primarily related to an increase in commercial finance leases. The increase in interest revenue from the positive volume variance was partially offset by a decline in interest yield on earning assets caused by a lower interest rate environment during the year.

Interest expense increased by $80,000 or 12.0% to $751,000 for the year ended December 31 2003 compared to 2002. This increase is primarily attributable to an increase in average interest-bearing deposits during 2003 to $25,255,000 from $19,007,000 during 2002. Interest expense increased as average interest bearing liabilities increased primarily due to an increase in certificates of deposit. The increase in interest expense from the volume variance was partially offset by a decrease in interest rates paid on interest–bearing liabilities caused by the lower interest rate environment during the year.

Net interest income increased by $113,000 or 22.8% during 2003 compared to 2002. The increase in net interest income is attributable to volume increases of interest earning assets and interest-bearing liabilities in combination with the velocity of changes in interest rates due to new business, payoffs, repricing and maturities during 2003.

Provision for Loan and Lease Losses

The provision for loan and lease losses was $75,000 during the year ended December 31, 2003 as compared to $78,000 for the year ended December 31, 2002.

We have developed a methodology for evaluating the adequacy of the allowance for loan and lease losses that distinguishes between credits evaluated as a group by either loan or risk rating category and those evaluated individually. We have predetermined allowance percentages based on credit types and for each risk rating category. All loans and leases are assigned a risk rating when they are made. This risk rating is reassessed by management periodically using the various evaluation factors mentioned above. Loans and leases that exhibit an acceptable level of risk per our internal risk grading system are grouped by category and assigned a standard reserve percentage when assessing the adequacy of the allowance for loan and lease losses. Loans and leases that are adversely risk-rated, or exhibit characteristics that suggest we have a heightened risk of collection, are evaluated separately from non-adversely risk rated credits. Each adversely risk rated credit is assigned a standard reserve based on its risk rating or a special reserve based on an assessment of the specific risk factors related to that credit, which may be greater or lesser than the standard reserve for that risk rating.

The predetermined percentages that we use are based on management’s judgment as to appropriate reserve percentages for various categories of loans, and adjusting those values based on the following: historical losses in each category, historical and current delinquency in each category, underwriting standards in each category, comparison of our losses and delinquencies to peer group performance and an assessment of the likely impact of economic and other external conditions on the performance of each category.

During the fourth quarter of 2003, our new management made changes to the methodology that we utilize for evaluating the adequacy of the allowance for loan and lease losses. The changes were necessary to reflect the change in the composition of the loan portfolio during the past year – specifically, our increase in commercial finance leases and our anticipated increase in residential mortgage lending. In particular, we amended certain of the predetermined allowance percentages that we use. The allowance as of September 30, 2003 was determined to be adequate utilizing the changed methodology. In other words, the provision for loan losses taken in the fourth quarter of 2003 ($15,000) did not include an amount to adjust for the change in methodology.

Noninterest Revenue

Noninterest revenue consisted primarily of mortgage division fees, service charges on deposit accounts and gains from the sale of mortgage loans held for sale. Noninterest revenue increased $317,000 or 128.5%, to $563,000 for the year ended December 31 2003 compared to $247,000 during 2002. This increase was primarily attributable to gains on the sale of mortgage loans held for sale of $501,000 in 2003, partially offset by a $141,000 decline in mortgage division fees related to a decline in loan brokering activity during 2003 compared to 2002. Service charges on deposit accounts declined primarily from a decline in fees from our ATMs that were out of service from April to November 2003. There were no gains or losses on sales of securities in 2003 compared to a $61,000 loss in 2002.

Noninterest Expense

Noninterest expense was $2,214,000 during the year ended December 31, 2003 representing an increase of $551,000 or 33.1%, compared to $1,663,000 during 2002. The largest aspect of this increase was salaries and employee benefits, which increased by 65.3% ($434,000) and 54.1% (55,000) respectively during 2003. Commissions paid to mortgage originators substantially contributed to an increase in our salary and benefit expenses during 2003 compared to 2002. Additionally, in July and August of 2003, we replaced our president and chief executive officer, our senior loan officer, and added a chief financial officer, thereby increasing salary and benefit expenses during the last six months of 2003. Other operating expenses for the year ended December 31, 2003 were $749,000, or $87,000 higher than the 2002 level of $662,000. This increase is related to data processing fees and consulting fees associated with our data processing conversion that was successfully completed in June 2003.

Net Loss

Net loss for the year ended December 31, 2003 was $1,119,000, an increase of $119,000, or 11.9%, from the loss of $1,000,000 during 2002.

THE RIGHTS OFFERING

We are offering 400,000 common shares in a non-preemptive rights offering which expires at 5:00 p.m., local time, on             . The rights offering shares are offered for sale to the shareholders of record of our common shares at 5:00 p.m., local time, on December 22, 2003 at the price of $2.00 per share. Shareholders of record on the record date may buy one share for every two common shares owned of record by them on that date. Fractional shares will not be sold, but shareholders may round any such fraction up to a full share. Shareholders are permitted to subscribe for less than the maximum number of rights offering shares allocated to them.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from the offerings at a price of $2.00 per share in the rights offering and an assumed price of $2.25 per share in the public offering and the anticipated use of these proceeds. Because we have not conditioned either offering on the sale of a minimum number of shares and since the public offering is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering in each offering (and excluding the 375,000 additional shares of common stock that we may offer to the public).

	10%		50%		100%
Gross offering proceeds from rights offering	$80,000		$400,000		$800,000
Gross offering proceeds from public offering	472,500		2,362,500		4,725,000
Aggregate gross offering proceeds	552,500	100.00%	2,762,500	100.00%	5,525,000	100.00%
Underwriter’s fees and commissions	29,150	(4.42)%	145,750	(5.28)%	291,500	(4.42)%
Estimated expenses of the offerings	325,000	(58.82)%	325,000	(11.76)%	325,000	(5.88)%

Net proceeds to us	$198,350	35.90%	$2,291,750	82.96%	$4,908,500	88.84%

Investment in AmericasBank	$198,350	35.90%	$2,291,750	82.96%	$4,908,500	88.84%

Use of net proceeds by AmericasBank:
General corporate and banking purposes	$198,350	35.90%	$2,291,750	82.96%	$4,908,500	88.84%

We will use the net proceeds from the offerings to increase our capital base and improve our capital ratios so that we can expand our residential mortgage and commercial lending activities to achieve sufficient profitability to finance future growth internally. In addition, increasing our capital base and improving our capital ratios will enhance our ability to implement other strategic initiatives, including hiring and retaining quality management, establishing efficient lending programs and, ultimately, complying with our regulatory agreements. We have not otherwise made a specific allocation for the use of the net proceeds. Until utilized, we anticipate that we will invest the net offering proceeds in short term investments to improve our liquidity position until our lending activities expand.

We believe that a capital infusion of approximately $4,900,000 during the first quarter of 2004 is needed to stabilize AmericasBank, fully implement our business plans and achieve profitability by mid-2005. We believe that approximately $4,900,000 of additional capital will allow us to leverage our balance sheet to increase earning assets to the seventy-five million dollar level over the next three years. At this level, we believe we should be able to generate sufficient capital through earnings to support moderate growth. Until we achieve profitability, some of the capital raised in the offerings and/or our existing capital will necessarily be used to fund operating losses.

We believe that if we raise at least two and half million dollars in the offerings we should be able to stem losses, lessen our regulatory compliance burdens and begin implementing our business plans, albeit on a slower time frame and with the likely need to raise additional capital within the next several years. With less new capital, alternative strategies for improving profitability in the short term would include brokering residential mortgage loans for a fee instead of acting as a correspondent lender. Raising two and half million dollars in the offerings would also likely enable us to become and remain well capitalized throughout 2004.

If we do not raise at least $2,500,000 from the offerings, it is likely that our capital levels would continue to decline and we would ultimately become undercapitalized. Because we are operating under the Written Agreement it is likely that our regulators would require us to raise additional capital before we became undercapitalized. If we were not able to raise such additional capital, we would be required to explore other alternatives to protect our depositors, including a sale of AmericasBank. Ultimately, if we continue to experience operating losses and are unable to raise an amount of capital sufficient to allow us to operate at a profitable level, our regulators could determine that it is necessary to take control of AmericasBank in order to protect our depositors.

For additional discussion regarding our business strategy, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Business Strategy.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2003. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

At September 30, 2003
Stockholders’ Equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 200,060 shares issued and outstanding(1)	$2,001
Common stock, $0.01 par value, 5,000,000 shares authorized, 591,000 shares issued and outstanding	5,910
Additional paid-in capital	6,005,696
Accumulated deficit	(4,183,582)
Accumulated other comprehensive income	17,708

Total stockholders’ equity	$1,847,733

CAPITAL RATIOS:
Tier 1 leverage ratio(2)	6.44%

Tier 1 risk-based capital ratio	9.17%
Total risk-based capital ratio	10.46%
Ratio of equity to total assets	6.71%

(1)	On December 2, 2003, the 200,060 outstanding shares of our Series A Preferred Stock were exchanged for 200,060 shares of our common stock. See “Business of AmericasBank Corp. and AmericasBank - Stock Offerings.”
(2)	The leverage ratio is Tier 1 capital divided by average assets.

DILUTION

At September 30, 2003, we had a net tangible book value of approximately $1.817 million, or $2.30 per share of common stock, adjusted to reflect the exchange of our 200,060 shares of Series A Preferred Stock into 200,060 shares of our common stock on December 2, 2003. See “Business of AmericasBank Corp. and AmericasBank - Stock Offerings.” Net tangible book value per share represents the amount of our stockholders’ equity, less intangible assets, divided by the number of shares of common stock that are outstanding. Dilution per share to new investors in both the rights offering and the public offering represents the difference between the amount per share that these investors paid and the pro forma net tangible book value per share of common stock immediately after completion of both offerings.

After giving effect to the sale by us of all 2,500,000 shares of common stock in both offerings at a price of $2.00 per share in the rights offering and an assumed price of $2.25 per share in the public offering, deducting estimated offering expenses, and giving effect to the application of the estimated net proceeds described in the “Use of Proceeds” section, and after adjusting to reflect the exchange of the shares of Series A Preferred Stock for an equal number of shares of common stock, our pro forma net tangible book value at September 30, 2003 would have been approximately $6.848 million, or $2.08 per share. This represents an immediate decrease in net tangible book value of $0.22 per share to existing shareholders, an immediate accretion of $0.08 per share to subscribers in the rights offering and an immediate dilution of $0.17 per share to investors in the public offering.

The following table illustrates this per share dilution assuming that we sell 10%, 50% and 100%, respectively, of the shares of common stock that we are offering in each of the rights offering and the public offering (and excluding the 375,000 additional shares of common stock that we may offer to the public):

Sale of 10% of Rights Offering (40,000 Shares)

and 10% of Public Offering (210,000 Shares)

Net tangible book value per share at September 30, 2003	$2.30
Decrease per share attributable to subscribers in the rights offering.	$0.08
Decrease per share attributable to investors in the public offering	$0.31
Pro forma net tangible book value per share after both offerings	$1.94

Offering price per share in the rights offering	$2.00
Accretion per share to subscribers in the rights offering	$0.06
Accretion as a percentage of offering price in the rights offering	3.00%

Assumed offering price per share in the public offering	$2.25
Dilution per share to investors in the public offering	$0.31
Dilution as a percentage of offering price in the public offering	13.78%

Sale of 50% of Rights Offering (200,000 Shares)

and 50% of Public Offering (1,050,000 Shares)

Net tangible book value per share at September 30, 2003	$2.30
Decrease per share attributable to subscribers in the rights offering.	$0.14
Decrease per share attributable to investors in the public offering	$0.24
Pro forma net tangible book value per share after both offerings	$2.01

Offering price per share in the rights offering	$2.00
Accretion per share to subscribers in the rights offering	$0.01
Accretion as a percentage of offering price in the rights offering	0.50%

Assumed offering price per share in the public offering	$2.25
Dilution per share to investors in the public offering	$0.24
Dilution as a percentage of offering price in the public offering	10.67%

Sale of 100% of Rights Offering (400,000 Shares)

and 100% of Public Offering (2,100,000 Shares)

Net tangible book value per share at September 30, 2003	$2.30
Decrease per share attributable to subscribers in the rights offering	$0.18
Decrease per share attributable to investors in the public offering	$0.21
Pro forma net tangible book value per share after both offerings	$2.04

Offering price per share in the rights offering	$2.00
Accretion per share to subscribers in the rights offering	$0.04
Accretion as a percentage of offering price in the rights offering	2.00%

Assumed offering price per share in the public offering	$2.25
Dilution per share to investors in the public offering	$0.21
Dilution as a percentage of offering price in the public offering	9.33%

COMMON STOCK PRICES AND DIVIDENDS

Common Stock Prices and Market for Our Common Stock

Currently, there is no established public trading market for our common stock. Our common stock trades from time to time in privately negotiated transactions and sales are reported from time to time on the Pink Sheets under the symbol “AMBB.” These trades typically involve a small number of shares.

The following table reflects the high and low sales information as reported on the Nasdaq workstation available to broker/dealers. The information reflects inter-dealer prices, which may or may not reflect retail mark-ups, mark-downs, or commissions. Also, these transactions may not be representative of all transactions during the indicated periods or the actual fair market value of our common stock at the time of such transactions due to the infrequency of trades and the limited market for our common stock. To illustrate the infrequency of trading, we have included the sales and volume information for the sales information reported during 2003.

	Sale Price Range
	High	Low
2002
Third Quarter	$2.75	$2.50
Fourth Quarter	$3.00	$2.05

	High	Low	Last	Volume
2003
First Quarter	$—	$—	$—	—
Second Quarter
April 24, 2003	$2.22	$2.22	$2.22	500
Third Quarter
September 24, 2003	$3.00	$3.00	$3.00	1,000
Fourth Quarter
December 24, 2003	$2.30	$2.30	$2.30	250
December 22, 2003	$2.75	$2.50	$2.50	1,400
December 19, 2003	$2.60	$2.50	$2.50	1,500

2004
First Quarter (through January 31, 2004)	$—	$—	$—	—

As indicated above, there is no established trading market for our common stock at this time. After the offerings, we anticipate that our common stock will be quoted on the OTC Bulletin Board under the symbol “AMBB.” In order for our common stock to be quoted on the OTC Bulletin Board, we must remain current in our periodic reporting with the Securities and Exchange Commission and a market maker must file an application with the OTC Bulletin Board. We have agreed with McKinnon & Company, Inc. that we will remain current in our periodic reporting after the offerings and McKinnon & Company, Inc. has indicated to us its intention to file such an application. However, we have no formal agreement with McKinnon & Company, Inc. requiring it to file the application with the OTC Bulletin Board or to serve as a market maker for our common stock.

As of the date of this prospectus, we had outstanding 791,060 shares of common stock held by approximately 264 shareholders of record, options to purchase 24,580 shares of common stock at an average exercise price of $10.13 and warrants to purchase 1,171,060 shares of common stock at an average exercise price of $7.31. Also, after the offerings, we will, subject to shareholder approval, grant to our new management and other key personnel and other persons who may bring value to AmericasBank Corp. options to purchase up to 35% of our outstanding common stock at an exercise price equal to the public offering price.

The warrants and options consist of:

•	Currently exercisable warrants to purchase 300,000 shares of common stock at an exercise price of $10.00 per share and an expiration date of September 1, 2008;

•	Currently exercisable warrants to purchase 196,000 shares of common stock at an exercise price of $13.00 per share and an expiration date of September 1, 2008;

•	Currently exercisable warrants to purchase 475,000 shares of common stock at an exercise price of $5.00 per share and an expiration date of September 1, 2008;

•	Warrants first exercisable after June 30, 2004 to purchase 200,060 share of common stock at an exercise price of $3.20 per share and an expiration date of September 1, 2008;

•	Currently exercisable options to purchase 24,580 shares of common stock at exercise prices ranging from $7.00 to $12.00 per share; and

•

Options to be granted to our new management and other key personnel and other persons who may bring value to AmericasBank Corp. to purchase up to 35% of our outstanding common stock after the offerings at an exercise price equal to the public offering price, subject to shareholder approval and certain vesting requirements. Assuming the sale of all 2,500,000 common shares in the offerings

(and excluding the 375,000 additional common shares we may offer to the public), we will grant these individuals options to purchase up to 1,151,871 shares of our common stock.

For additional information about our common stock, warrants and the options we intend to grant, see “Management - Incentive Compensation - 2004 Stock Incentive Plan” and “Description of Capital Stock.”

Dividend Policy

We have not paid cash dividends in the past and do not anticipate paying any cash dividends in the foreseeable future. We expect that we will retain all earnings, if any, in order to provide more funds to operate our business. Any payment of dividends is subject to the discretion of our board of directors, which will consider a number of factors, including our prospects for future earnings, financial condition, cash needs and general business conditions.

We are organized under the Maryland General Corporation Law, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution. In addition, because we are a bank holding company, the Federal Reserve Board may impose requirements on the payment of dividends by us. Among other things, the Federal Reserve Board has issued guidance that states, in general, that an entity experiencing financial difficulties - such as AmericasBank Corp. - should not pay or continue to pay dividends unless (i) the entity’s net income over the prior year is sufficient to fund all dividends and (ii) the earnings retained by the entity is consistent with the entity’s capital needs, asset quality and overall financial condition.

In addition, our ability to pay any cash dividends in the future will depend primarily on AmericasBank’s ability to pay cash dividends to us. AmericasBank may only pay dividends if it is in compliance with certain regulatory requirements governing the payment of dividends by it. See “Supervision and Regulation – AmericasBank – Dividends.”

In addition to the foregoing, AmericasBank Corp. and AmericasBank are operating under a Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation that, among other things, prohibits the payment of dividends without prior written approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. See “Business of AmericasBank Corp. and AmericasBank – Regulatory Matters.”

SELECTED FINANCIAL DATA

The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and statement of income data, insofar as they relate to the years ended December 31, 2002, 2001 and 2000, are derived from our audited consolidated financial statements. The selected financial data for the nine-month periods ended September 30, 2003 and 2002 are derived from our unaudited financial statements. In our opinion, we have included all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the nine-month periods ended September 30, 2003 and 2002. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2003 are not necessarily indicative of results that may be expected for the full year ending December 31, 2003.

(Dollars in thousands, except per share data)	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Income Statement Data:
Net interest income	$444	$394	$495	$755	$704
Provision for loan losses	60	(20)	78	150	135
Noninterest revenue	489	125	247	127	84
Noninterest expenses	1,676	1,175	1,663	1,485	1,213
Income taxes	—	—	—	—	—
Net loss	$(804)	$(636)	$(1,000)	$(753)	$(560)

Per Share and Shares Outstanding Data(1):
Basic net loss per common share	$(1.36)	$(1.18)	$(1.81)	$(1.52)	$(1.13)
Diluted net loss per common share	(1.36)	(1.18)	(1.81)	(1.52)	(1.13)
Cash dividends declared	—	—	—	—	—
Book value per common share at period end	$2.04 (1)	$4.10	$3.48	$5.25	$6.77
Tangible book value per common share at period end(2)	$1.99 (1)	$4.03	$3.43	5.11	$6.53
Common shares outstanding, period end	591,000 (1)	591,000	591,000	496,000	496,000
Preferred shares outstanding, period end	200,060 (1)	—	—	—	—
Average common shares outstanding, basic	591,000 (1)	538,454	551,699	496,000	496,000
Average common shares outstanding, diluted	591,000 (1)	538,454	551,699	496,000	496,000

Balance Sheet Data:
Total assets	$27,558	$20,236	$22,404	$22,289	$23,855
Total loans, net	17,143	12,624	13,160	12,168	17,935
Total deposits	25,563	17,778	20,280	19,632	20,339
Stockholders’ equity	$1,848	$2,422	$2,058	$2,602	$3,356

Performance Ratios:
Return on average assets	(3.91)%	(3.91)%	(4.57)%	(3.12)%	(2.73)%
Return on average equity	(50.81)%	(38.76)%	(41.96)%	(25.45)%	(15.52)%
Net interest margin	2.31%	2.61%	2.41%	3.32%	3.69%

Asset Quality Ratios:
Allowance to period-end loans	1.72%	1.75%	1.88%	2.10%	1.50%
Non-performing assets to total gross loans and foreclosed real estate	0.54%	0.35%	0.33%	0.00%	0.63%

Capital Ratios:
Tier I risk-based capital ratio	9.17%	19.13%	12.47%	13.63%	18.58%
Total risk-based capital ratio	10.46%	20.46%	13.73%	14.83%	20.15%
Leverage capital ratio	6.44%	11.22%	8.81%	10.89%	13.79%
Total equity to total assets	6.71%	11.97%	9.19%	11.67%	14.07%

(1)	On December 2, 2003, the Series A Preferred Stock was exchanged for 200,060 shares of common stock and the common shares outstanding increased to 791,060. As adjusted to reflect this exchange, our book value and tangible book value at September 30, 2003 was $2.34 and $2.30 per share, respectively. The following table reconciles this adjustment:

	Book Value	Tangible Book Value
Prior to Exchange	$2.04	$1.99
Effect of Exchange	$0.30	$0.31

After Exchange	$2.34	$2.30

(2)	Excludes unamortized premium paid for the loans and deposits purchased from Rushmore Trust & Savings, FSB in 1997.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion is intended to assist readers in understanding and evaluating our financial condition and results of operations. You should read this review in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. Because AmericasBank Corp. has no material operations and conducts no business on its own other than owning its subsidiary, AmericasBank, the discussion primarily concerns the business of AmericasBank. However, for ease of reading and because our financial statements are presented on a consolidated basis, references to “we” or “our” refers to both AmericasBank Corp. and AmericasBank.

General

We commenced banking operations on December 1, 1997. Since our inception we have not operated profitably, suffering aggregate losses through September 30, 2003 of $4.184 million.

In July and August 2003, we hired a new management team consisting of Mark H. Anders, A. Gary Rever and John D. Muncks. Mr. Anders, Mr. Rever and Mr. Muncks each have significant banking experience. To complete our management team, we must hire one or more vice presidents to oversee our residential mortgage lending division.

To align the interests of our new management with our success, we will, subject to shareholder approval, grant these and other key personnel and other persons who may bring value to AmericasBank Corp. options to purchase up to 35% of our outstanding common stock after the offerings. Most of the options will be subject to vesting which will be contingent on our achieving certain financial and asset quality goals and maintaining satisfactory regulatory ratings. Assuming the sale of all 2,500,000 common shares in the offerings (and excluding the 375,000 additional common shares we may offer to the public), we will grant these individuals options to purchase up to 1,151,871 shares of our common stock. See “Management – Incentive Compensation – 2004 Stock Incentive Plan.”

We believe that with our new management team we have established a strategy that will allow us to achieve profitability by mid-2005, although there can be no assurance that we will be successful.

New Management

Mr. Anders, our new president and chief executive officer, has been integrally involved in the turnaround of three community banks during the last 12 years.

Prior to joining AmericasBank, from October 1999 to August 2002, Mr. Anders was the president and chief executive officer of BankAnnapolis, a $200 million commercial bank formerly known as Annapolis National Bank, and was president of its holding company, Annapolis Bancorp, Inc. Annapolis National Bank was placed under a regulatory agreement with the Office of the Comptroller of the Currency on September 30, 1999, because of poor operating policies, procedures and controls and concerns about asset quality, liquidity and management oversight. Under Mr. Anders’ leadership, all regulatory matters were resolved and the regulatory agreement was terminated effective November 1, 2000, and the bank experienced an 83% increase in loans, a 79% increase in noninterest income and an 89% reduction in non-performing assets. Mr. Anders’ employment was terminated in August 2002 following a disagreement with the board of directors. Richard M. Lerner, the son of the largest single shareholder, replaced Mr. Anders as president and chief executive officer.

From October 1995 to January 1999, Mr. Anders was the president and chief executive officer of Sterling Bancorp and its subsidiary bank, Sterling Bank & Trust Co., a commercial bank in Baltimore, Maryland. Mr. Anders was hired following a failed merger and the resignation of the bank’s president and largest single shareholder. Mr. Anders engineered the sale of Sterling to Mason-Dixon Bancshares, Inc. in January 1999. Mason-Dixon was subsequently sold to BB&T Corporation.

From September 1991 to September 1995, Mr. Anders was a senior executive at Towson, Maryland based Bank of Maryland, a commercial bank operating under a regulatory agreement at the time of his hire. Mr. Anders was hired as the bank’s senior credit officer and ultimately became responsible for all line functions within the bank. Bank of Maryland was sold to Mason-Dixon Bancshares, Inc. in May 1995.

Prior to becoming our president and chief executive officer, Mr. Anders had served as a consultant to us since May 31, 2003.

Mr. Rever, our new chief financial officer and one of our executive vice presidents, worked with Mr. Anders at Bank of Maryland where he was the bank’s chief financial officer responsible for all staff functions including operations, human resources, facilities and branch administration. Mr. Rever retained his responsibilities at Bank of Maryland following its sale to Mason-Dixon Bancshares, Inc. in May 1995 and in 1998 consolidated the operating functions of Mason-Dixon’s subsidiary banks into a service corporation to eliminate redundancies and reduce costs. Mr. Rever became president of the service corporation and served in that position through Mason-Dixon’s acquisition by BB&T Corporation in July 1999 and until June 2000. From July 1999 until June 2000, Mr. Rever worked to facilitate Mason-Dixon’s operations into BB&T Corporation. Prior to joining us, Mr. Rever served from August 2000 to August 2003 as chief financial officer of Avatech Solutions, Inc., a provider of design automation and data management solutions for the manufacturing, building design, engineering and infrastructure and facilities management markets.

Mr. Muncks, our senior lending officer and our other executive vice president, is a career commercial banker and most recently was a member of the regional executive management group of then Baltimore, Maryland based Signet Bank - Maryland, where he served in both senior lending and credit capacities. Mr. Muncks retired from banking following Signet’s acquisition by First Union in 1998. From 2000 to 2003, Mr. Muncks was a principal in an electric sign business, which he has since sold.

Business Strategy

The business strategy for AmericasBank is to be a profitable community bank that provides above average investment returns to its shareholders while maintaining a low to moderate risk profile. Our planning horizon is ten years; we believe it will take three to five years to build to critical mass and another five years to generate the core deposit base and efficiencies required for high performance.

The essence of our strategy will be to stay within the traditional community bank model of promoting business entrepreneurship and home ownership while concentrating on products and services where the bank can effectively differentiate itself from its competitors and from larger financial institutions operating in its market area.

We are pursuing six strategic initiatives to achieve profitability:

•	Engage and retain experienced management with a track record of success;

•	Obtain adequate capitalization;

•	Resolve the outstanding regulatory issues that affect us;

•	Expand our lending activities and increase our noninterest income;

•	Improve our net interest margin by increasing our base of core commercial and retail deposits and through more effective asset and liability management; and

•	Control the growth of noninterest expenses.

Engage and Retain Experienced Management. We have added three new executives to our management team since July 2003. However, our new management team lacks the background and experience in residential mortgage lending that is required to fully implement our business plan. We need to hire the management and staff to supervise and control the risks, including the compliance risks, involved in residential mortgage lending. We believe that, depending on the success of the offerings, we will be able to hire the key managers and staff to expand in this area within 90 days of completing the offerings.

To align the interest of our management with our success, we have granted our new management what we believe to be an incentive compensation package that will reward management for exceptional performance. In general, the incentive compensation is based upon management achieving certain financial and asset quality goals and maintaining satisfactory regulatory ratings. See “Management – Incentive Compensation – 2004 Stock Incentive Plan.”

We believe that we need new members on our board of directors who can assist us with our operation, development and promotion in light of our current financial situation. Our current board of directors is receptive and understanding of this need, and we intend to focus on adding new members to our board after completion of the offerings.

Obtain Adequate Capitalization. Operating losses of $4.184 million since our inception have seriously eroded our capital base to a level where we cannot attain profitable operations. AmericasBank Corp. has been unsuccessful in its strategy to raise capital incrementally in private placements. Management believes a capital infusion of approximately $4,900,000 during the first quarter of 2004 is needed to stabilize AmericasBank, fully implement our business plans and achieve profitability by mid-2005. We believe that approximately $4,900,000 of additional capital will allow us to leverage our balance sheet to increase earning assets to the seventy-five million dollar level over the next three years. At this level, we believe we should be able to generate sufficient capital through earnings to support moderate growth. Leveraging our balance sheet means that we have sufficient regulatory capital to increase our interest earning assets to allow for growth. For additional information regarding our regulatory capital requirements, see “Supervision and Regulation - Capital Adequacy Guidelines” and “- Prompt Corrective Action.”

We anticipate that the increase in earning assets will come by expanding our residential mortgage lending operation as a correspondent lender while continuing to develop our traditional retail and business banking segments. We anticipate that deposits will generate the majority of the funding to support these activities. Ultimately, some of the capital raised in the offerings may be utilized to fund loans. For additional information regarding our anticipated residential mortgage lending operation, see “Business of AmericasBank Corp. and AmericasBank - Lending Activities - Residential Mortgage Lending.” To raise the additional capital, we have engaged McKinnon & Company as our financial advisor in the rights offering and as our underwriter in the public offering. However, there can be no assurance that we will be able to raise approximately $4,900,000 in the offerings.

Until we achieve profitability, which, as indicated above, we hope to achieve by mid-2005, some of the capital raised in the offerings and/or our existing capital will necessarily be used to fund operating losses. That amount, however, cannot be accurately quantified as it depends upon the amount of capital that we raise in the offerings, how successful we are in implementing our business plans, how quickly we can implement our plans, market interest rates and the economy in our market area, among other known and unknown factors. Assuming we raise approximately $4,900,000 of additional capital in the offerings, we believe operating losses during 2004 and 2005 could range anywhere from $750,000 to $1,500,000, although there can be no assurance that operating losses would not be more than $1,500,000. Until we are able to fully implement our business plans, operating losses will include various new expenses (i.e., expenses that we have not historically incurred) such as expenses associated with our becoming and operating as a public company, expanding our mortgage lending staff, marketing our services, investing in new technology and improving our compliance management programs.

We believe that if we raise at least two and half million dollars in the offerings we should be able to stem losses, lessen our regulatory compliance burdens and begin implementing our business plans, albeit on a slower time frame and with the likely need to raise additional capital within the next several years. With less new capital, alternative strategies for improving profitability in the short term would include brokering residential mortgage loans for a fee instead of acting as a correspondent lender. However, less new capital may adversely affect our ability to attract and retain qualified personnel because we would continue to suffer from a low lending limit and would likely prolong the time during which we operate under the Written Agreement and the Memorandum of Understanding. Raising two and half million dollars in the offerings would also likely enable us to become and remain well capitalized throughout 2004.

Resolve Outstanding Regulatory Issues. Because of poor operating performance and financial condition and in order to restore and maintain the financial soundness of AmericasBank Corp. and AmericasBank, we agreed to enter into and operate under a Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of

Financial Regulation. Because of concerns related to AmericasBank’s violations of certain consumer lending laws, we agreed to enter into a Memorandum of Understanding with the Federal Reserve Bank of Richmond. While we believe that we have addressed many of the items in the Written Agreement and the Memorandum of Understanding, due to high staff and management turnover, the effectiveness of our compliance management and oversight systems have been compromised. In addition, our new management has made changes they believe are appropriate to certain risk management systems and operations without first obtaining the approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation, as required by the Written Agreement. Our regulators have not taken any actions as a result of our failure to comply with certain of the items in the Written Agreement and the Memorandum of Understanding and we have not taken any actions as a result of our failure to obtain their approval for the changes made to certain of our risk management systems and operations, although they are aware of the changes. We believe this is because they have allowed our new management to focus on raising additional capital; however, we have not received any assurances from our regulators in this regard. See “Business of AmericasBank Corp. and AmericasBank - Regulatory Matters.”

We believe that the offerings, assuming they are successful, will provide us with the capital necessary to remedy several of the outstanding deficiencies contained in the Written Agreement and the Memorandum of Understanding. The additional capital will allow us to grow and, we believe, become more efficient. We believe that greater efficiency will improve our compliance management programs, which were identified as needing significant improvement in the Written Agreement and the Memorandum of Understanding. In general, the larger a banking institution is, the more effective it can be in leveraging economies of scale in connection with its compliance management programs. We believe that it will take an additional 12 to 18 months after the closing of the offerings to remedy all outstanding deficiencies. Remedying all outstanding deficiencies and having the Written Agreement and the Memorandum of Understanding terminated are important to our future success because they impose restrictions on our operations. We will work closely with Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation to remedy all outstanding deficiencies.

Expand our lending activities and increase our noninterest income. AmericasBank is under considerable earnings pressure because it has never been able to generate interest and fee income to achieve breakeven operations. Our primary source of income is generated from the interest earned on our loan portfolio and fees generated from our lending activities. AmericasBank’s objective is to systemically grow a high quality, diversified loan portfolio that affords us the opportunity to generate attractive yields on a risk adjusted basis and to earn higher levels of noninterest income through fees and service charges. In the short term, we will focus our efforts on residential mortgage lending because we believe it to be the most cost effective way for a community bank to generate loans, maintain asset quality and produce higher levels of fee income. We also intend to emphasize commercial mortgage loans and commercial loans extended for general business purposes to small and medium-size businesses in our primary market area.

Residential mortgage lending includes long-term conventional and non-conforming mortgages originated for our portfolio or for sale into the secondary market, adjustable rate mortgages, loans to homeowners or small developers for the acquisition and construction or rehab of single-family homes and lot loans. Commercial mortgage loans include loans for the acquisition, development, rehabilitation or investment in commercial or residential real property (generally for other than single family homes). We intend to pursue aggressively commercial lending opportunities where the loan relationships provide us with opportunities to develop high volume depository relationships.

The barriers to entry in residential mortgage lending are low, resulting in intense competition during periods when high volumes of mortgages are refinanced to take advantage of lower interest rates. While AmericasBank will compete in this arena, we anticipate that our principal focus will be in providing construction and rehab financing to homeowners and small builders, and to a lesser extent, non-conforming and investor loans. We have selected this niche because the competitive environment is highly fragmented and there is a growing need for this type of financing in our market areas. These product types also provide us with multiple opportunities to generate interest spread and fee income from the same customer, to expand our reach beyond our primary market territory and to develop consumer-banking relationships to which we can market other financial services and products in the future.

Improve Our Net Interest Margin. Our residential mortgage lending strategy is designed to cost effectively accelerate the growth in loans and fee income but it will not produce the deposits required to fund our growth. In the short term, we will be dependent on retail deposits, principally certificates of deposit, to fund our growth. This strategy is not ideal as retail certificates of deposit are typically the highest cost of funds for a bank and can be highly volatile.

Core retail deposits, including demand and interest bearing checking accounts, savings accounts and money market accounts are excellent sources of low cost funds but the cost of developing a good retail-banking program is prohibitive in the short term.

Commercial deposits are another source of low cost core deposits and will be the principal focus of our initiatives to improve our core deposit base. However, our commercial deposit base will not increase proportionately with our growth in assets, which is why we will be reliant on the retail certificates of deposit in the short-term. Generally, our competitors do an average to above average job in servicing commercial deposit accounts, which means that there are few reasons to justify changing a commercial depository relationship. Because there is no compelling reason for businesses to move their accounts, the sales cycle for attracting commercial depository accounts can be protracted.

Commercial depository accounts move either because the business has a credit need and the entire relationship moves for better credit access, or the principals of the business decide to move because of personal relationships or convenience. Service and price may prompt a business to move its depository relationship. More typically, however, lack of recognition, poor access to decision makers and greater convenience provide the impetus for a change in the banking relationship. These are areas in which AmericasBank will seek to excel over the long term.

In order to increase our core deposit base, we also must stay abreast of technological changes and invest in those products and services we believe are replacing location convenience as a primary reason for selecting a bank. However, we believe the personal attention and the responsiveness and flexibility that come from having a close, intimate relationship with a community banker are high on depositors’ lists of reasons for selecting a bank and we will work to excel in this area.

Control Noninterest Expenses. Noninterest expenses at AmericasBank have generally been level with the exception of the high level of professional and consulting fees paid out over the last several years. Going forward, we will incur additional costs in connection with our becoming and operating as a public company; marketing our services, particularly our mortgage banking services; investing in technological products and services and improving our compliance management programs.

There will be few additions to staff within the core banking operations for the foreseeable future; however, management expects staffing levels in the mortgage operation to expand by 12-15 people during the next several years if we are successful in implementing our business plans. We estimate that three quarters of the new mortgage positions will be loan officers, and that the majority of income earned by these officers will be based on loans originated for sale in the secondary market, with us acting as the correspondent lender. As is typical in the mortgage lending industry, loan officers are paid a commission based on the amount of fee income generated with a draw allowed against anticipated future income based on past performance. The remaining staff additions to our mortgage operations will be salary-based, however, these positions will be indirectly based on the number of commissioned-based loan officers and the volume of loans originated for sale. We will also incur additional costs as we market our services, particularly our mortgage banking services, invest in technological products and services and improve our compliance management programs.

One reason the mortgage lending business is attractive to us is because it allows us to build a highly competent sales team on a commission basis and to incrementally add or reduce staff as production and portfolio volume increases or decreases with changes in market conditions. Currently, the mortgage division has four administrative people supporting one loan officer. We believe that this level of staff support is adequate for three to four lending officers. The biggest fixed expense in the mortgage lending business will come from the base salary of the vice president or vice presidents who oversee our mortgage lending division, but we believe that hiring experienced mortgage lending professionals is essential based on the amount of work needed in the product development, recruiting and marketing functions. An active search is underway and management expects to have the position or positions filled within 90 days of completing the offerings.

Our one loan officer currently is originating approximately $15 to $20 million of loans originated for sale per annum. At this level, and with the excess support staff capacity, our mortgage lending operation is not operating efficiently or profitably. We believe that we need to generate approximately $75 million of loans originated for sale on an annual basis for our mortgage operation to be efficient and profitable.

In general, we believe that revenues from mortgage lending operations will exceed the costs within a relatively short time frame and that our other noninterest expenses will not increase proportionately with our anticipated growth.

Summary of Recent Performance

For the nine-month period ended September 30, 2003, our net loss was $804,000, compared to a net loss of $636,000 for the same period in the prior year. Basic and diluted loss per common share were $(1.36) in the first nine months of 2003, compared to $(1.18) for the same period in 2002.

For the year ended December 31, 2002, our net loss was $1.000 million compared to a net loss of $753,000 for the prior year. Basic and fully diluted loss per common share were $(1.81) for the year ended December 31, 2002, compared to $(1.52) for the year ended December 31, 2001.

Total assets were $27.558 million on September 30, 2003, an increase of $5.154 million or 23.0% over the December 31, 2002 level of $22.404 million. Assets at December 31, 2001 were $22.289 million.

Total loans, net of allowance, were $17.143 million at September 30, 2003, which represents a $3.983 million increase or 30.3% from $13.160 million at December 31, 2002, and a $4.975 million or 40.2% increase from $12.168 million at December 31, 2001. The increase in the loan portfolio since the end of December 31, 2002 occurred primarily within the commercial finance lease portfolio, which was a new lending focus for us during 2003.

The allowance for loan losses was $300,000 or 1.72% of loans at September 30, 2003, compared to $253,000 or 1.88% of loans at December 31, 2002, and $261,000 or 2.10% of loans at December 31, 2001. Our non-performing assets were $95,000 or 0.54% of loans and foreclosed real estate at September 30, 2003, compared to $45,000 or 0.33% of loans and foreclosed real estate at December 31, 2002 and no non-performing assets at December 31, 2001.

Total deposits were $25.563 million at September 30, 2003, which represents a $5.283 million or 26.1% increase from $20.280 million of total deposits at December 31, 2002, and a $5.931 million or 30.6% increase from $19.632 million of total deposits at December 31, 2001. We offered premium rate 30 and 48-month certificates of deposit in the first quarter of 2003 to grow the deposit base in an effort to support our planned lending activities. This campaign was successful and generated approximately $5.000 million in new certificates of deposit.

Total stockholders’ equity was $1.848 million at September 30, 2003 compared to $2.058 million at December 31, 2002, and $2.602 million at December 31, 2001. Stockholders’ equity decreased by $210,000 from December 31, 2002 to September 30, 2003 from the net loss for the nine months of $804,000 partially offset by an increase of $596,000 from the net proceeds of preferred stock issued through a private placement offering during the second quarter of 2003. Stockholders’ equity decreased by $544,000 from December 31, 2001 to December 31, 2002 as a result of the net loss during 2002 of $1.000 million partially offset by an increase of $454,000 from the net proceeds of common stock issued through a private placement offering in the second quarter of 2002.

Our net interest margin was 2.31% for the first nine months of 2003, compared to 2.61% for the first nine months of 2002. Our net interest margin was 2.41% for the full year 2002 and 3.32% for 2001. The decline in the net interest margin is a direct result of actions taken by the Board of Governors of the Federal Reserve System to lower the target federal funds rate since the beginning of 2001. From January 1, 2001 to September 30, 2003, the target federal funds rate declined from 6.5% at January 1, 2001, to 1.75% at January 1, 2002, to 1.25% on January 1, 2003, to 1.0% on September 30, 2003. Many of our interest-earning assets, including many of our residential real estate loans, construction and land development loans, commercial loans and home equity loans are based on the Wall Street Journal “Prime” rate, which is generally based on the federal funds rate. In contrast, our time deposits have fixed interest rates, which have not re-priced as quickly during the declining interest rate environment. This includes approximately $5.000 million in new certificates of deposit generated during the first quarter of 2003 at premium rates with terms of 30 and 48 months. Also, during 2003 we lost several employees from our mortgage division resulting in a significant decline in that aspect of our business. As a result of the loss of that business and in part due to management turnover, we have retained more assets in lower yielding federal funds pending the implementation of our business strategy.

We are operating under a Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation and a Memorandum of Understanding with the Federal Reserve Bank of Richmond. Our failure to comply with the requirements of the Written Agreement or the Memorandum of Understanding could have a material effect on our liquidity, capital resources or results of operations. See “Business of AmericasBank Corp. and AmericasBank – Regulatory Matters.”

Results of Operations

Net Interest Income

Net interest income is the difference between interest revenue on assets and the cost of funds supporting those assets. Earning assets are comprised primarily of loans, investments and federal funds sold; interest-bearing deposits make up the cost of funds. Noninterest bearing deposits and capital are also funding sources. Changes in the volume and mix of earning assets and funding sources along with changes in associated interest rates determine changes in net interest income.

Nine months ended September 30, 2003 compared to nine months ended September 30, 2002

Net interest income for the nine months ended September 30, 2003 increased 12.7% to $444,000 from $394,000 for the same period in 2002. The increase is primarily attributable to a 27.2% increase in average interest earning assets to $25.672 million for the nine months ended September 30, 2003, over $20.184 million of average interest earning assets for the same period in 2002.

Interest revenue increased from $904,000 for the nine months ended September 30, 2002 to $1.011 million for the nine months ended September 30, 2003. The majority of the increase in interest revenue came from an increase in interest earning assets associated with our commercial finance lease portfolio. Interest expense amounted to $567,000 for the nine months ended September 30, 2003, which was $57,000 higher than the $510,000 for the nine months ended September 30, 2002. Our average interest bearing liabilities increased by $7.211 million for the first nine months of 2003 compared to the first nine months of 2002, primarily from an increase in average certificates of deposit generated from our marketing efforts in the first quarter of 2003.

2002 compared to 2001

Net interest income for the year ended December 31, 2002 amounted to $495,000, which was $260,000 or 34.4% less than the 2001 level of $755,000.

Interest revenue decreased from $1.692 million for the year ended December 31, 2001 to $1.165 million for the year ended December 31, 2002. The decrease was primarily attributable to a decrease in average interest earning assets of $2.186 million from $22.745 million in 2001 to $20.559 million in 2002 combined with a 177 basis point decline in the yield on average interest earning assets from 7.44% in 2001 to 5.67% in 2002. The yield declined due to the decline in market interest rates.

Average loans were $13.342 million in 2002, compared to $16.362 million in 2001. Interest revenue including fees from loans was $944,000 in 2002, or $450,000 less than the 2001 level of $1.394 million. The average yield on loans decreased to 7.08% in 2002 from 8.52% in 2001, primarily as a result of the reduction in the prime rate from 9.00% at December 31, 2000 to 4.25% at December 31, 2002. Investment securities and other earning assets, such as federal funds sold, contributed $221,000 to interest revenue for the year ended December 31, 2002. This represented a decrease of $77,000 from the 2001 level of $298,000 as a result of the lower interest rate environment.

Interest expense for all interest bearing liabilities amounted to $670,000 in 2002, which was $267,000 lower than the 2001 level of $937,000. The decrease in interest expense resulted from declining market interest rates and a decrease in interest bearing liabilities. The cost of average interest bearing liabilities was 3.86% in 2002, or 100 basis points lower than the 2001 level of 4.86%. Average interest bearing liabilities declined to $17.366 million in 2002, which was $1.916 million less than the 2001 level of $19.282 million.

One of the key strategic initiatives identified by our new management team is to improve our net interest margin, which is our net interest income divided by our average interest-earning assets. Generally, to achieve this objective, we need to increase the yield on interest-earning assets, reduce the interest rates we pay on interest-bearing liabilities and increase the amount of our noninterest-bearing deposits. We have developed plans to improve each of these attributes and, while it will take time, we believe that our plan will result in an increase in the amount of net interest income and an improvement in the net interest margin.

During the next 12 months, there are $3.288 million in certificates of deposit or 20.1% of our certificate of deposit portfolio with an average interest rate of 4.05% that will mature and will re-price to the then current market interest rate. Our business plan is to offer competitive interest rates on certificates of deposit and, accordingly, we believe that we will be able to retain many of these deposits. If retained, we believe this will contribute to an overall decrease in our cost of funds and an increase in our net interest margin.

The following table illustrates average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders’ equity and related revenue, expense and corresponding weighted average yields and rates. The average balances used in this table and other statistical data were calculated using average daily balances.

Average Balances, Interest, and Yields

(Dollars in thousands)	Nine Months Ended September 30,						Years Ended December 31,
	2003			2002			2002			2001
	Average Balance	Interest	Yield	Average Balance	Interest	Yield	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Assets:
Federal Funds Sold and FHLB Dep.	$7,563	$62	1.10%	$1,928	$25	1.73%	$2,722	$39	1.44%	$3,198	$110	3.44%
Interest-bearing deposits	—	—	—	133	6	6.03%	1,524	32	2.06%	491	15	3.17%
FHLB and FRB dividends	182	6	4.41%	212	10	6.31%	212	13	6.25%	203	14	6.92%

Investment Securities

U.S. Government Agency	—	—	—	94	4	5.69%	70	4	5.57%	570	42	7.25%
Mortgage backed	123	3	3.26%	698	28	5.36%	774	37	4.82%	823	39	4.77%
Preferred trust	300	23	10.03%	333	25	10.04%	325	33	10.10%	600	63	10.47%
Mutual funds and equity security	50	1	2.67%	3,878	85	2.93%	1,590	63	3.96%	498	15	3.07%

Total investment securities	473	27	7.49%	5,003	142	3.79%	2,759	137	4.97%	2,491	159	6.37%
Loans:
Residential real estate	7,630	376	6.59%	6,446	373	7.74%	6,902	500	7.24%	5,907	485	8.21%
Construction and land development	1,419	62	5.84%	944	37	5.24%	939	57	6.10%	1,454	104	7.15%
Commercial, including real estate	5,339	273	6.84%	3,485	194	7.44%	3,705	242	6.54%	5,810	527	9.08%
Commercial finance leases	1,988	157	10.56%	—	—	—	—	—	—	—	—	—
Home equity	662	27	5.45%	1,149	62	7.21%	1,001	79	7.89%	2,087	182	8.70%
Installment	416	21	6.75%	884	55	8.32%	795	66	8.29%	1,104	96	8.69%

Total loans	17,454	916	7.02%	12,908	721	7.47%	13,342	944	7.08%	16,362	1,394	8.52%

Total interest-earning assets	25,672	1,011	5.26%	20,184	904	5.99%	20,559	1,165	5.67%	22,745	1,692	7.44%

Allowance for loan and lease losses	(281)			(294)			(278)			(252)
Noninterest-bearing cash	1,069			910			745			637
Premises and equipment	830			729			731			761
Other assets	143			203			117			221

Total assets	$27,433	$1,011		$21,732	$904		$21,874	$1,165		$24,112	$1,692

Liabilities and Stockholders’ Equity
Interest-bearing Deposits
Savings	$6,502	$47	0.97%	$7,244	$83	1.53%	$7,120	$104	1.46%	$9,128	$300	3.28%
NOW, money market and escrow	1,943	6	0.41%	1,035	6	0.78%	1,338	9	.0.71%	729	7	0.97%
Other time deposits	15,807	514	4.35%	8,762	421	6.42%	8,908	557	6.25%	9,368	630	6.73%

Total interest-bearing deposits	24,252	567	3.13%	17,041	510	4.00%	17,366	670	3.86%	19,225	937	4.87%
Borrowed funds	—	—	—	—	—	—	—	—	—	57	.1	.21%

Total interest-bearing liabilities	24,252	567	3.13%	17,041	510	4.00%	17,366	670	3.86%	19,282	937	4.86%
Noninterest-bearing deposits	894	—	—	2,478	—	—	1,641	—		1,432	—

	25,146	567	3.01%	19,519	510	3.49%	19,007	670	3.53%	20,714	937	4.52%
Other liabilities	174			19			484			439
Stockholders’ equity	2,113	—		2,194	—		2,383			2,959

Total Liabilities and Stockholders’ Equity	$27,433	$567		$21,732	$510		$21,874	$670		$24,112	$937

Net interest spread			2.26%			2.50%			2.14%			2.92%
Net interest income		$444	2.31%		$394	2.61%		$495	2.41%		$755	3.32%

Nonaccruing	loans are included in the average loan balance for the periods presented.
Available	for sale investment securities are presented at amortized cost.

The following table describes the impact on our interest revenue and expense resulting from changes in average balances and average rates for the periods indicated. The change in interest revenue or expense due to both volume and rate is reported with the rate variance.

Rate/Volume Variance Analysis

(dollars in thousands)	Nine Months Ended September 30,			Year Ended December 31,
	2003 compared to 2002 Variance due to:			2002 compared to 2001 Variance due to:
	Total	Rate	Volume	Total	Rate	Volume
Interest Earning Assets:
Federal Funds Sold and FHLB Deposit	$37	$(36)	$73	$(71)	$(55)	$(16)
Interest-bearing deposits	(6)	—	(6)	17	(16)	33
FHLB and FRB dividends	(4)	(3)	(1)	(1)	(2)	1

Investment Securities
U.S. Government Agency	(4)	—	(4)	(38)	(2)	(36)
Mortgage backed	(25)	(2)	(23)	(2)	—	(2)
Preferred trust	(2)	—	(2)	(30)	(1)	(29)
Mutual funds and equity security	(84)	(1)	(83)	48	14	34

Loans:
Residential real estate	3	(66)	69	15	(67)	82
Construction and land development	25	6	19	(47)	(10)	(37)
Commercial, including real estate	79	(24)	103	(285)	(94)	(191)
Commercial finance leases	157	157	0	—	—	—
Home equity	(35)	(9)	(26)	(103)	(8)	(95)
Installment	(34)	(6)	(28)	(30)	(10)	(20)

Total interest revenue	107	16	91	(527)	(251)	(276)

Interest-bearing Liabilities
Savings	(36)	(27)	(9)	(196)	(129)	(67)
NOW, money market and escrow	—	(5)	5	2	(4)	6
Other time deposits	93	(246)	339	(73)	(42)	(31)

Total interest-expense	57	(278)	335	(267)	(175)	(92)

Net interest income	$50	$294	$(244)	$(260)	$(76)	$(184)

Provision for Loan and Lease Losses and Analysis of Allowance for Loan and Lease Losses

Lending involves a risk that our loans and leases may not be repaid in full and a credit loss will result. Credit losses occur in varying amounts according to, among other factors, the type of loans being made, the credit-worthiness of the borrowers over the term of the loans, the quality of the collateral for the loan, if any, as well as general economic conditions. We maintain a reserve account for credit losses called the allowance for loan and lease losses, and charge all probable credit losses against this account in accordance with regulatory guidance, industry standards, and generally accepted accounting principles. We charge a provision for loan and lease losses to earnings to maintain our allowance for loan and lease losses at a level that we consider to represent our best estimate of the losses known and inherent in the portfolio that are both probable and reasonable to estimate, based on, among other factors, prior loss experience, volume and type of lending conducted, industry standards, economic conditions (particularly as such conditions relate to AmericasBank’s market area), regulatory guidance, the financial condition of the borrower, historical payment performance and the collateral securing the loans and leases. Recoveries on loans previously charged off are added back to the allowance.

The provision for loan and lease losses was $60,000 for the nine months ended September 30, 2003, compared to $(20,000) for the nine months ended September 30, 2002, an increase of $80,000. The increase was primarily the result of growth in loan balances outstanding and our risk assessment of the portfolio. The increase in the loan balances outstanding occurred primarily within the commercial finance lease portfolio, which was a new lending focus for us during 2003.

The provision for loan and lease losses was $78,000 for the year ended December 31, 2002, compared to $150,000 for the year ended December 31, 2001, a decrease of $72,000. The decrease was primarily the result of a reduction in the amount of credit losses charged against the allowance in the respective periods and the change in our risk assessment of the portfolio. Net loan charge offs in 2002 were $76,000 lower than in 2001.

We have developed a methodology for evaluating the adequacy of the allowance for loan and lease losses that distinguishes between credits evaluated as a group by either loan or risk rating category and those evaluated individually. We have predetermined allowance percentages based on credit types and for each risk rating category. All loans and leases are assigned a risk rating when they are made. This risk rating is reassessed by management periodically using the various evaluation factors mentioned above. Loans and leases that exhibit an acceptable level of risk per our internal risk grading system are grouped by category and assigned a standard reserve percentage when assessing the adequacy of the allowance for loan and lease losses. Loans and leases that are adversely risk-rated, or exhibit characteristics that suggest we have a heightened risk of collection, are evaluated separately from non-adversely risk rated credits. Each adversely risk rated credit is assigned a standard reserve based on its risk rating or a special reserve based on an assessment of the specific risk factors related to that credit, which may be greater or lesser than the standard reserve for that risk rating.

The predetermined percentages that we use are based on management’s judgment as to appropriate reserve percentages for various categories of loans, and adjusting those values based on the following: historical losses in each category, historical and current delinquency in each category, underwriting standards in each category, comparison of our losses and delinquencies to peer group performance and an assessment of the likely impact of economic and other external conditions on the performance of each category.

A test of the adequacy of the allowance for loan and lease losses is performed and reported to the Board of Directors on a monthly basis by our senior lending officer. Our senior lending officer will recommend an increase or decrease in the provision and the board will approve or disapprove the recommendation based on a discussion of the risk factors. We believe that we use the information available to us to make a determination with respect to the allowance for loan and lease losses, recognizing that the determination is inherently subjective and that future adjustments may be necessary depending upon, among other factors, a change in economic conditions of specific borrowers or generally in the economy, and new information that becomes available to us. However, there are no assurances that the allowance for loan and lease losses will be sufficient to absorb losses on nonperforming assets, or that the allowance will be sufficient to cover losses on nonperforming assets in the future.

The allowance for loan and lease losses represented 1.72% and 1.75% of total loans at September 30, 2003 and September 30, 2002, respectively. The allowance for loan and lease losses represented 1.88% and 2.10% of total loans at December 31, 2002 and December 31, 2001, respectively. AmericasBank has no exposure to foreign countries or foreign borrowers. Management believes that the current allowance for loan and lease losses is adequate.

The following table represents an analysis of the allowance for loan and lease losses for the periods indicated:

Allowance for Loan and Lease Losses

(dollars in thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001
Balance, beginning of period	$253	$261	$261	$273

Provision for loan and lease losses	60	(20)	78	150

Chargeoffs:
Residential real estate	—	—	—	159
Construction and land development	—	—	—	—
Commercial, including real estate	14	19	90	—
Commercial finance leases	—	—	—	—

Home equity	—	—	—	—
Installment	—	—	—	3

Total chargeoffs	14	19	90	162
Recoveries:
Residential real estate	—	4	4	—
Construction and land development	—	—	—	—
Commercial, including real estate	1	—	—	—
Commercial finance leases
Home equity	—	—	—	—
Installment	—	—	—	—

Total recoveries	1	4	4	—

Net chargeoffs	13	15	86	162

Balance, end of period	$300	$226	$253	$261

Allowance for loan losses to total loans	1.72%	1.75%	1.88%	2.10%
Ratio of net-chargeoffs during the period to average loans outstanding during period	0.07%	0.12%	0.64%	0.99%

The following table provides a breakdown of the allowance for loan and lease losses as of September 30, 2003 and 2002, and as of December 31, 2002 and 2001.

Allocation of Allowance for Loan and Lease Losses

(dollars in thousands)	September 30,				December 31,
	2003		2002		2002		2001
	Amount	% of Loans in Each Category	Amount	% of Loans in Each Category	Amount	% of Loans in Each Category	Amount	% of Loans in Each Category
Residential real estate	$95	21.48%	$93	53.19%	$95	49.79%	$95	43.19%
Construction and land development and commercial including real estate	92	41.96%	83	40.44%	107	39.40%	95	37.98%
Commercial finance leases	37	28.20%	—	—	—	—	—	—
Home equity and Installment	76	8.36%	50	6.37%	51	10.81%	71	18.83%

Total	$300	100.00%	$226	100.00%	$253	100.00%	$261	100.00%

Noninterest Revenue

Nine months ended September 30, 2003 compared to nine months ended September 30, 2002

Noninterest revenue consisted primarily of mortgage division fees and gains from the sale of mortgage loans, service charges on deposit accounts, which includes debit card fees and ATM fees. Noninterest revenues amounted to $489,000 for the nine months ended September 30, 2003, an increase of $364,000 over the 2002 level of $125,000. In general, the increase resulted from realized gains on the sale of mortgage loans of $437,000 during the first nine months of 2003 compared to $0 during the same period of 2002. During the last quarter of 2002, we established and staffed a mortgage division to originate and sell loans to pre-established investors. The momentum from our mortgage business and associated earnings were substantially reduced after May 2003 when the division manager and several of his loan originators and staff severed employment from us in favor of another opportunity. Also, during the nine-months ended September 30, 2002, we incurred net losses on the sale of investments of $69,000 compared to no loss during the nine-months ended September 30, 2003. The gains on the sale of the mortgage loans and the benefit resulting from no losses on the sale of investments during the nine months ended September 30, 2003 was offset by a decline in mortgage division fees, to $14,000 during the first nine months of 2003 from $124,000 for the first nine months of 2002, and a decline in service charges on deposit accounts, to $34,000 for the first nine months of 2003 from $61,000 for the first nine months of 2002. Mortgage division fees declined because we shifted our focus from brokering mortgage loans to serving as a correspondent lender. Service charges on deposit accounts declined because our ATM machines were not in service for most of the current period, as further described below.

Our business strategy includes the rebuilding of our mortgage business. While fee income may continue to decline as we rebuild this business, ultimately we expect noninterest revenue to increase. We have an ATM at each of our two branch locations. Due to a dispute with our former vendor, these machines were out of service from April 2003 to late November 2003, and we have lost fee income by not operating these machines. We expect that the operation of the ATMs will also increase noninterest revenue.

2002 compared to 2001

Noninterest revenue consisted primarily of mortgage division fees and gains from the sale of mortgage loans, service charges on deposit accounts, debit card fees and ATM fees. Revenues amounted to $247,000 for the year ended December 31, 2002, or $120,000 higher than the 2001 amount of $127,000. Mortgage division fees and gain on the sales of loans held for sale from our mortgage division that was established in the fourth quarter of 2002 amounted to $192,000. The increase in noninterest revenue from the mortgage division was partially offset by a loss on the sale of investments of $61,000 (no loss in 2001) and a decline in service charges on deposit accounts of $21,000, from $100,000 for the year ended December 31, 2001, to $79,000 for the year ended December 31, 2002, primarily due to fees waived in connection with marketing promotions to grow deposits.

Noninterest Expenses

Nine months ended September 30, 2003 compared to nine months ended September 30, 2002

Noninterest expenses in the first nine months of 2003 amounted to $1.676 million compared to the 2002 level of $1.175 million, an increase of $501,000. Commissions paid to mortgage originators substantially contributed to an increase in our salary expense of $416,000 to $877,000 during the first nine months of 2003 compared to $461,000 for the same period in 2002. Additionally, in July and August of 2003, we replaced our president and chief executive officer, our senior loan officer, and added a chief financial officer, thereby increasing salary expense during the first nine months of 2003. The aggregate annual salary of our three new executives is $325,000 compared to the aggregate annual salary of $165,000 of those replaced. Other operating expenses for the nine months ended September 30, 2003 were $568,000, or $102,000 higher than the September 30, 2002 level of $466,000. This increase is related to data processing fees and consulting fees associated with our data processing conversion that was successfully completed in June 2003. We updated our core data processing platform which will allow us to offer expanded products to our customers.

2002 compared to 2001

Noninterest expenses were $1.663 million in 2002, which was $178,000 greater than the 2001 level of $1.485 million. Salaries and benefit costs amounted to $766,000 in 2002, compared to $588,000 in 2001. Staffing of the mortgage division in the last quarter of 2002 caused the increase in salaries and benefits. Occupancy expenses decreased $13,000 in 2002 compared to 2001 primarily due to a reduction in the depreciation resulting from a change in the estimated life of our building in Towson from 15 years to 40 years. Furniture and equipment expenses increased $25,000 in 2002 due to the write down of assets no longer used. Other operating expenses declined by $11,000 or 1.6% in 2002 compared to 2001.

Income Taxes

We have not incurred any income tax liability since our inception. At December 31, 2002 and 2001, we had net operating loss carryforwards of approximately $2.873 million and $1.874 million available to offset future taxable income. The carryforwards at December 31, 2002 will expire beginning in 2019. However, as a result of the offerings, due to the application of the federal tax laws, we may lose some of our net operating loss carryforwards.

Net Loss

Nine months ended September 30, 2003 compared to nine months ended September 30, 2002

Our net loss was $804,000 or $(1.36) per basic and diluted common share for the nine month period ended September 30, 2003, an increase of $168,000 or 26.4% compared to our net loss of $636,000 or $(1.18) per basic and diluted common share for the same period during 2002. Our net loss increased as a result of an increase in the provision for loan and lease losses of $80,000 and an increase in noninterest expenses of $501,000, partially offset by an increase in net interest income of $50,000 and an increase in noninterest revenue of $364,000.

2002 Compared to 2001

Our net loss was $1.000 million or $(1.81) per basic and diluted common share for the year ended December 31, 2002, an increase of $247,000 or 32.8%, compared to our net loss of $753,000 or $(1.52) per basic and diluted common share for the same period during 2001. The increase in our net loss was the result of a decrease in net interest income of $260,000 and an increase in noninterest expenses of $178,000, offset by a decrease in the provision for loan losses of $72,000 and an increase in noninterest revenue of $120,000.

Analysis of Financial Condition

Investment Securities

AmericasBank’s portfolio has consisted primarily of U.S. government agency securities, mortgage-backed securities and certain equity securities. The portfolio provides a source of liquidity and a means of diversifying AmericasBank’s earning assets. While we generally intend to hold the investment portfolio assets until maturity, we classify all of the portfolio as available for sale. We account for securities so classified at fair value and report the unrealized appreciation and depreciation as a separate component of stockholders’ equity. In the past, we held securities classified as held to maturity, which we accounted for at amortized cost. AmericasBank invests in securities for the yield they produce and not to profit from trading the securities. There are no trading securities in the portfolio.

The investment portfolio at September 30, 2003 amounted to $378,000, a decrease of $214,000 or 36.1%, from $592,000 at December 31, 2002. All securities at September 30, 2003 and December 31, 2002 were classified as available for sale. The decrease in the investment portfolio occurred primarily due to accelerated pay backs of our mortgage backed securities due to the low interest rate environment and the refinancing of mortgages in these mortgage pools. In general, the funds received from the pay backs of the mortgaged backed securities were invested in federal funds and not reinvested into investment securities due to management’s decision to retain liquid assets pending the implementation of our business plan. The carrying value of available for sale securities includes unrealized gains of $18,000 at September 30, 2003 compared to a net unrealized gain of $21,000 as of December 31, 2002.

The investment portfolio at December 31, 2002 amounted to $592,000, a decrease of $3.345 million from the December 31, 2001 amount of $3.937 million. Available for sale investment securities decreased to $592,000 at December 31, 2002 from $3.570 million at December 31, 2001. We had no held to maturity securities at December 31, 2002 compared to $368,000 at December 31, 2001. The substantial divestiture of our investment securities during 2002 was primarily due to funding of loans held for sale totaling $3.755 million at December 31, 2002. The loans held for sale were originated by our mortgage division. The carrying value of available for sale securities included a net unrealized gain of $21,000 at December 31, 2002 compared to a net unrealized gain of $19,000 as of December 31, 2001.

The following table sets forth a summary of the investment securities portfolio as of the periods indicated. Available for sale securities are reported at estimated fair value; held to maturity securities are reported at amortized cost.

Investment Securities

(dollars in thousands)	September 30,		December 31,
	2003	2002	2002	2001
Available For Sale Securities
U.S. government agency	$—	$—	$—	$203
Preferred Trust	318	318	318	625
Mortgage backed	30	106	244	209
Equity and mutual fund	30	30	30	2,533

Total Available for Sale Securities	$378	$454	$592	$3,570

Held To Maturity Securities
Mortgage backed	$—	$1,224	$—	$368

Total Held to Maturity Securities	$—	$1,224	$—	$368

The preferred trust investment security in the table above is a security issued by Provident Trust II, a subsidiary of Provident Bankshares Corporation. The amortized cost is $300,000 and market value is $318,000 at September 30, 2003. On or after March 31, 2005, the security may be redeemed at the option of the issuer at face value plus accrued and unpaid distributions. Due to its current above market interest rate, we expect that the security will be called. At this time, we anticipate that the proceeds from this security will be invested in federal funds pending their use to fund loan growth. We did not have tax exempt obligations for any of the periods shown.

The following table shows the maturities for the securities portfolio at September 30, 2003.

Amortized Cost and Carrying Value

(dollars in thousands)	September 30, 2003
	Available for Sale		Held to Maturity
	Amortized Cost	Market Value	Amortized Cost	Market Value	Weighted Average Yield
Maturing
Over one to five years	$300	$318	$—	$—	10.00%
Over five years	—	—
Mortgaged backed, due in monthly installments	30	30	—	—	2.51%
Equity security and mutual fund	30	30	—	—	—

	$360	$378	$—	$—	8.54%

Contractual maturities of mortgage-backed securities are not reliable indicators of their expected life because mortgage borrowers have the right to prepay mortgages at any time.

Going forward and consistent with our business strategy, management intends to favor loan growth over building the investment securities portfolio.

Loan Portfolio

The loan portfolio, net of allowance, unearned fees and origination costs increased $3.983 million or 30.3% to $17.143 million at September 30, 2003 from $13.160 million at December 31, 2002. Residential real estate loans decreased by $2.938 million (43.9%), construction and land development loans increased by $1.321 million (107.4%), commercial loans including commercial real estate loans increased by $713,000 (17.5%), commercial finance leases increased by $4.923 million, home equity loans increased by $96,000 (9.9%) and installment loans decreased by $87,000 (18.1%) from their respective balances at December 31, 2002.

The loan portfolio, net of allowance, unearned fees and origination costs increased $992,000 or 8.2% to $13.160 million at December 31, 2002 from $12.168 million at December 31, 2001. Residential real estate loans increased by $1.318 million (24.5%), construction and land development loans increased by $538,000 (77.7%), commercial loans including commercial real estate loans increased by $32,000 (0.8%), home equity loans decreased by $380,000 (28.1%) and installment loans decreased by $511,000 (51.5%) from their respective balances at December 31, 2001.

Loans secured by real estate comprise the majority of the loan portfolio. AmericasBank’s loan customers are generally located in the greater Baltimore metropolitan area.

The following table summarizes the composition of the loan portfolio by dollar amount and percentages:

Loan Portfolio

(dollars in thousands)	September 30,		December 31,
	2003	%	2002	%	2001	%
Residential real estate	$3,795	21.73%	$6,690	49.79%	$5,372	43.19%
Construction and land development	2,551	14.61%	1,230	9.15%	692	5.56%
Commercial, including real estate	4,734	27.11%	4,064	30.25%	4,032	32.42%
Commercial finance leases	4,923	28.19%	—	—	—	—
Home equity	1,066	6.10%	970	7.22%	1,350	10.85%
Installment	395	2.26%	482	3.59%	993	7.98%

	17,464	100.00%	13,436	100.00%	12,439	100.00%

Allowance for loan and lease losses	300		253		261
Net deferred loan fees	21		23		10

	321		276		271

	$17,143		$13,160		$12,168

The following table presents the maturities or repricing periods of our loan portfolio at September 30, 2003.

Loan Maturity Distribution at September 30, 2003

(dollars in thousands)	1 year or less	1-5 years	After 5 years	Total
Residential real estate	$294	$2,488	$1,013	$3,795
Construction and land development	2,316	235	—	2,551
Commercial, including real estate	1,437	2,166	1,131	4,734
Commercial finance leases	25	2,164	2,734	4,923
Home equity	—	—	1,066	1,066
Installment	23	154	218	395

Total loans	$4,095	$7,207	$6,162	$17,464

Of the $13.369 million of loans due more than one year from September 30, 2003, $10.524 million were fixed rate loans and $2.845 million were variable rate loans.

Asset Quality

We perform monthly reviews of all delinquent loans and leases and relationship officers are charged with working with customers to resolve potential credit issues in a timely manner. We generally classify loans and leases as nonaccrual when collection of full principal and interest under the original terms of the credit is not expected or payment of principal or interest has become 90 days past due. Classifying a credit as nonaccrual results in us no longer accruing interest on such loan or lease and reversing any interest previously accrued but not collected. We will generally restore a nonaccrual loan or lease to accrual status when delinquent principal and interest payments are brought current and we expect to collect future monthly principal and interest payments in a timely manner and in accordance with the original repayment schedule. Generally, we credit all interest payments received on nonaccruing credits to the principal balance of the loan or lease to reduce our credit exposure. If we have collateral that mitigates our credit exposure, we may recognize interest as income when received. As of September 30, 2003, December 31, 2002 and December 31, 2001, the balances of our nonaccrual loans were $52,000, $45,000 and $0, respectively. As of September 30, 2003, December 31, 2002 and December 31, 2001, the balances of accruing loans and leases that were past due more than 90 days were $35,000, $28,000 and $0, respectively.

We apply the provisions of Statement of Financial Accounting Standards No. 114 (“SFAS No. 114”), “Accounting by Creditors for Impairment of a Loan,” as amended by Statement of Financial Accounting Standards No. 118 (“SFAS No. 118”), “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure.” SFAS No. 114 and SFAS No. 118 require that impaired loans, which consist of all modified loans and other loans for which collection of all contractual principal and interest is not probable, be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding provision for loan and lease losses. We write off impaired loans when collection of the loan is doubtful. New management generally classifies nonaccrual loans and leases as impaired. As of September 30, 2003, December 31, 2002 and December 31, 2001, no credit had been identified as impaired other than the nonaccrual loans and leases described above.

We classify any property acquired as a result of foreclosure on a mortgage loan as “foreclosed real estate” and record it at the lower of the unpaid principal balance or fair value at the date of acquisition and subsequently carry the property at the lower of cost or net realizable value. We charge any required write-down of the loan to its net realizable value against the allowance for loan and lease losses at the time of foreclosure. We charge to expense any subsequent adjustments to net realizable value. Upon foreclosure, we generally require an appraisal of the property and, thereafter, appraisals of the property on at least an annual basis and external inspections on at least a quarterly basis. As of September 30, 2003, we had $43,000 of foreclosed real estate. As of December 31, 2002 and December 31, 2001, we held no real estate acquired as a result of foreclosure.

Deposits

We seek deposits within our market area by paying competitive interest rates and offering high quality customer service. On occasion we have offered premium rate certificates of deposit to support loan growth. At September 30, 2003, our total deposits had grown to $25.563 million, amounting to a $5.283 or $26.1% increase over the December 31, 2002 level of $20.280 million. In the first quarter of 2003, we marketed premium rate 30 and 48 months certificates of deposit to grow the deposit base of AmericasBank to provide liquidity to support our planned lending activities. This campaign was successful and generated approximately $5.000 million in new certificates of deposit. The average amount outstanding of demand deposits and saving accounts has declined in the first nine months of 2003 compared to the same period in 2002, while the average amount outstanding of NOW, money market and certificates of deposit have all grown over the same comparative periods.

The plan developed by our new management team depends on increasing retail deposits, principally certificates of deposit, to fund our growth in the short term. This strategy is not ideal as retail certificates of deposit are typically the highest cost of funds for a bank and can be highly volatile. Our long-term strategy is to build core deposits. Retail core deposits include demand and interest bearing checking accounts, savings accounts and money market accounts and are excellent sources of low cost funds. Commercial deposits are another source of low cost core deposits and will be the principal focus of our initiatives to improve our core deposit base.

At December 31, 2002, deposits were $20.280 million, amounting to a $648,000 or 3.3% increase over the December 31, 2001 level of $19.632 million. Noninterest bearing deposits decreased $373,000 during the period to

$1.556 million from $1.929 million, and interest-bearing deposits grew $1.021 million to $18.724 million from $17.703 million.

The following is a summary of the maturity distribution of certificates of deposit as of September 30, 2003.

Certificates of Deposit Maturity Distribution

(dollars in thousands)	September 30, 2003
	Three Months or Less	Over Three Months to Six Months	Over Six Months to Twelve Months	Over Twelve Months	Total
Certificates of deposit:
Less than $100,000	$296	$1,458	$842	$10,776	$13,372
Greater than or equal to $100,000	119	232	341	2,270	2,962

Total	$415	$1,690	$1,183	$13,046	$16,334

Due to our current financial condition, we were advised by our regulators that, without regulatory approval, we should not use brokered deposits to grow our deposit base. A rollover of a brokered deposit is considered a new brokered deposit for which we would require regulatory approval. Currently, our brokered deposits are not being rolled over. We do not believe that this regulatory restriction will adversely impact our ability to grow deposits as we believe we can offer competitively priced certificates of deposit, including certificates of deposit with premium rates, which would not be considered brokered deposits by our regulators. However, paying premium rates on certificates of deposit will likely increase our interest expense and may negatively impact our net interest margin. Although we believe that our regulators will approve our use of brokered deposits if the offerings are successful, there is no assurance that that will be the case.

The following table is a summary of the maturities of the outstanding brokered deposits and their weighted average interest rate as of September 30, 2003:

Brokered Certificates of Deposit Maturing

(dollars in thousands)	One Year or Less	One – Two Years	Three Years and over	Total
Brokered Certificates of Deposit	$688	$775	$1,047	$2,510
Weighted average interest rate	6.34%	7.41%	3.93%	5.66%

Borrowings

On July 12, 2002, the Federal Home Loan Bank of Atlanta rescinded our line of credit because of our financial condition. Assuming the offerings are successful, the additional capital will improve our financial leverage. We hope to be able to reinstate our line of credit with the Federal Home Loan Bank after the offerings, but there can be no assurance that we will be successful in our efforts.

Interest Rate Sensitivity Analysis and Interest Rate Risk Management

A principal objective of our asset/liability management policy is to minimize the sensitivity of our earnings to and the economic value of our equity to changes in interest rates by an ongoing review of the maturity and re-pricing of interest-earning assets and interest-bearing liabilities, anticipated loan production and pre-payments, deposit flows and trends and other aspects of our operations that are affected by market interest rates. Our management has primary responsibility for asset and liability management and our board of directors oversees this process.

Asset/liability management policies and procedures are established by the board of directors to assess and monitor interest rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital levels and acceptable levels of liquidity. Periodic financial reports supply us with information to evaluate and manage rate sensitivity and adherence to policy. Our goal is to manage assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.

During 2003, our new management changed the asset-liability management model and procedures that had been utilized by former management. Our new management determined that the old system was overly complex for our operations and did not produce reliable information for effective decisions. New management implemented our current system on an interim basis which expanded the analysis of our static gap position, started evaluating liquidity and funding needs daily and moved more of the asset liability management responsibility to management. Management is currently evaluating new asset-liability management models and systems that will provide expanded reporting and will facilitate budgeting and forecasting - two areas that we believe are not sufficiently incorporated into our current system.

As part of the interest rate risk sensitivity analysis, we examine the extent to which our assets and liabilities are interest rate sensitive and monitor the interest rate sensitivity gap. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or re-price within a defined time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

We currently have a positive gap over the short term, which suggests that the net yield on interest earning assets may increase during periods of rising interest rates. However, a simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rate, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

The table below presents our interest rate sensitivity at September 30, 2003. Because certain categories of securities and loans are prepaid before their maturity date even without regard to interest rate fluctuations, we have made certain assumptions to calculate the expected maturity of securities and loans.

Interest Sensitivity Analysis

	September 30, 2003
(dollars in thousands)	Maturing or Repricing
	Within 3 Months	4 – 12 Months	1 –5 Years	Over 5 Years	Total
Interest Earning Assets:
Investment securities	$60	$—	$318	$—	$378

Loans	5,834	2,469	8,432	729	17,464
Federal Home Loan Bank deposit	612	—	—	—	612
Federal funds sold	5,498	—	—	—	5,498

Total interest earning assets	12,004	2,469	8,750	729	23,952

Interest Bearing Liabilities:
Interest-bearing transaction deposits	—	307	483	—	790
Savings accounts	4,428	—	2,027	—	6,455
Time deposits	415	2,873	13,046	—	16,334

Total interest-bearing deposits	4,843	3,180	15,556	—	23,579

Total interest-bearing liabilities	4,843	3,180	15,556	—	23,579

Period Gap	$7,161	$(711)	$(6,806)	$729	$373

Cumulative Gap	$7,161	$6,450	$(356)	$373

Cumulative Gap / Total Assets	25.99%	23.41%	(1.29)%	1.35%

Liquidity

Our overall asset/liability strategy takes into account our need to maintain adequate liquidity to fund asset growth and deposit runoff. We monitor our federal funds sold position on a daily basis in that this is our primary source of liquidity. We can also sell or pledge investment securities to create additional liquidity, albeit our total investment portfolio at September 30, 2003 was only $378,000. From time to time we sell or participate out loans to create additional liquidity as required. Additional liquidity is also available from our loans held for sale, which amounted to $2.325 million at September 30, 2003. We have no other sources of liquidity, such as lines of credit or correspondent relationships with other financial institutions.

Our immediate sources of liquidity are cash and due from banks and short term investments. As of September 30, 2003, we had $323,000 in cash and due from banks, and $6.110 million in federal funds sold and deposits at the Federal Home Loan Bank. As of December 31, 2002 and 2001, we had $701,000 and $441,000 in cash and due from banks, and $3.158 million and $2.103 million in federal funds sold. Loans held for sale were $2.325 million at September 30, 2003, $3.755 million at December 31, 2002 and $0 at December 31, 2001.

We have sufficient liquidity to meet our loan commitments as well as fluctuations in deposits. We usually retain maturing certificates of deposit as we offer competitive rates on certificates of deposit. However, as discussed above, we may not be able to retain our brokered certificates of deposit as they mature. We are not aware of any demands, trends, commitments, or events that would result in our inability to meet anticipated or unexpected liquidity needs. Although we do not have a line of credit and may not be able to retain our brokered certificates of deposit, because of our large relative amount of federal funds sold, we believe that we can adequately satisfy all of our commitments.

We believe that the capital raised from the offerings, in addition to being a source of liquidity, will afford us more flexibility to leverage the bank through growth of deposits thereby providing liquidity to fund loan commitments.

Capital

Our stockholders’ equity amounted to $1.848 million at September 30, 2003, $2.058 million at December 31, 2002 and $2.602 million at December 31, 2001.

The following table shows our regulatory capital ratios and the minimum capital ratios currently required by our banking regulator to be “well capitalized” and “adequately capitalized.” Due to our continued losses, we ceased to be “well capitalized” during the fourth quarter of 2003 (and are now considered “adequately capitalized”). For a discussion of these capital requirements, see “Supervision and Regulation - Capital Adequacy Guidelines” and “- Prompt Corrective Action.”

Risk Based Capital Analysis

(dollars in thousands)	September 30,	December 31,
	2003	2002	2001
Tier 1 Capital:
Common stock	$6	$6	$5
Preferred stock	2	—	—
Capital surplus	6,005	5,412	4,958
Retained earnings	(4,183)	(3,380)	(2,380)
Less: disallowed assets	(31)	(33)	(67)

Total Tier 1 Capital	1,799	2,005	2,516

Tier 2 Capital:
Allowance for loan and lease losses	243	202	220

Total Risk Based Capital	2,042	2,207	2,736

Risk weighted assets	$19,616	$16,073	$18,453

				Regulatory Minimum to be
				Well Capitalized	Adequately Capitalized
Capital Ratios:
Tier 1 risk based capital ratio	9.17%	12.47%	13.63%	6.00%	4.00%
Total risk based capital ratio	10.46%	13.73%	14.83%	10.00%	8.00%
Leverage ratio	6.44%	8.81%	10.89%	5.00%	4.00%

Return on Average Assets and Average Equity

The ratio of net income to average equity and average assets and certain other ratios are as follows:

(dollars in thousands)	September 30,		December 31,
	2003	2002	2002	2001
Average total assets	$27,433	$21,732	$21,874	$24,112

Average equity	$2,113	$2,194	$2,383	$2,959

Net loss	$(804)	$(636)	$(1,000)	$(753)

Cash dividends declared	—	—	—	—

Return on average assets	(3.91)%	(3.91)%	(4.57)%	(3.12)%

Return on average equity	(50.81)%	(38.76)%	(41.96)%	(25.45)%

Average stockholders’ equity to average total assets	7.70%	10.10%	10.89%	12.27%

Impact of Inflation and Changing Prices and Seasonality

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, and may frequently reflect government policy initiatives or economic factors not measured by price index. As discussed above, AmericasBank strives to manage its interest sensitive assets and liabilities in order to offset the effects of rate changes and inflation.

Application of Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which we operate. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by AmericasBank are presented in Note 1 to the financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan and lease losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan and lease losses represents management’s best estimate of losses known and inherent in the loan and lease portfolio that are both probable and reasonable to estimate, based on, among other factors, prior loss experience, volume and type of lending conducted, industry standards, economic conditions (particularly as such conditions relate to AmericasBank’s market area), regulatory guidance, the financial condition of the borrower, historical payment performance and the collateral securing the loans and leases. Determining the amount of the allowance for loan and lease losses is considered a critical accounting estimate because it requires significant estimates, assumptions and judgment. The loan and lease portfolio also represents the largest asset type on the balance sheets.

We have developed a methodology for evaluating the adequacy of the allowance for loan and lease losses that distinguishes between credits evaluated as a group by either loan or risk rating category and those evaluated individually. We have predetermined allowance percentages based on credit types and for each risk rating category. All loans and leases are assigned a risk rating when they are made. This risk rating is reassessed by management periodically using the various evaluation factors mentioned above. Loans and leases that exhibit an acceptable level of risk per our internal risk grading system are grouped by category and assigned a standard reserve percentage when assessing the adequacy of the allowance for loan and lease losses. Loans and leases that are adversely risk-rated, or exhibit characteristics that suggest we have a heightened risk of collection, are evaluated separately from non-adversely risk rated credits. Each adversely risk rated credit is assigned a standard reserve based on its risk rating or a special reserve based on an assessment of the specific risk factors related to that credit, which may be greater or lesser than the standard reserve for that risk rating.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan and lease losses, including in connection with the valuation of collateral and the financial condition of the borrower, and in establishing allowance percentages and risk ratings. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans.

Changes in allowance factors or in management’s interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management’s perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs, which would adversely affect income and capital. For additional information regarding the allowance for loan and lease losses, see the “Provision for Loan and Lease Losses and Analysis of Allowance for Loan and Lease Losses” section of this financial review.

Recent Accounting Pronouncements

Accounting pronouncements that have been approved by the Financial Accounting Standards Board that have not become effective as of September 30, 2003 follow. These pronouncements will not have any impact on the financial statements of AmericasBank Corp. at this time except for Statement No. 148, which requires additional disclosure of the option plans of AmericasBank Corp.

FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring).” This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when a liability is incurred, recognizing that a company’s commitment to an exit plan may not create a liability. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002.

FASB Statement No. 147, Acquisitions of Certain Financial Institutions, addresses guidance on accounting for the acquisition of a financial institution and applies to all acquisitions except those between two or more mutual enterprises. The Statement requires that the excess of fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination represents goodwill that should be accounted for under FASB Statement No. 142, Goodwill and Other Intangible Assets. The provisions of this Statement are effective for acquisitions occurring after October 1, 2002.

FASB Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation plans. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The effective dates of parts of the Statement are for years ending after December 15, 2002 and parts for years beginning after December 15, 2002.

FASB No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (i) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement 133, (ii) clarifies when a derivative contains a financing component, (iii) amends the definition of an underlying instrument to conform it to language used in FASB Interpretation No. 45 and (iv) amends certain other existing pronouncements. Those changes will result in more consistent reporting on contracts as either derivatives or hybrid investments. The Statement is effective for contracts and hedging relationships entered into or modified after September 30, 2003.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003. FASB issued a Staff Position (No. FAS 150-3), which deferred the implementation of portions of the Statement indefinitely, pending further FASB action.

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires recognition of liabilities at their fair value for guarantees entered into or modified after December 31, 2002.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities, explains identification of variable interest entities and the assessment of whether to consolidate those entities. The Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the involved parties. The provisions of the Interpretation are effective for those interests in a variable interest entity created after January 31, 2003. The provisions are effective for the end of the first interim or annual period ending after December 15, 2003, for interests in variable interest entities created before February 1, 2003.

BUSINESS OF AMERICASBANK CORP. AND AMERICASBANK

History

AmericasBank Corp. was incorporated as a Maryland corporation on June 4, 1996, to become a one-bank holding company by acquiring all of the capital stock of AmericasBank, a federal stock savings bank, upon its formation. AmericasBank commenced operations on December 1, 1997 with $3.0 million in capital and one office located in the Highlandtown area of Baltimore, Maryland. Also on December 1, 1997, AmericasBank acquired certain loans and other assets and assumed certain deposits and other liabilities primarily related to the Baltimore, Maryland branch office of Rushmore Trust & Savings, FSB. AmericasBank commenced operations from Rushmore’s former Baltimore, Maryland branch office.

On September 20, 1999, AmericasBank (i) converted from a federal stock savings bank to a Maryland chartered trust company exercising the powers of a commercial bank; (ii) became a member bank of the Federal Reserve System; and (iii) opened a Towson office, with that office becoming AmericasBank’s main office location and the Baltimore office becoming a branch office.

AmericasBank converted to a Maryland commercial bank so that it could refocus its lending strategy from originating one-to-four family mortgage loans to originating commercial real estate, commercial business, construction and consumer loans without being limited to the activities permitted under a thrift charter. At that time AmericasBank also planned on pursuing a strategy of long-term growth by opening additional branches.

AmericasBank was not successful in implementing its business plans in connection with the conversion. It continued to incur losses during 2000 and 2001 (after incurring losses in 1997, 1998 and 1999). Moreover, AmericasBank failed to implement proper internal and operational controls. As a result, in 2001, AmericasBank Corp. and AmericasBank became subject to the regulatory agreements and conditions described below.

Regulatory Matters

Written Agreement

On August 3, 2001, AmericasBank Corp. and AmericasBank entered into a Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. In the Written Agreement, AmericasBank Corp. and AmericasBank agreed to, among other things, the following:

•	Within 30 days of the Written Agreement, to review the current structure and composition of their respective boards of directors and committees to determine if they were suitable and appropriate for the size and needs of AmericasBank Corp. and AmericasBank;

•	Within 60 days of the Written Agreement, to submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation a written plan to strengthen board oversight and management information systems;

•	Within 90 days of the Written Agreement, to forward to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation a written report prepared by AmericasBank’s board of directors regarding the functions and performance of AmericasBank’s officers and employees and the actions the board of directors proposes to take to strengthen AmericasBank’s management;

•	Within 60 days of the Written Agreement, to submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation an acceptable joint written plan to maintain sufficient capital in AmericasBank;

•	Within 30 days of the Written Agreement, to review and grade all mortgage loans acquired from third parties to determine the risk exposure of such loans and to submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation an acceptable plan and procedures to monitor such loans;

•	Within 30 days after the end of each calendar quarter, to submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation a quarterly written report regarding the status of all loans acquired from third parties;

•	Within 30 days of the Written Agreement, to achieve, and thereafter, maintain, through charges to current operating income, an adequate valuation reserve for loan and lease losses;

•	Within 60 days of the Written Agreement, submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation acceptable written procedures designed to strengthen AmericasBank’s internal controls;

•	To not declare or pay any dividends without the prior written approval of the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation;

•	To not directly or indirectly incur any debt without prior written approval of the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation;

•	Within 60 days of the Written Agreement, to submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation an acceptable written plan to monitor AmericasBank’s sensitivity to market risk;

•	Within 30 days of the Written Agreement, to submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation a written business plan and budget for the remainder of 2001 and 2002 and, at least one month prior to the beginning of each subsequent calendar year, a business plan and budget for such calendar year;

•	During the term of the Written Agreement, AmericasBank Corp. and AmericasBank shall seek prior approval from the Federal Reserve Bank of Richmond before appointing any new director or hiring or promoting any senior executive officers;

•	Within 30 days after the end of each calendar quarter following the date of the Written Agreement, to submit to the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation a written progress report (prepared by the board of directors) detailing the actions taken to comply with each provision of the Written Agreement and the results of those actions.

The Written Agreement also prohibits us from amending or rescinding approved plans and procedures without the prior written approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. No assurances can be given that all changes to our operations, risk management systems or oversight functions have been properly approved. Furthermore, our new management has made changes they believe are appropriate to certain risk management systems and operations without first obtaining the approval of the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation.

Among other things, our new management has made changes to the methodology that we utilize for evaluating the adequacy of the allowance for loan and lease losses which is different from the methodology previously approved by our regulators. Approval for these changes is pending with our regulators. See “Recent Developments – Results of Operations – Provisions for Loan and Lease Losses.” Also, our new management has engaged a new internal auditor to replace our auditor for that function. Our regulators previously approved our use of the firm that performs these services for us. Our new management also changed the asset-liability management model and procedures that had been utilized by former management and approved by our regulators and implemented new procedures on an interim basis until a new model and procedures are developed. Our new management determined that the old system was overly complex for our operations and did not produce reliable information for effective decisions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Analysis of Financial Condition – Interest Rate Sensitivity Analysis and Interest Rate Risk Management.”

For these reasons, we cannot state that we are in compliance with the Written Agreement; however, we believe that we are in material compliance and that the changes we have made are consistent with operating the bank in a safe and sound manner.

Violation of the Written Agreement could result in judicial enforcement of the Written Agreement by the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation. Violation of the Written Agreement could also result in the assessment of civil money penalties against AmericasBank Corp., AmericasBank and their respective boards of directors and management, and/or other regulatory enforcement actions including, but not limited to, the removal of directors and management. Any of these actions would have a serious adverse effect on AmericasBank Corp. and AmericasBank and could threaten their continued operations as a bank holding company and a bank.

Memorandum of Understanding

On June 18, 2001, AmericasBank received the consumer affairs examination report that the Federal Reserve Bank of Richmond conducted on its operations. In this report, the Federal Reserve Bank of Richmond identified violations of laws and regulations including Regulation B (Equal Credit Opportunity), Regulation E (Electronic Funds Transfer), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds and Collection of Checks) and the Real Estate Settlement Procedures Act. The Federal Reserve Bank referred the Real Estate Settlement Procedures Act violations to the U.S. Department of Housing and Urban Development as is required under applicable law. As of the date of this prospectus, the U.S. Department of Housing and Urban Development has taken no action against AmericasBank.

In view of these violations, AmericasBank and the Federal Reserve Bank of Richmond entered into a Memorandum of Understanding on September 25, 2001 whereby AmericasBank and/or its board of directors agreed to, among other things, the following:

•	To revise all policies, procedures and forms giving rise to the violations shown in the consumer affairs examination report;

•	To monitor bank policies to ensure compliance with consumer laws and regulations and establish mechanisms for monitoring the institution’s operations relating to consumer compliance;

•	To ensure that adequate resources are allocated to implement and manage an effective compliance program;

•	To conduct periodic internal reviews of the compliance program and to provide summarized reports of the reviews to the board of directors and to the Federal Reserve Bank of Richmond (on a quarterly basis);

•	Within 90 days of Memorandum of Understanding, to submit a written plan to the Federal Reserve Bank of Richmond outlining management’s efforts and the timetable necessary to comply with the provisions of the Memorandum of Understanding.

As of the date of this prospectus, AmericasBank continues to operate under the Memorandum of Understanding. Violation of the Memorandum of Understanding could result in the imposition of regulatory sanctions against AmericasBank, its board of directors and management. Any of these actions would have a serious adverse effect on AmericasBank and could threaten its continued operations as a bank.

Stock Offerings

We funded the initial capitalization of AmericasBank and the transaction with Rushmore Trust & Savings, FSB by selling 300,000 shares of common stock at $10.00 per share in an initial public offering that concluded in November 1997.

On September 2, 1998, we issued to the holders of record of our common stock on September 1, 1998, a dividend of one common stock purchase warrant for each share of common stock then held by the shareholder. Warrants to purchase a total of 300,000 shares of common stock were issued and each warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00 per share, subject to adjustment for certain events. These warrants are currently exercisable and expire on September 1, 2008.

To obtain the regulatory capital necessary to convert to a Maryland chartered trust company and open a Towson, Maryland office, we sold 196,000 units at $12.00 per unit in a public offering that concluded in March 1999. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock at $13.00 per share, subject to adjustment for certain events. These warrants are currently exercisable and expire on September 1, 2008.

In May 2002, we sold 95,000 units at $5.00 per unit to eight of our directors in a private placement. Each unit consisted of one share of common stock and a warrant to purchase five shares of common stock at an exercise price of $5.00 per share, subject to adjustment for certain events. The purpose of the private placement was to provide AmericasBank with additional regulatory capital. These warrants are currently exercisable and expire on September 1, 2008.

From February to June 2003, we sold 200,060 units at $3.20 per unit to five of our directors, the profit sharing plan for one of our director’s medical practice and the spouse of a director in a private placement. Each unit consisted of one share of our Series A Preferred Stock and a warrant to purchase one share of common stock at an exercise price of $3.20 per share, subject to adjustment for certain events. These warrants are first exercisable after June 30, 2004 and expire on September 1, 2008. Among other rights, upon our sale or dissolution, the Series A Preferred Stock had a liquidation preference of $3.20 per share. The purpose of the private placement was to provide AmericasBank with additional regulatory capital.

On December 2, 2003, the holders of our Series A Preferred Stock exchanged their 200,060 outstanding shares for 200,060 outstanding shares of common stock. The shares were exchanged to facilitate the offerings, including eliminating any liquidation preference on our outstanding capital stock. As of the date of this prospectus, we have no Series A Preferred Stock outstanding.

For additional information regarding the terms of our warrants, see “Capital Stock – Warrants.”

Location and Market Area

We consider our primary market area to be Northern Baltimore County, Maryland and the Highlandtown area of Baltimore. Our secondary market area includes the Baltimore Metropolitan Area, consisting of Baltimore City and the surrounding counties of Anne Arundel, Baltimore, Carroll, Harford and Howard, Frederick County, Maryland and south-central Pennsylvania. The economy of our market area is diversified, with a mix of services, manufacturing, wholesale/retail trade and federal and local government. Manufacturing in the market area is dominated by high technology, particularly within the defense industry. Similar to national trends, most of the job growth in our market area has been realized in service related industries, and service jobs account for the largest portion of the workforce.

Total population in our secondary market area (other than south-central Pennsylvania) is approximately 2,700,000. For 2002, average household income in this area was approximately $77,000 and median household income was approximately $63,000.

Although the national economy has contracted significantly over the past several years, the economy in the Baltimore Metropolitan Area has contracted to a lesser degree. We believe the Baltimore Metropolitan Area has avoided an extensive economic downturn because it benefits from its proximity to the federal government and federal spending, as well as ongoing growth in health services. Baltimore, Maryland is home to Johns Hopkins Hospital and the University of Maryland Medical Center. Low unemployment relative to the rest of the nation (4.1% in all of Maryland as compared to 6% nationally during September/October 2003) and an educated (approximately 25% of adults in the Baltimore Metropolitan Area have completed college) support business growth and, to date, have protected the area from a significant economic downturn.

Our branch offices are located in Towson, Maryland and in the Highlandtown area of Baltimore. Towson, Maryland is in Baltimore County, and is the county seat. Highlandtown is in the eastern quadrant of Baltimore City and is a historically stable blue-collar community of low to moderate income families.

Lending	Activities

General. Our primary source of income is generated from the interest earned on our loan portfolio and fees generated from our lending activities. AmericasBank’s objective is to systemically grow a high quality, diversified loan portfolio that affords us the opportunity to earn higher levels of noninterest income through fees and service charges. In the short term, we will focus our efforts on residential mortgage lending because we believe it to be the most cost effective method for a community bank to generate loan volume and produce fee income. We also intend to emphasize commercial mortgage loans and commercial loans extended for general business purposes to small and medium-size businesses in our primary market area.

Residential mortgage lending includes long-term conventional and non-conforming mortgages originated for our portfolio or for sale into the secondary market, adjustable rate mortgages, loans to homeowners or small developers for the acquisition and construction or rehab of single-family homes and lot loans. Commercial mortgage loans include loans for the acquisition, development, rehabilitation or investment in commercial or residential real property (generally for other than single family homes). We intend to pursue aggressively commercial lending opportunities where the loan relationships provide us with opportunities to develop high volume depository relationships. We expect the principals of the businesses we finance to personally guaranty their commercial loans.

Consumer installment loans and home equity loans will provide further diversification and will support our retail banking platform.

The following table summarizes the composition of the loan portfolio by dollar amount and percentages at the dates indicated:

Loan Portfolio

(dollars in thousands)	September 30,		December 31,
	2003	%	2002	%	2001	%
Residential real estate	$3,795	21.73%	$6,690	49.79%	$5,372	43.19%
Construction and land development	2,551	14.61%	1,230	9.15%	692	5.56%
Commercial, including real estate	4,734	27.11%	4,064	30.25%	4,032	32.42%
Commercial finance leases	4,923	28.19%	—	—	—	—
Home equity	1,066	6.10%	970	7.22%	1,350	10.85%
Installment	395	2.26%	482	3.59%	993	7.98%

	17,464	100.00%	13,436	100.00%	12,439	100.00%

Allowance for loan and lease losses	300		253		261
Net deferred loan fees	21		23		10

	321		276		271

	$17,143		$13,160		$12,168

Residential Mortgage Lending.

Long-Term Fixed-Rate Mortgages Originated for Sale. To generate fee income, we intend to focus our efforts on fixed-rate conventional and government insured residential mortgage loans that can be sold in the secondary market on a servicing released basis. Secondary market activity is conducted either as a broker, where the loan is funded at settlement by an investor and the bank earns a fee, or as correspondent where the bank funds the loan at settlement and thereafter sells the loan to an investor and recognizes a gain on the sale. We have entered into agreements with several large financial institutions to either close loans that we broker or to purchase loans where we act as a correspondent lender. In either case, the loan must meet the underwriting standards of the closing or purchasing financial institution. In cases where we act as a correspondent lender, the purchase price is locked-in with the purchasing investor at the time the borrower locks in his or her interest rate. Typically, loans originated for sale will be delivered to the investor within two to three weeks of closing with the borrower, with settlement with the investor occurring within one to three weeks after delivery. During this three to six week period, we recognize these loans as mortgages held for sale and we service the loans. We have not contracted with and do not intend to contract with any entity to service the loans that we hold for sale.

Assuming we raise sufficient capital in the offerings, we intend to focus on acting as a correspondent lender because the fees and income that can be generated as a correspondent lender are typically greater than can be generated as a loan broker. However, there are greater compliance requirements and risks associated with acting as a correspondent lender. As a result, the volume of loans originated for sale as a correspondent lender needs to grow to a sufficient volume to enable us to manage the additional compliance requirements and risks in a cost effective manner.

Adjustable Rate and Non-Conforming Fixed Rate Mortgages. Our residential mortgage lending also will include originating adjustable rate mortgages (ARMs) and non-conforming fixed-rate mortgages for our own portfolio and, if appropriate, for sale in the secondary market. Generally, the ARMs and non-conforming mortgages retained in our portfolio will be to homeowners who do not intend to hold the property long-term or who are seeking interim financing with an objective to seek longer-term financing at a more suitable time. These types of loans are also used to accommodate homeowners who may not meet the underwriting criteria of strict secondary market standards (but still meet credit standards). Many of the residential construction and rehabilitation loans that we will offer will be marketed with an option to convert to an ARM at the end of the construction period. We believe that many of the loans that convert will be re-financed by fixed-rate mortgages sold in the secondary market, providing us with the opportunity to generate additional fee income from these borrowers.

The interest rate on ARMs is based on the weekly average rate of comparable term U.S. Treasury securities adjusted to a constant maturity plus a spread with specified minimum and maximum interest rate adjustments. The interest rates on a majority of these mortgages are adjusted between one year and five years with limitations on upward adjustments of 2% per adjustment period and 6% over the life of the loan. We will generally charge a higher interest rate if the property is not owner-occupied.

ARMs are generally underwritten according to Fannie Mae or Freddie Mac guidelines using one of several automated underwriting tools now widely accepted in the industry. However, depending on the circumstances, we may also originate ARMs that do not conform to secondary market guidelines. The volume of ARMs that we originate will depend in large part on interest rates. As interest rates fall, there is generally a heightened demand for long-term fixed-rate mortgages and a reduced demand for ARMs. In contrast, as interest rates rise, there is generally an increased demand for ARMs and a reduced demand for long-term fixed-rate mortgages.

Although the contractual maturity for mortgage loans is generally for a 15-to-30 year period, the non-conforming fixed rate mortgage loans that we make will generally be amortized over 15-to-30 years but will require balloon payments after three to ten years. These loans customarily include a “due on sale” clause giving AmericasBank the right to declare a loan immediately due and payable in the event, among other matters, that the borrower sells or otherwise disposes of the real property subject to the mortgage.

In general, our ARMs and non-conforming fixed-rate mortgages will have a loan to value ratio of less than or equal to 80%. However, we may lend up to 95% of the value of the property collateralizing the loan if the borrower procures private mortgage insurance. We procure (at the expense of the borrower) lenders’ title insurance on mortgage loans and require the borrower to provide fire and extended casualty insurance and, where required by applicable regulations, flood insurance. In the event that a borrower fails to pay premiums on fire and other hazard insurance policies, AmericasBank may cause insurance to be placed on the property.

Residential Construction, Rehab Loans and Lot Loans. Our residential mortgage division will directly and indirectly originate loans to individuals to finance the acquisition of a building lot and/or the construction of a single-family dwelling, or the acquisition of an existing home that needs substantial physical renovation or reconstruction. Most of the residential construction loans will be made to individuals who intend to build a single family home on an appropriately zoned building lot that will be owner occupied upon completion of construction. However, in mature housing markets, we believe there is a growing opportunity to provide acquisition and construction financing for the purpose of substantially rehabilitating existing residential property (“rehab loans”). AmericasBank has targeted these two loan types as areas of potential growth. Construction and rehab loans will range in size from $100,000 to $500,000 depending on the property.

Construction and rehab loans will be underwritten and managed based on written construction loan policies and procedures. Generally, we will make loans in amounts up to 80% of appraised value, not to exceed 100% of cost with terms from four months to 15 months depending on the property. Loan proceeds will be disbursed in increments based on approved draw schedules and advanced based on completed work as certified by site inspections.

Construction and rehab loans generally involve a higher degree of risk than conventional mortgage loans. Our risk of loss on a construction or rehab loan is dependent largely upon the accuracy of the initial estimate of the property’s value at the completion of construction and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, we could be required to advance funds beyond the amount originally committed in order to permit completion of the project. If the estimate of anticipated value proves to be inaccurate, the value of our collateral may be insufficient to assure full repayment. We mitigate this risk somewhat by requiring physical inspection of the property by an approved inspector prior to advancing each draw request to ensure sufficient value has been created to support the advance.

Construction loans and rehab loans may also be extended to builders to erect single-family dwellings or to rehabilitate single-family dwellings for resale. These loans will classified as residential construction loans on our balance sheet.

Commercial Mortgage Loans. AmericasBank has a portfolio of commercial mortgage loans, and views this kind of lending as a necessary and desirable activity going forward. Loans are made to purchase or refinance both investment properties and owner-occupied real estate. The Bank requires an independent appraisal of each property and limits its loan to 80% or less of appraised value. Title insurance is required on each property. Loans are generally structured as fixed rate loans with 15 to 25 year amortizations and a 36-60 month rate call or maturity, with pricing based on a spread over constant yield of treasury securities of similar duration. Repayment on these loans depends to a large degree on the results of operations and management of the properties, and repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

Underwriting of these loans is based on the borrower’s capacity to service the loan after all expenses related to the real estate. If the property is an investment property, we look at the quality of the tenants and the length and terms of the leases as the borrower’s primary source of repayment. These loans will typically be guaranteed by the individual(s) who are the owners or partners in the entity that owns the property. If the property is the place of business of a corporate customer, the loan will typically be guaranteed by the owner(s) of the business and the company that occupies the building.

We also originate lines of credit to builders or developers for the acquisition and development of raw land (or for the acquisition of approved building lots) and the construction of 1-4 single family homes. The financing provided for these purposes is speculative and will typically include provisions that restrict the number of lots and speculative units that can be financed under the facility. These types of loans generally will have terms of 18 to 36 months.

Commercial Lending. AmericasBank offers a variety of commercial loan products. A broad range of short-to-medium term commercial loans, both collateralized and uncollateralized are made available to businesses for working capital (including inventory and receivables), business expansion and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

Commercial loans are almost always generated from within our primary market area. Our loans are underwritten on the basis of the borrower’s ability to service the debt from income. As a general practice, AmericasBank takes as collateral a security interest in available real estate, equipment or other chattel, although such loans may be made on an uncollateralized basis. Collateralized working capital loans are primarily secured by current assets whereas term loans are primarily collateralized by fixed assets.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s credit history and ability to make payments from his or her employment and other income, and which are collateralized by real property whose value tends to be easily ascertainable, commercial loans typically are made on the basis of the borrower’s ability to make payments from the cash flow of the business which is more variable and difficult to project. Commercial loans generally are collateralized by business assets, such as accounts receivable, equipment, and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying commercial loans may depreciate over time, generally cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Commercial Finance Leasing. AmericasBank has invested in a substantial portfolio of indirect, full pay-out lease transactions that are structured as multiple non-recourse fixed-rate loans to two leasing companies. Each loan is secured by an assignment of the leasing company’s interest in a full pay-out lease, an assignment of the lease payments under that lease, delivery of the original lease documents and a security interest in the underlying equipment. A default under an individual lease will not trigger a default under any other lease and the loans are not cross-collateralized. Because of their structure, throughout this prospectus we have described these loans as commercial finance leases.

We initiated this type of lending as a material part of our operations during the second quarter of 2003 by “purchasing” seasoned leases that had been repurchased by the originating leasing company from the original owners pursuant to repurchase rights held by the originating leasing company. Because interest rates had declined since these leases were initiated, the leasing company could book gains by reselling the remaining streams of payments to a new institution requiring lower yields. We benefited by investing excess liquidity at acceptable returns in the current rate environment into assets that had a track record of performance. Since the initial bulk “purchase,” we have continued to finance leases originated by these leasing companies.

These opportunities were the result of a longstanding relationship of our former senior lending officer, who had many years of experience underwriting and originating lease transactions, with the principals of the two leasing companies. Due diligence on the leasing companies, in addition to the senior lending officer’s history with the companies, consisted of a thorough review of underwriting standards, documentation procedures, collection policies and financial condition.

We independently evaluate the creditworthiness of each lessee before extending credit in these transactions through, among other things, credit applications, financial statements and credit reports of the lessees and any guarantor of the lessee’s obligations, as well as copies of the invoices for the assets being leased. In general, the risks of this type of lending are substantially similar to that of commercial lending. Our collateral in these transactions generally includes construction, manufacturing and industrial equipment; office furniture, fixtures and equipment; data processing assets, including computer equipment; and medical and engineering equipment. Unlike commercial lending, our loans in these transactions may, depending upon the quality and pricing of the credit, exceed the purchase price of the equipment by up to 15% for soft costs, taxes and similar expenses that are related to the assets being leased. The terms of these loans are generally not greater than the useful life of the assets being leased, and often are for a shorter term. Our self-imposed credit limit for these transactions is $300,000 and our interest rate, which is fixed over the term of the loan, is based on the underlying credit of the lessee and the term of the lease.

Pursuant to an agency agreement with each leasing company, the leasing company collects all lease payments and services the leases. We monitor payment by contacting the leasing company whenever a payment is more than 15 days past due. The agency agreement may be terminated by either party upon five days notice. Upon a termination, we would assume servicing obligations under the leases. Also, pursuant to the agency agreement, we have agreed to reimburse the leasing company for all collection costs and expenses.

Consumer Loans. Our consumer loan portfolio consists and will continue to consist of installment loans to individuals for various consumer purposes, including or to include installment loans to individuals to purchase automobiles, recreation vehicles and boats; second mortgage loans, home improvement loans; home equity loans, personal loans for investment purposes and loans secured by deposit accounts. The installment period for our installment loans will depend on the purpose and the asset securing the loan, but are generally for terms of less than 120 months.

Installment loans are attractive to us because they provide a stable source of income and are not subject to refinancing in fluctuating interest rate environments, and they serve to build loyalty between the bank and its retail customer base. Installment loans have higher delinquency and default rates when compared to residential mortgage loans. There is a high reliance on employment stability and personal debt management in consumer installment lending since the collateral may be of reduced value at the time of collection. Accordingly, the initial determination of the borrower’s ability to repay, as indicated by past credit management, stability of employment and debt ratios, is of primary importance in the underwriting of consumer loans.

Credit Policies and Administration. Our president, senior lending officer and person or persons we hire to oversee our mortgage lending division (once we fill that position) are primarily responsible for originating and maintaining a high quality, diversified loan portfolio. We have adopted comprehensive loan policies and underwriting standards for the types of lending we engage in or plan to engage in. These policies establish guidelines that govern our lending activities. Generally, they address such things as our desired target markets, underwriting and collateral requirements, account management procedures, loan approval procedures, handling of delinquent accounts and compliance with regulatory requirements.

Loan Solicitation and Processing. Loan originations are derived from a number of sources. Residential loan originations can be attributed to direct solicitation by AmericasBank’s loan officers based on referrals from present depositors and borrowers, AmericasBank’s directors, builders, real estate agents, attorneys, accountants and walk-in customers; and indirectly through other lenders, including other community banks, credit unions, and mortgage brokers. Loan applications, whether originated through AmericasBank or through mortgage brokers or other third party intermediaries, are underwritten and closed based on the same standards. Consumer and commercial real estate loan originations emanate from many of the same sources. Commercial loan opportunities can be referred to the bank but are just as likely to result from highly targeted direct calling efforts by bank officers. Within the next two years, we intend to open loan processing offices throughout our primary market area to support our residential mortgage lending services. Currently, our mortgage loan officer focuses her activities on Frederick, Maryland and south-central Pennsylvania.

The loan underwriting policies and procedures followed by AmericasBank are designed to comply with (i) federal and state banking laws, regulations and guidelines; (ii) widely accepted automated underwriting programs, and (iii) the bank’s independent assessment of the borrower’s character, ability to service the debt and the value of any assets or property serving as collateral for the loan. As part of the process, a bank loan officer meets with each applicant to obtain the appropriate employment and financial information as well as any other required loan information. Upon receipt of the borrower’s completed loan application, AmericasBank then obtains reports with respect to the borrower’s credit record, and orders and reviews an appraisal of any real estate collateral for the loan (prepared for AmericasBank through an independent appraiser). Once a loan application has been completed and all information has been obtained and verified, the loan request is submitted to a final review process. As part of the loan approval process, certain loans require approval of AmericasBank’s loan committee which is comprised of the our president, senior lending officer and independent members of our board of directors. The loan committee meets as is deemed necessary to promptly service loan demand. All loans made to officers, directors and their affiliates require the approval of the entire board of directors (other than the interested party).

Deposits

AmericasBank offers a wide range of interest bearing and noninterest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, tax deferred accounts, interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options.

Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. We establish maturities, terms, service fees and withdrawal penalties for deposit accounts on a periodic basis. In determining the characteristics of our deposit accounts, we consider the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. We believe that we pay competitive rates on our deposit accounts.

Other	Banking Products

Currently, our customers have access to telephone banking, ATM/debit cards, safe deposit boxes (from the Towson location), travelers’ checks, money orders and direct deposit of payroll. Through a correspondent bank, our customers also have access to wire transfer services. We provide our customers with check imaging, which eliminates our cost of returning checks to customers and the clutter that cancelled checks cause to our customers. We have ATM machines at both of our branch offices.

Within the next 6-12 months, we plan to offer our commercial customers expanded cash management services such as sweep accounts, repurchase agreements and account reconciliation services.

We intend to use the Internet and technology to augment our business plans. Within the next two years, we plan to establish a website which will give our customers the ability to access information about their accounts and view information about AmericasBank’s products and services. Moreover, we will continue to evaluate cost effective ways that technology can enhance our management, products and services. We believe that our data processing capability, provided through a third party vendor, will be adequate to support the introduction of new products and services.

Competition

The banking business is highly competitive. We compete with other commercial banks, savings associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in our market area and elsewhere.

With our new management, we believe that, over time, we will be able to effectively leverage our talents, contacts and location to achieve accelerated loan growth, an increase in noninterest revenue and an improved net interest margin. However, our market area is highly competitive and heavily branched. Price competition in our market area for residential mortgage loans and the other loan products that we offer or intend to offer is intense. Most of our competitors have substantially greater resources and legal lending limits than we do and offer extensive and established branch networks and other services that we do not offer. Moreover, larger institutions operating in our market area have access to borrowed funds at a lower rate than is available to us. Deposit competition also is strong among institutions in our market area. As a result and in order to implement our business plans, we may need to pay above market rates for deposits and/or focus on certificates of deposit as a funding source.

Employees

As of September 30, 2003, AmericasBank had 20 full time employees, which includes Messrs. Anders, Rever and Muncks. None of these employees are covered by a collective bargaining agreement. We believe that relations with our employees are good.

Properties

Towson

We acquired our headquarters, which is a full service banking branch and office facility located at 500 York Road in Towson, Maryland on December 31, 1997 for $650,000 through a former wholly owned subsidiary, AmericasBank Holdings Corporation. The building is two stories and approximately 7,000 square feet situated on .2026 acres of land. The first floor contains approximately 2,700 square feet of retail banking space, the second floor contains approximately 1,800 square feet of office space and the basement contains approximately 2,500 square feet of retail office space. Historically, we have leased the basement level office space and part of the second floor office space. Currently, we utilize all of this space for our operations.

The property also houses a 305 gross square foot drive through building. The drive through is not currently in operation and we have no intention of utilizing it for the foreseeable future.

Our branch at this location opened in September 1999. AmericasBank Holdings Corporation later transferred the property to AmericasBank.

Highlandtown

AmericasBank leases a 1,430 square foot building located in the Highlandtown Village Shopping Center at 3820 East Lombard Street, Baltimore, Maryland from an unaffiliated party for use as a bank branch. The initial term of the lease commenced on October 18, 2000 with the first full lease year commencing on November 1, 2000. The lease has an initial term of five years at base rents of $1,310.83 per month for the first two years and $1,370.42, $1,400.21 and $1,459.79, respectively, for years three, four and five. The lease contains two additional five-year renewal options with increased monthly base rent. We opened this location after operating from other space in the Highlandtown area of Baltimore since our organization in December 1997.

We believe that our properties are maintained in good operating condition and are suitable and adequate for our current operational needs.

Legal Proceedings

From time to time we are involved in legal proceedings relating to matters that are incidental to our business. As of the date of this prospectus, neither AmericasBank Corp. nor AmericasBank had any pending legal matters or litigation.

MANAGEMENT

Directors and Executive Officers

AmericasBank Corp.’s directors and executive officers and AmericasBank’s directors and executive officers are as follows:

Name	Age(1)	Position	Director Since
Mark H. Anders	49	President, Chief Executive Officer and Director of AmericasBank and Director of AmericasBank Corp.	2003
Nicholas J. Belitsos, M.D.	53	Secretary and Director of AmericasBank and AmericasBank Corp.	1998
J. Clarence Jameson, III	72	Director of AmericasBank and AmericasBank Corp.	2001	(2)
Kemp Jayadeva	53	Director of AmericasBank and AmericasBank Corp.	1996
Norman H. Katz	77	Director of AmericasBank and AmericasBank Corp.	1996
Shawki N. Malek, M.D.	59	Assistant Treasurer and Director of AmericasBank and AmericasBank Corp.	1998
Mark D. Noar, M.D.	50	Vice Chairman and Director of AmericasBank and AmericasBank Corp.	1998
Larry D. Ohler	64	Treasurer and Director of AmericasBank and AmericasBank Corp.	1996
Kenneth D. Pezzulla	74	Director of AmericasBank and AmericasBank Corp.	1996
Neena Rao, M.D.	51	Director of AmericasBank Corp.	1999
A. Gary Rever	51	Chief Financial Officer, Executive Vice President and Director of AmericasBank and Director of AmericasBank Corp.	2003
Ramon F. Roig, Jr., M.D.	69	Director of AmericasBank and AmericasBank Corp.	1998
Lee W. Warner	48	Chairman and Director of AmericasBank; Chairman and Director of AmericasBank Corp.	1998

(1)	As of November 30, 2003.
(2)	Mr. Jameson also served as a director from 1996 to 1999.

Messrs. Belitsos, Roig and Warner’s terms as directors of AmericasBank Corp. expire at the 2006 annual meeting of stockholders of AmericasBank Corp.

Messrs. Anders, Jameson, Noar and Rever’s terms as directors of AmericasBank Corp. expire at the 2005 annual meeting of stockholders of AmericasBank Corp. However, because Messrs. Anders and Rever were appointed as directors to fill vacancies during 2003, they will stand for election for the remainder of their term at our 2004 annual meeting.

Messrs. Jayadeva, Katz, Malek, Ohler, Pezzulla and Dr. Rao’s terms as directors of AmericasBank Corp. expire at the 2004 annual meeting of stockholders of AmericasBank Corp.

MARK H. ANDERS is the president and chief executive officer of AmericasBank Corp. and AmericasBank. He has served in that capacity for AmericasBank since July 18, 2003 and for AmericasBank Corp. since November 13, 2003. From May 31, 2003 to his employment as President, Mr. Anders served as a consultant to AmericasBank. Prior to joining AmericasBank, from October 1999 to August 2002, Mr. Anders was the president and chief executive officer of BankAnnapolis, a Maryland state chartered commercial bank and president of its holding company, Annapolis Bancorp, Inc. From October 1995 until January 1999, Mr. Anders served as the president and chief executive officer of Sterling Bancorp and its subsidiary bank, Sterling Bank & Trust Co., a commercial bank located in Baltimore, Maryland. From September 1991 to September 1995, Mr. Anders was a senior executive at Towson, Maryland based Bank of Maryland.

NICHOLAS J. BELITSOS, M.D. currently practices internal medicine and gastroenterology in Baltimore, Maryland and is president of Nicholas J. Belitsos, M.D., P.A. He has served in that capacity for the past 15 years.

J. CLARENCE JAMESON, III currently is the president and a principal of Jameson and Associates, P.A., a public accounting firm, and has served in that capacity for over 18 years. From June 1996 to January 1, 2000, Mr. Jameson was president and chairman of the Board of AmericasBank Corp., and from December 1997 to January 1, 2000, Mr. Jameson was vice president and chairman of the board of directors of AmericasBank. From February 1994 to June 1995, Mr. Jameson was chairman of the board of directors of Maryland Bank Corp., the savings and loan holding company of MarylandsBank, FSB. Mr. Jameson also was a director of MarylandsBank, FSB from February 1994 to June 1995. Mr. Jameson also was an organizer of the Bank of Maryland and its holding company, Bank Maryland Corp., and he served as chairman of the board of directors of both entities from 1985 to 1990.

KEMP JAYADEVA currently is the president and sole stockholder of Allied Physician Services, Inc., a computer services firm, and has served in that capacity for over 15 years.

NORMAN H. KATZ is an attorney in solo practice in the Baltimore metropolitan area and has been a sole practitioner for over 20 years. Mr. Katz was the assistant director of the Division of Parole and Probation for the State of Maryland from 1955 to 1978.

SHAWKI N. MALEK, M.D. is in private practice specializing in adult and pediatric gastroenterology with offices in Towson, Maryland and has served in that capacity since 1982.

MARK D. NOAR, M.D. currently is a gastroenterologist in Baltimore, Maryland and is a principal of Endoscopic Microsurgery Associates, P.A., which is a medical practice in Baltimore, Maryland. He has served in that capacity for over 12 years. Dr. Noar also is the medical director and the chief executive officer of The Endoscopy Center, Inc., which operates an ambulatory surgery center. He has served in that capacity for over ten years.

LARRY D. OHLER was the chief financial officer of PATS, Inc., an aircraft equipment manufacturer from June 1985 until February 1999. Mr. Ohler is a certified public accountant and has been a consultant for the Harvey O. Patrick Fund since February 1999.

KENNETH D. PEZZULLA became chairman of AmericasBank Corp. and AmericasBank on January 1, 2000 and served in that capacity until May 2001. From June 1996 to February 2000, Mr. Pezzulla was the secretary of AmericasBank Corp., and from December 1997 to February 2000, Mr. Pezzulla was the secretary of AmericasBank. Mr. Pezzulla currently is a member of Pezzulla and Pezzulla, LLC, a Towson law firm, and has served in that capacity since 1995. Mr. Pezzulla had a solo legal practice from 1957 to 1995. Mr. Pezzulla was a director of Rushmore Trust & Savings, FSB, from 1989 to October 1997, and was a director of its predecessor, LaCarona Building and Loan Association, from 1963 to 1989. Mr. Pezzulla was president of LaCarona Building and Loan Association from 1985 to 1988.

NEENA RAO, M.D. is in private practice specializing in cardiology with offices in Towson and Randallstown, Maryland, and has served in that capacity since 1987.

A. GARY REVER is an executive vice president and the chief financial officer of AmericasBank and AmericasBank Corp. and has served in that capacity for AmericasBank since August 4, 2003 and for AmericasBank Corp. since November 13, 2003. Prior to joining AmericasBank, from August 2000 to August 2003, Mr. Rever was the chief financial officer of Avatech Solutions, Inc., a public company that provides design automation and data management solutions for the manufacturing, building design, engineering and infrastructure and facilities management markets. From 1991 to May 1995, Mr. Rever was the chief financial officer of Towson, Maryland based Bank of Maryland. In that position, Mr. Rever was responsible for all staff functions including operations, human resources, facilities and branch administration. Mr. Rever retained his responsibilities at Bank of Maryland following its sale to Mason-Dixon Bancshares, Inc. in May 1995 and in 1998 consolidated the operating functions of Mason-Dixon’s subsidiary banks into Mason-Dixon Business Services, LLC, a service corporation formed to eliminate redundancies and reduce costs. Mr. Rever became president of the service corporation and served in that position through Mason-Dixon’s acquisition by BB&T Corporation in July 1999 and until June 2000. From July 1999 until June 2000, Mr. Rever worked to facilitate Mason-Dixon’s operations into BB&T Corporation.

RAMON F. ROIG, JR.., M.D. currently practices internal medicine and gastroenterology in Baltimore, Maryland and is President of Ramon F. Roig, M.D., P.A. He has served in that capacity since 1974.

LEE W. WARNER is the chairman and chief executive officer of The L. Warner Companies, Inc., an investment advisory firm, and he has served in that capacity since December 1992.

The directors of AmericasBank Corp. are divided into three classes, with each class containing one-third of the total number of directors, as near as is possible. Each director serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected. Pursuant to the charter of AmericasBank Corp., the term of office of one of the three classes of directors expires each year. The officers of AmericasBank Corp. are elected annually by the board of directors following the annual meeting of stockholders and serve for terms of one year or until their successors are duly elected and qualified except where a longer term is expressly provided in an employment contract duly authorized and approved by the board of directors of AmericasBank Corp.

Directors of AmericasBank are elected annually by AmericasBank Corp., its sole stockholder.

Executive Officers Who are Not Directors

JOHN D. MUNCKS, 54, is an executive vice president and chief lending officer of AmericasBank. He has over 20 years of banking experience in the Baltimore and Washington, D.C. metropolitan areas specializing in commercial transactions. Prior to joining AmericasBank on July 28, 2003, Mr. Muncks was a principal of Sign Effects, Inc., an electronic sign business, from November 2000 until its sale in February 2003. From 1991 until 1998, Mr. Muncks served as an Executive Vice President for Signet Bank – Maryland working in both senior lending and credit capacities. Mr. Muncks was retired from 1998 until November 2000.

Director Compensation

Currently, directors do not receive fees for their services. We may compensate our directors in the future.

Executive Compensation

The following table sets forth the compensation paid by AmericasBank to its chief executive officer during 2002 and 2001. AmericasBank had no other executive officer who received compensation in excess of $100,000 during 2002.

Summary Compensation Table

	Annual Compensation				Long-term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Securities Underlying Options (#)	All Other Compensation
J. Scott Sturgill, President & CEO(1)	2003 2002 2001	$ $ $	49,788 90,000 17,500	— — —	— — —	$5,625 — —
Mark H. Anders, President & CEO	2003		$57,291	—	—	$4,125

(1)	Mr. Sturgill served as our president and chief executive officer from June 5, 2001 to July 18, 2003.
(2)	Mr. Anders has served as our president and chief executive officer since July 18, 2003. Mr. Anders also received $15,000 of consulting fees from us in 2003.

Employment Agreements

AmericasBank has entered into employment agreements with each of Mark H. Anders, A. Gary Rever and John D. Muncks.

Mark H. Anders

Effective July 18, 2003, AmericasBank entered into an employment agreement with Mr. Anders. Pursuant to the agreement, Mr. Anders will serve as the President and Chief Executive Officer of AmericasBank. The agreement has an initial term of five years. After the first anniversary date and continuing on each anniversary date thereafter, the agreement will be extended for an additional year such that the remaining term shall be five years unless written notice of non-renewal is provided to Mr. Anders at least ten and not more than 30 days following the anniversary date.

The agreement provides for an initial salary of $125,000. The compensation committee of the board of directors, which currently is comprised of directors Katz, Jayadeva, Noar, Roig and Warner, will review Mr. Anders’ base salary annually and Mr. Anders will be entitled to a five percent increase if he receives a satisfactory performance evaluation from the compensation committee. The agreement does not provide standards that Mr. Anders must meet to achieve a satisfactory performance evaluation; rather such standards will be determined by the compensation committee in its discretion. In addition, the base salary will be renegotiated upwards when and if AmericasBank achieves a one percent return on average assets, as defined under general accounting principals, for any fiscal year. Mr. Anders is also entitled to participate in the 2004 Stock Incentive Plan in addition to any other bonus, incentive or other executive compensation programs made available to senior management of AmericasBank. See “- Incentive Compensation - 2004 Stock Incentive Plan.”

The agreement terminates upon Mr. Anders’ death, permanent disability or by mutual written agreement. In addition, Mr. Anders may terminate the agreement within six months following a “change in control,” as described below, for good reason as described in the agreement or without good reason by providing sixty days prior written notice. AmericasBank may terminate the agreement for certain events constituting cause as described in the agreement, subject to a notice and cure period described in the agreement and determination of cause by two-thirds of the non-employee members of the board of directors. AmericasBank may also terminate the agreement without cause provided that it provides sixty days prior written notice to Mr. Anders.

If Mr. Anders terminates the agreement for good reason, or if AmericasBank terminates Mr. Anders’ employment without cause and a change in control has not occurred within the immediately preceding six months and AmericasBank has less than a .75% return on average assets for the immediately proceeding twelve months, than Mr. Anders is entitled to severance pay and liquidated damages in amount equal to his monthly base salary, to be paid in monthly installments, for a period of one year. If AmericasBank has a return on average assets greater than ..75% but less than 1%, Mr. Anders is entitled to an amount equal to his monthly base salary, to be paid in monthly installments, for a period of eighteen months. If AmericasBank has a return on average assets greater than 1%, Mr. Anders is entitled to an amount equal to his monthly base salary, to be paid in monthly installments, for a period of two years.

Pursuant to the employment agreement, a “change in control” will occur if:

•	the acquisition, subsequent to the offerings, by any person or persons acting in concert of the then outstanding voting securities of either AmericasBank or AmericasBank Corp., if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote fifty percent (50%) or more of any class of voting securities of AmericasBank or AmericasBank Corp., as the case may be;

•	the approval, subsequent to the offerings, by the stockholders of either AmericasBank or AmericasBank Corp. of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of either AmericasBank or AmericasBank Corp., as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

•	the sale, transfer or assignment of all or substantially all of the assets of the AmericasBank or AmericasBank Corp. to any third party; or

•	within any twelve-month period (beginning one year after the effective date of the employment agreement) the persons who were directors of AmericasBank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the effective date of the employment agreement will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, a majority of the directors who then qualified as Incumbent Directors.

In the event a change in control has occurred as described in the first three provisions above and the employment agreement is terminated, Mr. Anders is entitled to the following:

•	If the price paid by the entity or entities acquiring voting securities, voting control or assets is less than the then current book value of AmericasBank or AmericasBank Corp., Mr. Anders will receive a lump sum payment equal to his current annual base salary;

•	If the price paid is equal or greater than book value but less than two times book value, Mr. Anders will receive a lump sum payment using the calculations involving return on average assets as provided in the event Mr. Anders terminates the agreement for good reason as described above; and

•	If the price paid is equal or greater than two times book value, Mr. Anders will receive a lump sum payment equal to 2.99 times his average annual salary over the prior five years and will be paid such lump sum within 30 days of the effective date of termination of the employment agreement.

In the event a change in control has occurred as described in the fourth provision above and the employment agreement is terminated, Mr. Anders is entitled to a lump sum payment using the calculations involving return on average assets as provided in the event Mr. Anders terminates the agreement for good reason as described above.

In the event a change in control occurred, Mr. Anders would receive:

•	$125,000 if the price paid by the entity or entities acquiring voting securities, voting control or assets was less than current book value;

•	if the price paid was equal or greater than book value but less than two times book value or if the change in control occurs pursuant to the fourth change in control provision described above:

•	$125,000 if the return on average assets is less than .75%;

•	$187,500 if the return on average assets if greater than .75% but less than 1%; and

•	$250,000 if the return on average assets is greater than 1%

•	$373,750 if the price paid was equal to or greater than two times book value.

Mr. Anders’ agreement also contains a provision whereby AmericasBank agrees to maintain in an escrow account an amount equal to Mr. Anders’ annual base salary. These escrowed funds are to be used as a source or partial source of any of the termination payments described above.

A. Gary Rever and John D. Muncks

On July 28, 2003 and August 4, 2003, AmericasBank entered into employment agreements with Mr. Muncks and Mr. Rever, respectively. Mr. Rever serves as an Executive Vice President and the Chief Financial Officer while Mr. Muncks serves as an Executive Vice President and the Chief Lending Officer. Mr. Rever’s agreement has an initial term of five years. After the third anniversary date and continuing on each anniversary date thereafter, the agreement will be extended for an additional year such that the remaining term shall be three years unless written notice of non-renewal is provided to Mr. Rever at least ten and not more than 30 days following the anniversary date. Mr. Muncks’ agreement has an initial term of three years. After the second anniversary date and continuing on each anniversary date thereafter, the agreement will be extended for an additional year such that the remaining term shall be two years unless written notice of non-renewal is provided to Mr. Muncks at least ten and not more than 30 days following the anniversary date.

Mr. Rever’s agreement provides for an initial salary of $105,000 and Mr. Muncks’ agreement provides for an initial salary of $95,000. Mr. Rever and Mr. Muncks base salaries will be reviewed annually by the compensation committee of the board of directors and each will be entitled to receive a five percent increase if he receives a satisfactory performance evaluation from the compensation committee. Mr. Rever’s and Mr. Muncks’ agreements do not provide standards that they must meet to achieve a satisfactory performance evaluation; rather such standards will be determined by the compensation committee in its discretion. In addition, their base salaries will be renegotiated upwards when and if AmericasBank achieves a one percent return on average assets for any fiscal year. Mr. Rever and Mr. Muncks also are entitled to participate in the 2004 Stock Incentive Plan in addition to any other bonus, incentive or other executive compensation programs made available to senior management of AmericasBank. See “- Incentive Compensation - 2004 Stock Incentive Plan.”

The agreements have the same termination provisions as those found in Mr. Anders’ employment agreement. If Mr. Rever or Mr. Muncks terminates their agreement for good reason, or if AmericasBank terminates their employment without cause and a change in control has not occurred within the immediately preceding six months and AmericasBank has less than a .75 % return on average assets for the immediately proceeding twelve months, than Mr. Rever and Mr. Muncks are entitled to severance pay and liquidated damages in amount equal to their monthly base salary, to be paid in monthly installments, for a period of nine months. If AmericasBank has a return on average of assets greater than 1%, Mr. Rever and Mr. Muncks are entitled to an amount equal to their monthly base salary, to be paid in monthly installments, for a period of one year.

In the event a change in control has occurred as described in the first three “change in control” provisions described for Mr. Anders and the employment agreements are terminated, Mr. Rever and Mr. Muncks are entitled to the following:

•	If the price paid by the entity or entities acquiring voting securities, voting control or assets is less than the then current book value of AmericasBank or AmericasBank Corp., Mr. Rever and Mr. Muncks will receive a lump sum payment equal to 75% of their current annual base salary; and

•	If the price paid is equal or greater than book value but less than two times book value, Mr. Rever and Mr. Muncks will receive a lump sum payment equal to 1.00 times their average annual salary over the prior five years and will be paid such lump sum within 30 days of the effective date of termination of the employment agreement.

The fourth “change in control” provision described above in Mr. Anders’ employment agreement does not constitute a change in control under Mr. Rever’ s and Mr. Muncks’ employment agreements.

In the event a change in control occurred as of the date of this prospectus, Mr. Rever would receive $78,750 if the price paid was less than book value and $105,000 if the price paid was equal or greater than book value but less than two times book value. Mr. Muncks would receive $71,250 if the price paid was than book value and $95,000 if the price paid was equal to or greater than book value but less than two times book value.

Mr. Rever’s and Mr. Muncks’ agreements also contain a provision whereby AmericasBank agrees to maintain in an escrow account an amount equal to 75% of their annual base salary. These escrowed funds are to be used as a source or partial source of any of the termination payments described above.

All three employment agreements contain a non-competition clause. Pursuant to this clause, Mr. Anders, Mr. Rever and Mr. Muncks agree that upon termination of their employment for any reason, thereafter for a period equal to the greater of six months or the period during which they are receiving termination payments, they will not, within a 20 mile radius of AmericasBank’s main office, either directly or indirectly, on their behalf or in the service or on behalf of others, work in any capacity which involves duties and responsibilities similar to those they perform for us or engage in any business which is the same or essentially the same as ours.

In addition to the non-competition clause, all three agreements contain a non-solicitation clause. Pursuant to this clause, Mr. Anders, Mr. Rever and Mr. Muncks agree that upon termination of their employment for any reason, thereafter for a period equal to the greater of 12 months or the period during which they are receiving termination payments, they will not, within a 20 mile radius of AmericasBank’s main office, solicit or divert or attempt to solicit or divert our customers, including actively sought potential customers, with whom Mr. Anders, Mr. Rever or Mr. Muncks had material contact during the last two years of their respective employment, for products or services that are competitive with ours. In addition, Mr. Anders, Mr. Rever and Mr. Muncks agree not to solicit, recruit or hire away, either directly or indirectly, an employee of AmericasBank or any affiliate.

The non-competition and non-solicitation of customer clauses may be waived with our prior written consent.

Incentive Compensation

1998 Stock Option Plan, as amended

On May 28, 1998, our shareholders approved the AmericasBank Corp. Stock Option Plan. As initially approved, the Stock Option Plan authorized the issuance of options to purchase 45,000 shares of our common stock pursuant to the plan. On May 27, 1999, our shareholders approved an amendment to the Stock Option Plan to authorize the issuance of options to purchase 74,400 shares of our common stock pursuant to the plan. Pursuant to the plan, we granted options to former management and to our directors. In general, prior to 2001, each director was issued options to purchase 20 shares of our common stock for each AmericasBank Corp. or AmericasBank board or committee meeting attended. We also issued options to certain directors for providing services to us.

As of the date of this prospectus, there were options to purchase 24,580 shares of our common stock outstanding pursuant to the plan. These options are exercisable at exercise prices ranging from $7.00 to $12.00. All of these options are held by current directors of AmericasBank Corp.

The Stock Option Plan became effective as of June 1, 1998, and has a 10 year term. All options granted pursuant to the plan expire on the 10th anniversary of the date of grant. The outstanding options terminate on the first anniversary of a director’s termination of service on the board of directors.

We do not anticipate granting any additional options pursuant to this Stock Option Plan.

2004 Stock Incentive Plan

General. Our board of directors intends to adopt a stock incentive plan and to grant options to purchase shares of our common stock to our new management pursuant to the plan. The plan will require the approval of our shareholders at our 2004 annual meeting.

Shares Subject to the Plan. The shares eligible to be issued pursuant to the plan will equal 35% of our outstanding common stock after the offerings. Assuming the sale of all 2,500,000 common shares in the offerings (and excluding the 375,000 additional common shares we may offer to the public), the plan will reserve 1,151,871 shares of common stock for issuance pursuant to the plan.

The number of shares reserved for the grant of incentive awards and the number of shares which are subject to outstanding incentive awards under the plan will be subject to adjustment in the event of stock splits, stock dividends, reclassifications or other changes in our capitalization. If an incentive award expires or is terminated, the shares that were subject to the unexercised portion of the incentive award will be available for future incentive awards granted under the Plan.

Administration; Types of Awards to be Granted. The plan will be administered by our board of directors or a committee appointed by the board of directors and composed of two or more independent directors (in either case, the administrator). The administrator will be authorized to determine and designate from time to time those individuals to whom incentive awards are to be granted and the type of incentive awards.

The types of incentive awards that may be awarded under the plan will be incentive stock options, non-qualified stock options, stock appreciation rights, restricted or unrestricted stock, phantom stock, payouts of performance shares and other stock-based awards. Each award granted pursuant to the plan will be evidenced by a grant agreement setting forth the terms and conditions of the incentive award to be granted, which may include terms regarding the manner of payment for awards granted to a grantee, such as by payment by the tender of shares or pursuant to a cashless exercise. The terms and conditions of the grant agreement shall be determined by the administrator.

Eligibility. All officers, directors, employees and certain other persons providing services to AmericasBank Corp. or AmericasBank will be eligible to be participants under the plan, if so designated by the administrator. However, we anticipate that substantially all of the incentive awards available for grant under the plan will be made to our new management. See “- Grants to Management.”

Transferability. Except as otherwise determined by the Administrator, incentive awards granted under the plan will not be transferable by a grantee otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, each grantee of an incentive award will be able to name a beneficiary or beneficiaries to whom any benefit under the plan will be paid in case of the grantee’s death.

Grants to Management. After the offerings, we will grant options to purchase shares of our common stock to Mr. Anders, Mr. Rever, Mr. Muncks and the person or persons hired to manage our residential mortgage lending division. All of these options will be exercisable at the public offering price and will be granted pursuant to the stock incentive plan.

Specifically, of the total number of shares that will be reserved for issuance under the plan, we have agreed to grant our new management options to purchase the following percent of such shares:

Name	Percentage
Mark H. Anders	30%
A. Gary Rever	25%
John D. Muncks	20%
Mortgage Lending Officers	15%-20%
Other	5%-10%

Assuming the sale of all 2,500,000 common shares in the offerings (and excluding the 375,000 additional common shares we may offer to the public), Mr. Anders would receive options to purchase 345,561 shares, Mr. Rever would be granted options to purchase 287,967 shares, Mr. Muncks will be granted options to purchase 230,374 shares and the person or persons hired to manage our residential mortgage lending division would be granted options to purchase up to 230,374 shares. However, our management may elect to receive fewer options so that more options may be granted to other key personnel and other persons who may bring value to AmericasBank Corp.

In addition, in the event any of our outstanding warrants are exercised, other than in connection with a cashless exercise, we will grant our new management, either pursuant to the plan or otherwise, options to purchase additional shares of common stock at an exercise price equal to, as of the date of exercise of the warrant, the lesser of the fair market value of our common stock or the warrant exercise price. The number of options we will grant in such event will equal an amount such that our new management would own, assuming the exercise of all options held by management, the same percentage of us both before and after the exercise of the warrants.

General Vesting Rules. Subject to the limitations described under “Vesting Adjustments” below, the stock options to be granted to Messrs. Anders, Rever and Muncks will vest and become exercisable in accordance with the following provisions:

(i) 10% of the options will vest on the date of grant.

(ii) If (a) AmericasBank’s return on average assets (ROAA) for each period shown in the chart below is greater than or equal to 95% of the “ROAA Hurdle” for that period, and (b) the amount of the

AmericasBank’s average assets for each period shown in the chart below is greater than or equal to 95% of the “Average Assets Hurdle” for that period, then the percentage of the options set forth under “Percentage of Options Vesting” for that period, plus any options that were eligible to vest in a prior period but which did not vest under the terms of paragraphs (ii) through (vi) of “General Vesting Rules” (but specifically excluding any options that failed to vest under the terms of paragraph A, paragraph B, and/or paragraph C of “Vesting Adjustments” below), will vest one year after the last day of that period:

Period	Percentage of Options Vesting	ROAA Hurdle	Average Assets Hurdle
January 1, 2004 – December 31, 2004	11.67%	-1.25%	$40,542,000
January 1, 2005 – December 31, 2005	11.67%	0.25%	$59,672,000
January 1, 2006 – December 31, 2006	11.67%	0.5%	$71,471,000
January 1, 2007 – December 31, 2007	17.50%	0.75%	$84,024,000
January 1, 2008 – December 31, 2008	17.50%	1.00%	$95,583,000
January 1, 2009 – December 31, 2009	6.67%	1.25%	$105,708,000
January 1, 2010 – December 31, 2010	6.66%	1.40%	$116,137,000
January 1, 2011 – December 31, 2011**	6.66%	1.50%	$127,814,000
January 1, 2012 – December 31, 2012**	**	1.50%	$127,814,000
January 1, 2013 – December 31, 2013**	**	1.50%	$127,814,000

**	See paragraph (vi) below.

(iii) If AmericasBank’s ROAA for any period is less than 95% of the ROAA Hurdle for that period, then the number of options that are eligible to vest one year after the last day of that period as shown in the chart above will be reduced (but not below zero) by the same percentage as the percentage by which the ROAA Hurdle for that period exceeds AmericasBank’s ROAA for that period. The adjustments set forth in this paragraph (iii) is in addition to the adjustments set forth in paragraph (iv) below. The computations required under this paragraph (iii) will be made before giving effect to any adjustment required under paragraph (iv) below.

(iv) If AmericasBank’s average assets for any period is less than 95% of the Average Assets Hurdle for that period, then the number of options that are eligible to vest one year after the last day of that period as shown in the chart above will be reduced (but not below zero) by the same percentage as the percentage by which the Average Assets Hurdle for that period exceeds AmericasBank’s average assets for that period. The adjustments set forth in this paragraph (iv) are in addition to the adjustments set forth in paragraph (iii) above. The computations required under this paragraph (iv) will be made before giving effect to any adjustment required under paragraph (iii) above.

(v) Notwithstanding the provisions of paragraph (ii), paragraph (iii), and paragraph (iv) above, but subject to the provisions of paragraph A, paragraph B, and paragraph C under “Vesting Adjustments” below, if, for any period, any options fail to vest as a result of the application of paragraph (ii), paragraph (iii), and/or paragraph (iv) above, but AmericasBank’s ROAA for the applicable period exceeds the ROAA Hurdle for that period or AmericasBank’s average assets for the applicable period exceeds the Average Assets Hurdle for that period, then the number of options that are eligible to vest one year after the last day of that period as shown in the chart above will be reduced (but not below zero) in accordance with the following formula:

P = (B-A)

Where:

P = the percentage reduction in the number of options that are eligible to vest one year after the last day of that period;

A = (i) if AmericasBank’s ROAA for the applicable period exceeds the ROAA Hurdle for that period, the amount of such excess (expressed as a percentage); or (ii) if AmericasBank’s average assets for the applicable period exceeds the Average Assets Hurdle for that period, the amount of such excess (expressed as a percentage); and

B = (i) if the ROAA Hurdle for the applicable period exceeds AmericasBank’s ROAA for that period, the amount of such excess (expressed as a percentage); or (ii) if the Average Assets Hurdle for the applicable period exceeds AmericasBank’s average assets for that period, the amount of such excess (expressed as a percentage);

provided, however, that if, for any period, P is less than or equal to zero, then no reduction in the number of options that are eligible to vest one year after the end of that period shall be made under paragraph (iii) or paragraph (iv) above or this paragraph (v).

(vi) If the vesting criteria under paragraph (ii) under “General Vesting Rules” above for the period commencing on January 1, 2011 and ending on December 31, 2011 are satisfied, then no additional vesting will occur for the period commencing on January 1, 2012 and ending on December 31, 2012 or the period commencing on January 1, 2013 and ending on December 31, 2013. If the vesting criteria under paragraph (ii) under “General Vesting Rules” above for the period commencing on January 1, 2011 and ending on December 31, 2011 are not satisfied, but the vesting criteria for the period commencing on January 1, 2012 and ending on December 31, 2012 are satisfied, then no additional vesting will occur for the period commencing on January 1, 2013 and ending on December 31, 2013.

In addition, all options generally will immediately vest upon a “change of control” (as defined in the new management employee’s employment agreement) or if the employee is terminated without cause or terminates his employment for good reason, as described in the employment agreement. Also, any options that remain unvested as of December 31, 2014 will terminate.

Vesting Adjustments. The vesting provisions set forth under “General Vesting Rules” above will be subject to adjustment as follows:

A. Charge-Off Amount Adjustment. If, for any period shown in the chart above, the Charge-Off Amount (defined below) is greater than the Charge-Off Threshold, then the number of options that are eligible to vest one year after the last day of that period under “General Vesting Rules” above will be reduced by 5% (but not below zero) for each 0.1% by which the Charge-Off Amount exceeds 0.3%.

“Charge-Off Amount” means, for any fiscal period, the aggregate amount of loan and lease charge-offs made by AmericasBank, as determined in accordance with generally accepted accounting principles and bank regulatory requirements.

“Charge-Off Threshold” means, for any fiscal period, 0.3% of AmericasBank’s aggregate gross loans and leases extended during such period, as determined in accordance with generally accepted accounting principles and bank regulatory requirements.

The adjustments set forth in this paragraph A are in addition to the adjustments set forth in paragraph B and paragraph C below. The computations required under this paragraph A will be made before giving effect to any adjustment required under paragraph B and paragraph C(ii) below.

B. Non-Performing Amount Adjustment. If, as of the last day of any period shown in the chart above, the Non-Performing Amount (defined below) is greater than the Non-Performing Threshold (defined below), then the number of options that are eligible to vest one year after the last day of that period under “General Vesting Rules” above will be reduced by 5% (but not below zero) for each 0.1% by which the Non-Performing Amount exceeds 1.0%.

“Non-Performing Amount” means, as of any determination date, the amount of AmericasBank’s total loans and leases outstanding that have been classified as “non-performing” (or similar status) by AmericasBank. “Non-Performing Threshold” means, as of any determination date, 1.0% of AmericasBank’s total loans and leases outstanding, as determined in accordance with generally accepted accounting principles and bank regulatory requirements.

The adjustments set forth in this paragraph B are in addition to the adjustments set forth in paragraph A above and paragraph C below. The computations required under this paragraph B will be made before giving effect to any adjustment required under paragraph A above and paragraph C(ii) below.

C. Regulatory Rating Adjustments.

(i) If, as of the last day of any period as shown in the chart above commencing on or after the earlier of

(a) December 31, 2005, or

(b) the first date on which AmericasBank’s overall composite rating is better than or equal to 2,

AmericasBank’s overall composite rating is 3 or lower, then none of the options that are eligible to vest one year after the last day of that period under “General Vesting Rules” above will vest.

(ii) If, as of the last day of any period as shown in the chart above commencing on or after the earlier of

(a) December 31, 2005, or

(b) the first date on which AmericasBank’s overall composite rating is better than or equal to 2,

the rating for AmericasBank’s management and/or asset quality is 3 or lower, then the number of options that are eligible to vest one year after the last day of that period under “General Vesting Rules” above will be reduced by 50%. The adjustments set forth in this paragraph C(ii) are in addition to the adjustments set forth in paragraph A and paragraph B above. The computations required under this paragraph C(ii) will be made before giving effect to any adjustment required under paragraph A and paragraph B above.

(iii) If, as of the last day of any period as shown in the chart above commencing on or after the earlier of

(a) December 31, 2005, or

(b) the first date on which the rating for AmericasBank’s overall composite rating is better than or equal to 2,

the rating for AmericasBank’s management and/or asset quality has been 3 or lower for two consecutive periods, then none of the options that are eligible to vest one year after the last day of that period under “General Vesting Rules” above will vest.

Vesting Rules for Mortgage Lending Officers. We anticipate that we will establish vesting requirements for the person or persons we hire to oversee our residential mortgage lending division based on the success of that division.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of AmericasBank Corp.’s capital stock as of the date of this prospectus by (i) persons believed by AmericasBank Corp. to beneficially own more than five percent (5%) of the common stock; (ii) AmericasBank Corp.’s directors and executive officers; and (iii) all directors and executive officers of AmericasBank Corp. as a group. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

Name and Address of Beneficial Owner(1)	Shares of Common Stock	Warrants to Purchase Common Stock	Options to Purchase Common Stock	Total Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Ownership
Mark H. Anders	—	—	—	—	—
Nicholas J. Belitsos, M.D(2)	56,034	64,784	1,560	122,378	14.27%
J Clarence Jameson, III(3)	140,000	272,862	—	412,862	38.81%
Kemp Jayadeva(4)	21,500	40,500	2,320	64,320	7.71%
Norman H. Katz(5)	7,529	2,842	1,960	12,331	1.55%
Shawki N. Malek, M.D.(6)	16,759	16,759	2,020	35,538	4.39%
Mark D. Noar, M.D.(7)	52,510	61,260	860	114,630	13.44%
Larry D. Ohler(8)	17,334	45,334	1,760	64,428	7.69%
Kenneth D. Pezzulla(9)	5,050	13,050	11,560	29,660	3.64%
Neena Rao, M.D.(10)	12,502	12,502	140	25,144	3.13%
A. Gary Rever	—	—	—	—	—
Ramon F. Roig, M.D.(11)	58,100	64,500	1,720	124,320	14.50%
Lee Warner(12)	85,000	62,500	280	147,780	17.31%
Directors and Officers as a Group (13) people	472,318	656,893	24,180	1,153,391	78.35%

(1)	Unless otherwise indicated, the address of each person listed in the foregoing table is the address of AmericasBank Corp.

The total number of shares beneficially owned includes shares of capital stock owned by the named persons as of the date of this prospectus and shares of common stock subject warrants and/or options held by the named persons that are exercisable as of, or within 60 days of, the date of this prospectus.

The shares of common stock subject to warrants or options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	5,000 of the shares of common stock and 5,000 of the warrants are held for the benefit of the Nicholas J. Belitsos, M.D. Profit Sharing Trust, as to which Dr. Belitsos is the sole trustee; 1,000 shares of the common stock and 1,000 of the warrants are held jointly with Dr. Belitsos’ wife, as to which Dr. Belitsos shares voting and investment power; 700 shares of the common stock and 700 warrants are held by dependent children; and 1,000 of the shares of common stock and 1,000 of the warrants are held by Dr. Belitsos’ wife. Dr. Belitsos disclaims beneficial ownership as to the shares of common stock and warrants held by his wife. The table does not include 31,250 warrants to purchase common stock that are first exercisable on June 30, 2004.
(3)

96,719 of the shares of common stock and 224,946 of the warrants are held jointly with Mr. Jameson’s wife, as to which Mr. Jameson shares voting and investment power; 24,700 of the shares of common stock and 24,700 of the warrants are held for the benefit of Mr. Jameson’s IRA, as to which Mr. Jameson has sole voting and investment power; and 4,850 of the shares of the common stock and 4,850 of the warrants are held by Mr. Jameson’s wife’s IRA. Mr. Jameson disclaims beneficial ownership as to the shares of common stock and warrants held by his wife’s IRA.

The table does not include 31,773 warrants to purchase common stock that are first exercisable on June 30, 2004.

(4)	2,450 of the common stock and 2,450 of the warrants are held jointly with Mr. Jayadeva’s wife Shobha Jayadeva, M.D., as to which Mr. Jayadeva shares voting and investment power; 2,500 of the shares of the common stock and 2,500 of the warrants are held by dependent children; 500 of the shares of common stock and 500 of the warrants are held by Nivi Corporation; and 10,000 of the shares of common stock and 5,000 of the warrants are held by retirement plans for the benefit of Mr. Jayadeva’s spouse. Mr. Jayadeva, directly or indirectly, controls the voting and investment power of Nivi Corporation. The table does not include 5,000 warrants to purchase common stock that are first exercisable on June 30, 2004.
(5)	2,000 of the shares of the common stock and 2,000 of the warrants are held for the benefit of Mr. Katz’s wife’s IRA. The table does not include 4,687 warrants to purchase common stock that are first exercisable on June 30, 2004.
(6)	15,084 of the shares of common stock and 15,084 of the warrants are held for the benefit of the Dr. Malek’s IRA; 1,500 of the shares of common stock and 1,500 of the warrants are held for the benefit of Dr. Malek’s wife’s IRA; and 125 of the shares of common stock and 125 of the warrants are held jointly with Dr. Malek’s wife, as to which Dr. Malek shares voting and investment power.
(7)	34,265 of the shares of common stock and 29,950 of the warrants are held jointly with Dr. Noar’s wife, as to which Dr. Noar shares voting and investment power; 13,821 of the shares of common stock and 31,260 of the warrants are held by dependent children; 2,187 of the shares of the common stock are held for the benefit of Dr. Noar’s IRA, as to which Dr. Noar has sole voting and investment power; and 2,187 of the shares of the common stock are held by Dr. Noar’s wife’s IRA. The table does not include 31,250 warrants to purchase common stock that are first exercisable on June 30, 2004.
(8)	2,642 of the shares of common stock and 2,642 of the warrants are held by PLEDGE, a general partnership, 2,642 of the shares of common stock and 2,642 of the warrants are held by Columbia Leasing Associates, Inc. Mr. Ohler, directly or indirectly, controls the voting and investment power of PLEDGE and Columbia Leasing Associates, Inc.
(9)	3,000 of the shares of common stock and 3,000 of the warrants are held for the benefit of Mr. Pezzulla’s IRA, as to which Mr. Pezzulla has sole voting and investment power and 2,000 shares of common stock and 10,000 warrants are held jointly with Mr. Pezzulla’s wife.
(10)	4,168 of the shares of common stock and 4,168 of the warrants are held by dependent children.
(11)	3,000 of the shares of the common stock and 3,000 of the warrants are held for the benefit of Dr. Roig’s IRA, as to which Dr. Roig has sole voting and investment power; 40,100 of the shares of common stock and 8,500 of the warrants are held for the benefit of Raymond F. Roig, Jr., M.D. P.A. Profit Sharing Plan & Trust, as to which Dr. Roig is the sole trustee; and 2,000 of the shares of common stock and 2,000 of the warrants are held for the benefit of Dr. Roig’s wife’s IRA, as to which Mrs. Roig has sole voting and investment power. Dr Roig disclaims beneficial ownership as to the shares of common stock and warrants held for the benefit of his wife’s IRA. The table does not include 33,600 warrants to purchase common stock that are first exercisable on June 30, 2004.
(12)	The shares of common stock and the warrants are held jointly with Mr. Warmers’ wife, as to which Mr. Warner shares voting and investment power. The table does not include 62,500 warrants to purchase common stock that are first exercisable on June 30, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AmericasBank has had in the past, and expects to have in the future, banking transactions with directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business. Any loans and loan commitments are made in accordance with all applicable laws. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding at September 30, 2003 to AmericasBank’s directors, officers and their affiliates was approximately $1,161,554.

Mr. Pezzulla has provided and will continue to provide legal services to AmericasBank Corp. and AmericasBank. For the year ended December 31, 2002 and the nine-months ended September 30, 2003, we paid Mr. Pezzulla an aggregate of $3,604 and $2,813, respectively, for these services.

In addition to the foregoing provisions regarding the terms of our banking transactions with our directors and executive officers, any business transactions with our or AmericasBank’s directors, executive officers or holders of five percent or more of our capital stock, including our transactions with Mr. Pezzulla, will be made on terms that are no less favorable to us and AmericasBank than those that could be obtained from unaffiliated third parties.

SUPERVISION AND REGULATION

AmericasBank Corp. and AmericasBank are subject to extensive regulation under state and federal banking laws and regulations. These laws impose specific requirements and restrictions on virtually all aspects of operations and generally are intended to protect depositors, not stockholders. The following discussion is only a summary and readers should refer to particular statutory and regulatory provisions for more detailed information. In addition, management cannot predict the nature or the extent of the effect on business and earnings that new federal or state legislation may have in the future.

Regulation of AmericasBank Corp.

AmericasBank Corp. is a bank holding company under the Bank Holding Company Act of 1956, as amended. As such, AmericasBank Corp. is subject to regulation and examination by the Federal Reserve Board, and is required to file periodic reports and any additional information that the Federal Reserve Board may require. The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries and acquiring or retaining direct or indirect control of any company engaged in any activities closely related to banking or managing or controlling banks.

The Federal Reserve Board must approve, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank, or the merger or consolidation by a bank holding company with another bank holding company. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995. The effect of the repeal of these restrictions is that, subject to certain time and deposit base requirements, AmericasBank Corp. may acquire a bank located in Maryland or any other state, and a bank holding company located outside of Maryland can acquire any Maryland-based bank holding company or bank.

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. In 1997, the Federal Reserve Board adopted amendments to its Regulation Y, creating exceptions to the Bank Holding Company Act’s anti-tying prohibitions that give bank subsidiaries of holding companies greater flexibility in packaging products and services with their affiliates.

In accordance with Federal Reserve Board policy, AmericasBank Corp. is expected to act as a source of financial strength to AmericasBank and to commit resources to support AmericasBank in circumstances in which

AmericasBank Corp. might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

The Federal Reserve Board imposes risk-based capital measures on bank holding companies in order to insure their capital adequacy. Because AmericasBank Corp. is a bank holding company with less than $150,000,000 in assets, AmericasBank Corp. is currently exempt from most of these risk-based capital measures. However, the Federal Reserve Board still requires that AmericasBank Corp. remain adequately capitalized and have the ability to retire any debt within 25 years from the date it is incurred.

AmericasBank Corp., as a bank holding company, is subject to dividend regulations of the Federal Reserve System. In general, a small bank holding company that has a debt to equity ratio greater than 1:1 is not expected to pay corporate dividends until such time as its debt to equity ratio declines to 1:1 or less and its bank subsidiary is otherwise well managed, well capitalized and not under any supervisory order. AmericasBank Corp. is a small bank holding company. In addition, the Federal Reserve Board has issued guidance that states, in general, that an entity experiencing financial difficulties - such as AmericasBank Corp. - should not pay or continue to pay dividends unless (i) the entity’s net income over the prior year is sufficient to fund all dividends and (ii) the earnings retained by the entity is consistent with the entity’s capital needs, asset quality and overall financial condition. Currently, AmericasBank Corp. is subject to a Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation that, among other things, prohibits the payment of dividends without prior written approval of the Federal Reserve and the Maryland Commissioner of Financial Regulation. See “Business of AmericasBank Corp. and AmericasBank –Regulatory Matters” and “Common Stock Prices and Dividends – Dividend Policy.”

On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (“GLBA”). Effective March 11, 2000, pursuant to authority granted under the GLBA, a bank holding company may elect to become a financial holding company and thereby engage in a broader range of financial and other activities than are permissible for traditional bank holding companies. In order to qualify for the election, all of the depository institution subsidiaries of the bank holding company must be well capitalized and well managed, as defined by regulation, and all of its depository institution subsidiaries must have achieved a rating of satisfactory or better with respect to meeting community credit needs.

Pursuant to the GLBA, financial holding companies are permitted to engage in activities that are “financial in nature” or incidental or complementary thereto and not a substantial risk to the safety and soundness of the depository institution or the financial system in general, as determined by the Federal Reserve Board. The GLBA identifies several activities as “financial in nature,” including, among others, insurance underwriting and agency, investment advisory services, merchant banking and underwriting, and dealing or making a market in securities. Being designated a financial holding company will allow insurance companies, securities brokers and other types of financial companies to affiliate with and/or acquire depository institutions. AmericasBank Corp. does not currently intend to become a financial holding company.

Under Maryland law, an existing bank holding company that desires to acquire a Maryland state-chartered bank or trust company, a federally-chartered bank with its main office in Maryland, or a bank holding company that has its principal place of business in Maryland, must file an application with the Maryland Commissioner of Financial Regulation. In approving the application, the Maryland Commissioner of Financial Regulation must consider whether the acquisition may be detrimental to the safety and soundness of the entity being acquired or whether the acquisition may result in an undue concentration of resources or a substantial reduction in competition in Maryland. The Maryland Commissioner of Financial Regulation may not approve an acquisition if, on consummation of the transaction, the acquiring company, together with all its insured depository institution affiliates, would control 30% or more of the total amount of deposits of insured depository institutions in Maryland. The Maryland Commissioner of Financial Regulation has authority to adopt by regulation a procedure to waive this requirement for good cause. In a transaction for which approval of the Maryland Commissioner of Financial Regulation is not required due to an exemption under Maryland law, or for which federal law authorizes the transaction without application to the Maryland Commissioner of Financial Regulation, the parties to the acquisition must provide written notice to the Maryland Commissioner of Financial Regulation at least 15 days before the effective date of the transaction.

The status of AmericasBank Corp. as a registered bank holding company under the Bank Holding Company Act and a Maryland-chartered bank holding company does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Regulation of AmericasBank

AmericasBank is a Maryland chartered trust company (with all powers of a commercial bank), is a member of the Federal Reserve System (a “state member bank”) and its deposit accounts are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) up to the maximum legal limits of the FDIC. It is subject to regulation, supervision and regular examination by the Maryland Commissioner of Financial Regulation and the Federal Reserve Board. The regulations of these various agencies govern most aspects of AmericasBank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing AmericasBank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

Branching and Interstate Banking

The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transactions are prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states that specifically allow for such branching. The District of Columbia, Maryland and Virginia have all enacted laws that permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act (the “GLBA”) altered substantially the statutory framework for providing banking and other financial services in the United States of America. The GLBA, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers.

The GLBA also provides protections against the transfer and use by financial institutions of consumers’ nonpublic personal information. A financial institution must provide to its customers, at the beginning of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated third parties unless the institution discloses to the customer that the information may be so provided and the customer is given the opportunity to opt out of such disclosure.

Capital Adequacy Guidelines

The Federal Reserve Board and the FDIC have adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

State member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital. In general, this requirement is similar to the capital that a bank must have in order to be considered “adequately capitalized” under the prompt corrective action regulations. See “- “Prompt Corrective Action.” AmericasBank currently complies with this minimum requirement. However, if we do not raise at least $2,500,000 from the offerings, it is likely that our capital levels will continue to decline and we would ultimately not comply with this minimum requirement.

Tier 1 Capital generally consists of the sum of common stockholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as “available for sale” in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a commercial bank, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which the bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could be subject to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (the “FDIA”) and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period.

Prompt Corrective Action

Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank will be deemed to be: (i) “well capitalized” if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized;” (iii) “undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0%

or a Leverage Capital Ratio that is less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

If we do not raise at least $2,500,000 from the offerings, it is likely that our capital levels will continue to decline and we would ultimately become undercapitalized.

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

An institution that is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty will be limited to the lesser of (i) an amount equal to 5.0% of the institution’s total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, will be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

A “critically undercapitalized institution” is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and the federal regulators agree to an extension. In general, good cause is defined as capital that has been raised and is immediately available for infusion into the bank except for certain technical requirements that may delay the infusion for a period of time beyond the 90 day time period.

Immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital, restricting transactions with affiliates, requiring divestiture of the institution or the sale of the institution to a willing purchaser, and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution’s obligations exceed its assets; (ii) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

Regulatory Enforcement Authority

Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Currently, we are operating under a Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation and a Memorandum of Understanding with the Federal Reserve Bank of Richmond. See “Business of AmericasBank Corp. and AmericasBank – Regulatory Matters.”

Transactions with Affiliates and Insiders

Maryland law imposes restrictions on certain transactions with affiliates of Maryland commercial banks. Generally, under Maryland law, a director, officer or employee of a commercial bank may not borrow, directly or indirectly, any money from the bank, unless the loan has been approved by a resolution adopted by and recorded in the minutes of the board of directors of the bank, or the executive committee of the bank, if that committee is authorized to make loans. If the executive committee approves such a loan, the loan approval must be reported to the board of directors at its next meeting. Certain commercial loans made to directors of a bank and certain consumer loans made to non-officer employees of the bank are exempt from the law’s coverage.

In addition, AmericasBank is subject to the provisions of Section 23A of the Federal Reserve Act, which limits the amount of loans or extensions of credit to, investments in, or certain other transactions with, affiliates, and limits the amount of advances to third parties collateralized by the securities or obligations of affiliates. Section 23A limits the aggregate amount of transactions with any individual affiliate to ten percent (10%) of the capital and surplus of AmericasBank and also limits the aggregate amount of transactions with all affiliates to twenty percent (20%) of capital and surplus. Loans and certain other extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited.

AmericasBank also is subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution and or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated entities. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards that in good faith would be offered to or would apply to non-affiliated companies.

We have entered into banking transactions with our directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business. Any loans and loan commitments are made in accordance with all applicable laws. See “Certain Relationships and Related Transactions.”

Loans to One Borrower

AmericasBank is subject to the statutory and regulatory limits on the extension of credit to one borrower. Generally, the maximum amount of total outstanding loans that a Maryland chartered trust company may have to any one borrower at any one time is 15% of AmericasBank’s unimpaired capital and surplus. As of November 30, 2003, we were able to lend $282,000 to any one borrower. This amount is significantly less than that of many of our competitors.

Liquidity

AmericasBank is subject to the reserve requirements imposed by the State of Maryland. A Maryland commercial bank is required to have at all times a reserve equal to at least 15% of its demand deposits. AmericasBank is also subject to the reserve requirements of Federal Reserve Board Regulation D, which applies to all depository institutions. As of January 31, 2004, amounts in transaction accounts above $6,600,000 and up to $42,100,000 must have reserves held against them in the ratio of three percent of the amount. Amounts above $45,400,000 require reserves of $1,083,000 plus 10 percent of the amount in excess of $42,100,000. The Maryland reserve requirements may be used to satisfy the requirements of Federal Reserve Regulation D. We are in compliance with our liquidity requirements.

Dividends

Under Maryland law, AmericasBank may declare a cash dividend, after providing for due or accrued expenses, losses, interest, and taxes, from its undivided profits or, with the prior approval of the Maryland Commissioner of Financial Regulation, from its surplus in excess of 100% of its required capital stock. Also, if AmericasBank’s surplus is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, the bank regulatory agencies have the ability to prohibit or limit proposed dividends if such regulatory agencies determine the payment of such dividends would result in AmericasBank being in an unsafe and unsound condition. Currently, AmericasBank is operating under a Written Agreement with the Federal Reserve Bank of Richmond and the Maryland Division of Financial Regulation that, among other things, prohibits the payment of dividends without prior written approval of the Federal Reserve and the Maryland Commissioner of Financial Regulation. See “Business of AmericasBank Corp. and AmericasBank –Regulatory Matters” and “Common Stock Prices and Dividends – Dividend Policy.”

Community Reinvestment Act

AmericasBank is required to comply with the Community Reinvestment Act (“CRA”) regardless of its capital condition. The CRA requires that, in connection with its examinations of AmericasBank, the Federal Reserve evaluates the record of AmericasBank in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of the institution. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings. AmericasBank received a “Satisfactory” rating in its latest CRA examination in April 2003.

USA PATRIOT Act

On October 26, 2001, President Bush signed into law comprehensive anti-terrorism legislation known as the USA PATRIOT Act of 2001 (the “USA Patriot Act”). Title III of the USA Patriot Act substantially broadened the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department (“Treasury”) has issued a number of implementing regulations that apply various requirements of the USA Patriot Act to financial institutions such as AmericasBank. Those regulations impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. Treasury is expected to issue a number of additional regulations that will further clarify the USA Patriot Act’s requirements.

Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. AmericasBank has adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and Treasury’s regulations.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 5,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of the date of this prospectus, 791,060 shares of common stock are issued and outstanding and held by approximately 264 shareholders of record. In addition, warrants to purchase 1,171,060 shares of common stock and options to purchase 24,580 shares of common stock are outstanding as of the date of this prospectus. The following summary of certain terms of our common stock and preferred stock is necessarily general and reference should be made in each case to our charter and bylaws that are filed as exhibits to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Additional Information.”

In general, shareholders or subscribers for our stock have no personal liability for the debts and obligations of AmericasBank Corp. because of their status as shareholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

Common Stock

We are authorized to issue 5,000,000 shares of common stock, par value $0.01 per share. Upon completion of the offerings, including the shares of common stock currently issued and outstanding, a maximum of 3,666,060 shares of common stock will be issued and outstanding.

The outstanding shares of common stock currently are, and the shares of common stock to be issued in the offerings will be, upon payment as described in this prospectus, fully paid and non-assessable. Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the board of directors of AmericasBank Corp. declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets upon the voluntary or involuntary liquidation, dissolution or winding up of AmericasBank Corp., after distributions are made to anyone with more senior rights, as described below.

In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring shareholder action, and each share is entitled to one vote. Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe to any securities of AmericasBank Corp.

Our charter grants to the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our shareholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of our common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. Prior to issuance of shares of each series of preferred stock, the board of directors is required by the Maryland General Corporation Law (“MGCL”) to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our shareholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. Such shares of preferred stock also could, among other things, have voting or conversion rights that would adversely affect the voting power of the common stock.

On March 28, 2003, AmericasBank Corp. filed Articles Supplementary with the Maryland State Department of Assessments and Taxation that reclassified 625,000 shares of the authorized but unissued preferred stock, par value $0.01 per share, of AmericasBank Corp. into a series designated as Series A Preferred Stock. We issued 200,060 of these shares as part of our 2003 private placement. On December 2, 2003, the 200,060 outstanding shares of our Series A Preferred Stock were exchanged for 200,060 shares of our common stock. See “Business of AmericasBank Corp. and AmericasBank – Stock Offerings.”

Warrants

General. On September 2, 1998, as a dividend to our shareholders of record on September 1, 1998, we issued warrants to purchase 300,000 shares of our common stock at an exercise price of $10.00 per share, subject to adjustment for certain events. These warrants were first exercisable beginning any time after April 1, 2000, and had an original expiration date of 5:00 p.m. on October 8, 2001. We subsequently extended the expiration date of these warrants to 5:00 p.m. on September 1, 2008.

As part of the units issued in our public offering that concluded in March 1999, we issued warrants to purchase 196,000 shares of our common stock at an exercise price of $13.00 per share, subject to adjustment in certain events. These warrants were first exercisable beginning any time after April 8, 2000, and expire at 5:00 p.m. on September 1, 2008.

As part of our 2002 private placement, we issued warrants to purchase 475,000 shares of our common stock at an exercise price of $5.00 per share, subject to adjustment for certain events. These warrants were first exercisable beginning any time after December 31, 2003, and expire at 5:00 p.m. on September 1, 2008.

As part of our 2003 private placement, we issued warrants to purchase 200,060 shares of our common stock at an exercise price of $3.20 per share, subject to adjustment for certain events. These warrants were first exercisable beginning any time after June 30, 2004 and expire at 5:00 p.m. on September 1, 2008.

For more information about the transactions pursuant to which our warrants were issued, see “Business of AmericasBank Corp. and AmericasBank – Stock Offerings.”

Shares of common stock, when issued upon the exercise of our warrants in accordance with their terms, will be duly and validly issued, fully paid and non-assessable.

Except for certain restrictions on transfer and the right to a cashless exercise, which provisions are contained in the warrants issued in our 2002 and 2003 private placements but which are not contained in the warrants issued as a dividend or the warrants issued as part of our 1999 public offering, the terms of all of our warrants are the same in all material respects.

The following summary of certain terms of our warrants is necessarily general and reference should be made in each case to the form of warrants which are filed as exhibits to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Additional Information.”

No Rights as Stockholders. Warrantholders are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of our common stock for any purpose until the warrants held by such warrantholders have been duly exercised and payment of the exercise price has been made.

Fractional Interests. We are not required to issue any fraction of a share of common stock upon the exercise of a warrant. In lieu of issuing a fraction of a share remaining after exercise of a warrant, we will make a cash payment for any fraction of a share equal to the same fraction of the exercise price of the warrant.

Restrictions on Transfer. Warrantholders of the warrants issued in our 2002 and 2003 private placements, in addition to any other restriction on transfer that may be applicable under the securities laws, may only transfer warrants (i) subject to a right of first refusal to us; (ii) with our prior written consent; or (iii) to a “Family Member” (as such term is defined in the warrant).

Exercise of Warrants. Subject to compliance with applicable securities laws, upon presentation and surrender of a warrant, with a duly completed and executed purchase form, at our principal offices or at such other place as we may designate, indicating the warrantholders election to exercise all or a portion (consisting of whole warrants) of the warrantholder’s warrant, together with a check payable to the order of us in the amount of the exercise price times the number of shares of common stock being purchased, we will deliver to the warrantholder, as promptly as practicable, certificates representing the shares of common stock being purchased and, if the warrantholder is purchasing less than all of the shares of common stock covered by the warrant, a new warrant.

In addition to paying by check, warrants issued in our 2002 and 2003 private placements may be exercised in whole or in part by being exchanged for a number of shares having an aggregate market price, as defined in the warrant, on the date of such exercise equal to the difference between (i) the aggregate market price of the number of shares of common stock subject to the warrant and (ii) the aggregate exercise price otherwise payable by the warrantholder for such designated shares. Upon any such exercise, the number of shares purchasable upon exercise of the warrant shall be reduced by such designated number of shares and, if a balance of shares remains after such exercise, we shall execute and deliver a new warrant for such balance.

Adjustment to Exercise Price and Number of Shares Purchasable. The exercise price and the number of shares of common stock purchasable upon exercise of the warrants is subject to adjustment to protect warrantholders against dilution in certain events, including, if we: (i) pay a dividend in shares of our common stock; (ii) subdivide outstanding shares of our common stock into a greater smaller number of shares; (iii) combine outstanding shares of our common stock into a smaller number of shares; (iv) reorganize or reclassify any of our common stock; (v) consolidate or merge with another entity (other than a merger with a subsidiary in which merger we are the continuing corporation and which does not result in any reclassification or change of the shares issuable upon exercise of the warrants); (v) participate in a share exchange in which our common stock is to be acquired; or (vi) sell or lease all or substantially all of our assets.

Anti-Takeover Provisions in our Charter and Bylaws

General. A number of provisions of our charter and bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of certain provisions of our charter and bylaws that might be deemed to have a potential “anti-takeover” effect. The following description of certain of the provisions of our charter and bylaws is necessarily general and reference should be made in each case to the charter and bylaws.

Classification of the Board of Directors. Our bylaws provide that we shall have 13 directors, and that the number of directors may be increased or decreased by the board of directors. Our board of directors is currently set at 13 directors. Our directors are divided into three classes - Class A, Class B and Class C - each class consisting of an equal number of directors, or as nearly equal as possible and each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management but makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. We believe that classification of the board of directors will help to assure the continuity and stability of AmericasBank Corp.’s business strategies and policies as determined by the board of directors.

Absence Of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a shareholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority shareholders to elect nominees to a corporation’s board of directors. The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Removal of Directors. The MGCL provides that if a corporation’s directors are divided into classes, a director may only be removed for cause. Our bylaws also provide that our directors may only be removed for cause.

Amendment of Bylaws. Our bylaws may only be amended by our board of directors. Shareholders have no authority to amend our bylaws.

Authorized Shares. As indicated above, our charter authorizes the issuance of 5,000,000 shares of common stock and 5,000,000 shares of preferred stock. The authorization of a large number of common and preferred stock provides our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock based compensation. However, the unissued authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of AmericasBank Corp. Also, as indicated above, the board of directors’ right to reclassify any unissued shares of common stock and to set the terms of one or more series of preferred stock has anti-takeover effects.

Procedures For Shareholder Nominations And Proposals. Our bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to our secretary not less than 90 days nor more than 120 days before the first anniversary of the mailing date of the prior year’s annual meeting. Nominations and proposals that fail to follow the prescribed procedures will not be considered. We believe that it is in our and our shareholders best interests to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors or proposals for new business. This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. For shareholder proposals to be included in our proxy materials, the shareholder must comply with all timing and information requirements of the Securities Exchange Act of 1934.

Limitations On Liabilities. Our charter provides that the personal liability of our directors and officers for monetary damages is eliminated to the fullest extent permitted by Maryland law. Maryland law currently provides that directors and officers of corporations that have adopted such a provision will generally not be so liable, except:

•	To the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; and

•	To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our charter also provides that we will indemnify our officers and directors against liabilities and will advance expenses to such persons prior to a final disposition of an action to the fullest extent permitted by Maryland law. The rights of indemnification provided in our charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, our bylaws authorize us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AmericasBank Corp., whether or not we would have the power to provide indemnification to such person.

These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us under provisions of our charter, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Anti-Takeover Provisions in the MGCL

In addition to the provisions contained in our charter and bylaws, the MGCL includes certain provisions applicable to Maryland corporations that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

Business Combinations. Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s shareholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. They also do not apply if the company has fewer than 100 beneficial owners of stock.

Control Share Acquisitions. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.

Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Summary of Anti-Takeover Provisions

The foregoing provisions of our charter and bylaws and Maryland law could have the effect of discouraging an acquisition of AmericasBank Corp. or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make AmericasBank Corp. less attractive to a potential acquiror and/or might result in shareholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in AmericasBank Corp.’s best interests and the best interests of its shareholders. In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of the shareholders. Accordingly, the board of directors believes that it is in AmericasBank Corp.’s best interests and in the best interests of its shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of AmericasBank Corp.’s true value and where the transaction is in the best interests of all shareholders.

Despite the board of directors’ belief as to the benefits to AmericasBank Corp. of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

Transfer Agent

We currently serve as our transfer agent. After the offerings, we anticipate that American Stock Transfer & Trust Company will serve as the transfer agent for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

All shares sold in the offerings will be freely tradable without restriction, except for any shares purchased by an “affiliate” of AmericasBank Corp. Shares purchased by an affiliate of AmericasBank Corp. may not be resold unless they are registered under the Securities Act of 1933, as amended, or sold pursuant to an exemption from registration including that set forth in Securities and Exchange Commission Rule 144. All of AmericasBank Corp.’s and AmericasBank’s executive officers and directors will be considered “affiliates” of AmericasBank Corp.

As of the date of this prospectus, we have 791,060 shares of common stock outstanding, all of which are freely tradable except for shares held by affiliates of AmericasBank Corp., the 95,000 shares issued in our 2002 private placement and the 200,060 shares that were exchanged from the shares of Series A Preferred Stock issued in our 2003 private placement. In addition, as of the date of this prospectus, we had 1,171,600 shares of common stock subject to outstanding warrants and 24,580 shares of common stock subject to outstanding options.

Currently, the shares issued in our 2002 private placement, the shares exchanged from the shares of Series A Preferred Stock and any shares issuable upon exercise of the warrants or the options constitute or will constitute “restricted securities” within the meaning of Rule 144 and may not be resold unless they are registered under the Securities Act or sold pursuant to an exemption from registration including that set forth in Rule 144.

In general, under Rule 144 as currently in effect, a person that has beneficially owned shares of common stock that are restricted securities for at least one year, or an affiliate who holds non-restricted shares, would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by AmericasBank Corp. or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market as a result of or following the offerings could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

UNDERWRITING

McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as selling agent for us on a best efforts basis, the shares being offered in the rights offering that are not purchased by our shareholders by             , together with 2,100,000 additional shares in the public offering. We also may increase the number of shares in the public offering by up to an additional 375,000 shares. Because the public offering is on a best efforts basis and there is no minimum number of shares to be sold, McKinnon & Company, Inc. is not obligated to purchase any shares if they are not sold to the public, and McKinnon & Company, Inc. is not required to sell any specific number or dollar amount of shares. McKinnon & Company, Inc. is a member of the National Association of Securities Dealers, Inc. and an SEC-registered broker-dealer.

McKinnon & Company, Inc. has informed us that it proposes to sell the common stock as selling agent for us – subject to prior sale, when, as and if issued by us - in part to the public at the public offering prices set forth on the cover page of this prospectus, and in part through certain selected dealers that are members of the National Association of Securities Dealers, Inc. to customers of such selected dealers at the public offering price. Each selected dealer will receive a commission of $0.     for each share that it sells. Purchasers are required to have an account either with McKinnon & Company, Inc. or a selected dealer to purchase shares of common stock in the offering. However, McKinnon & Company, Inc. has no obligation to open an account for any prospective purchaser.

At closing, McKinnon & Company, Inc. will notify all prospective purchasers, directly or through a selected dealer, of the number of shares to be purchased. The purchasers, through their dealers, will transmit their purchase funds to the escrow agent by wire transmission. McKinnon & Company, Inc. will not purchase or otherwise take ownership of any shares. Closing is expected to occur on or about                     .

We will pay McKinnon & Company, Inc. a financial advisory fee equal to one percent of the aggregate sales price of the shares sold in the rights offering and a commission equal to six percent of the aggregate sales price of the shares sold in the public offering.

We determined the offering price through negotiations with McKinnon & Company, Inc. In determining the offering price, we considered the following factors, among others: the per share book value of the common stock as of December 31, 2003; the trading history of the common stock, including the frequency and volume of trades and actual trading prices, but not necessarily the current quoted or last sale price; the history and the prospects for AmericasBank Corp. and AmericasBank; AmericasBank’s past and present earnings, trend of such earnings and the prospects for future earnings; the current performance and prospects of the banking industry in which AmericasBank competes; the general condition of the securities market at the time of the offering and the prices of equity securities of other community banks.

We have agreed to indemnify and hold harmless McKinnon & Company, Inc. and the persons who control it against certain liabilities, including liability under the Securities Act of 1933, as amended. Under certain conditions, we have agreed to contribute to any payment that McKinnon & Company, Inc. may be required to make for such indemnified liabilities. In addition, we have agreed to reimburse McKinnon & Company, Inc. for its expenses, including any legal fees, that it incurs in connection with the offerings.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for AmericasBank Corp. by Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriter by Williams Mullen, Richmond, Virginia.

EXPERTS

The audited financial statements of AmericasBank Corp. included in this prospectus have been included in reliance upon the report of Rowles & Company, LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

HOW TO FIND ADDITIONAL INFORMATION

We are not currently required to file reports with the Securities and Exchange Commission, although we will do so after the offerings. We will furnish stockholders with annual reports containing audited financial statements. We may also send other reports to keep stockholders informed of our business.

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission, and this prospectus was included in the Registration Statement. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may contact the SEC by calling 1-800-SEC-0330. These materials may also be accessed via the Securities and

Exchange Commission’s Internet website. The address of that website is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize all material provisions of such contracts or other documents. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

No one is authorized to give you information that is not included in this prospectus. If someone gives you any other information, you should not rely upon it because we may not have authorized the use of that information. We may deliver this prospectus to a prospective investor and/or sell shares of common stock in the offering even if the information in this prospectus changes after the date on the cover of this prospectus.

This prospectus is not an offer to sell the common stock and is not a solicitation of an offer to buy the common stock in any state where the offer or sale is not permitted.

AMERICASBANK CORP. & SUBSIDIARY

Report of Independent Auditors

The Board of Directors and Stockholders

AmericasBank Corp. and Subsidiary

Towson, Maryland

We have audited the accompanying consolidated balance sheets of AmericasBank Corp. and Subsidiary as of December 31, 2002 and 2001, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmericasBank Corp. and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Rowles & Company, LLP

Baltimore, Maryland

March 5, 2003

AmericasBank Corp. and Subsidiary

Consolidated Balance Sheets

	(Unaudited) September 30,		December 31,
	2003	2002	2002	2001

Assets
Cash and due from banks	$323,285	$711,192	$700,618	$440,533
Federal funds sold and Federal Home Loan Bank deposit	6,109,731	3,542,850	3,157,874	2,103,240
Money market mutual fund	—	—	—	2,507,892
Certificates of deposit in other financial institution	—	587,000	—	—
Securities available for sale	377,552	453,902	592,213	3,569,625
Securities held to maturity	—	1,223,671	—	367,613
Loans held for sale	2,325,413	—	3,754,987	—
Loans, less allowance for loan losses of $299,912, $225,976, $252,769 and $261,214	17,142,888	12,624,487	13,159,755	12,167,885
Foreclosed real estate	42,698	—	—	—
Premises and equipment	866,403	715,727	712,678	714,588
Federal Home Loan Bank and Federal Reserve Bank stock	158,850	211,634	189,250	212,100
Accrued interest receivable	88,238	80,796	70,173	94,629
Other assets	123,033	84,287	66,896	111,324

	$27,558,091	$20,235,546	$22,404,444	$22,289,429

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$1,984,489	$2,297,590	$1,555,678	$1,929,058
Interest-bearing	23,578,558	15,480,511	18,723,990	17,703,176

Total deposits	25,563,047	17,778,101	20,279,668	19,632,234
Other liabilities	147,311	35,851	66,435	55,056

	25,710,358	17,813,952	20,346,103	19,687,290

Stockholders’ equity
Preferred stock, par value $.01 per share; 5,000,000 shares authorized; issued and outstanding 200,060 and 0 shares	2,001	—	—	—
Common stock, par value $.01 per share; 5,000,000 shares authorized; issued and outstanding 591,000 and 496,000 shares	5,910	5,910	5,910	4,960
Additional paid-in capital	6,005,696	5,411,548	5,411,548	4,958,040
Retained earnings (deficit)	(4,183,582)	(3,015,751)	(3,379,915)	(2,379,694)
Accumulated other comprehensive income	17,708	19,887	20,798	18,833

	1,847,733	2,421,594	2,058,341	2,602,139

	$27,558,091	$20,235,546	$22,404,444	$22,289,429

The accompanying notes are an integral part of these financial statements.

AmericasBank Corp. and Subsidiary

Consolidated Statements of Income

	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001

Interest revenue
Loans, including fees	$915,663	$720,816	$944,316	$1,393,614
Mortgage-backed securities	3,188	27,932	37,321	39,290
U. S. government agency securities	—	3,905	3,905	41,329
Preferred trust securities	22,500	25,275	32,775	62,793
Federal funds sold and Federal Home Loan Bank deposit	61,740	25,107	39,218	100,068
Mutual funds	—	84,889	84,889	23,157
Other	7,442	16,039	22,691	31,626

Total interest revenue	1,010,533	903,963	1,165,115	1,691,877

Interest expense
Deposits	567,001	510,106	670,445	936,645

Net interest income	443,532	393,857	494,670	755,232

Provision for loan losses	60,000	(20,000)	78,000	150,000

Net interest income after provision for loan losses	383,532	413,857	416,670	605,232

Noninterest revenue
Service charges on deposit accounts	34,441	61,472	78,802	100,384
Mortgage division fees	14,156	124,357	154,858	—
Gain on sale of loans held for sale	436,822	—	37,219	—
Loss on sale of investments	—	(68,813)	(61,088)	—
Other fees and commissions	3,648	7,720	36,735	26,267

Total noninterest revenue	489,067	124,736	246,526	126,651

Noninterest expenses
Salaries	876,699	460,719	665,035	506,343
Employee benefits	62,251	72,429	100,932	81,791
Occupancy	97,067	103,386	139,483	152,210
Furniture and equipment	72,500	71,804	96,053	71,414
Other operating	567,749	466,312	661,914	673,180

Total noninterest expenses	1,676,266	1,174,650	1,663,417	1,484,938

Loss before income taxes	(803,667)	(636,057)	(1,000,221)	(753,055)
Income taxes	—	—	—	—

Net loss	$(803,667)	$(636,057)	$(1,000,221)	$(753,055)

Loss per common share - basic and diluted	$(1.36)	$(1.18)	$(1.81)	$(1.52)

The accompanying notes are an integral part of these financial statements.

AmericasBank Corp. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

	Common stock		Preferred stock		Additional Paid - in Capital	Retained earnings (deficit)	Accumulated other comprehensive income	Comprehensive income (loss)
	Shares	Par value	Shares	Par value

Balance, December 31, 2000	496,000	$4,960	—	$—	$4,958,040	$(1,626,639)	$19,801
Net Loss	—	—	—	—	—	(753,055)	—	$(753,055)
Unrealized gain (loss) on investment securities available for sale, net	—	—	—	—	—	—	(968)	(968)

Comprehensive income								$(754,023)

Balance, December 31, 2001	496,000	4,960	—	—	4,958,040	(2,379,694)	18,833
Net loss	—	—	—	—	—	(1,000,221)	—	$(1,000,221)
Unrealized gain (loss) on investment securities available for sale, net	—	—	—	—	—	—	1,965	1,965

Comprehensive income								$(998,256)

Issuance of common shares	95,000	950	—	—	453,508	—	—

Balance, December 31, 2002	591,000	5,910	—	—	5,411,548	(3,379,915)	20,798
Net loss (unaudited)	—	—	—	—	—	(803,667)	—	$(803,667)
Unrealized gain (loss) on investment securities available for sale, net (unaudited)	—	—	—	—	—	—	(3,090)	(3,090)

Comprehensive income (unaudited)								$(806,757)

Issuance of preferred shares (unaudited)	—	—	200,060	2,001	594,148	—	—

Balance, September 30, 2003 (unaudited)	591,000	$5,910	200,060	$2,001	$6,005,696	$(4,183,582)	$17,708

The accompanying notes are an integral part of these financial statements.

AmericasBank Corp. and Subsidiary

Consolidated Statements of Cash Flows

	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001

Cash flows from operating activities
Interest received	$996,120	$963,008	$1,252,361	$1,773,969
Fees and commissions received	61,119	193,549	275,035	126,651
Interest paid	(565,485)	(510,631)	(670,970)	(936,645)
Proceeds from sale of loans held for sale, net of originations	1,866,396	—	(3,717,768)	—
Cash paid to suppliers and employees	(1,571,494)	(1,119,464)	(1,545,923)	(1,405,091)

	786,656	(473,538)	(4,407,265)	(441,116)

Cash flows from investing activities
Purchase of investment securities
Held to maturity	—	(1,029,648)	(1,030,114)	—
Available for sale	—	(62,086)	(62,086)	(2,515,266)
Proceeds from maturity and sale of investment securities
Held to maturity	—	169,652	169,652	375,886
Available for sale	209,641	3,108,898	4,199,019	778,105
Purchase of Federal Home Loan Bank stock	—	—	—	(38,500)
Redemption of Federal Reserve Bank stock	30,400	—	22,850	—
Purchase of certificates of deposit at other financial institutions	—	(587,000)	—	—
Loans made, net of principal collected	(4,087,553)	(445,687)	(1,085,863)	5,628,131
Purchase of premises and equipment	(294,679)	(78,539)	(101,258)	(16,981)

	(4,142,191)	1,075,590	2,112,200	4,211,375

Cash flows from financing activities
Net increase (decrease) in time deposits	5,747,088	(728,260)	1,852,531	(630,277)
Net increase (decrease) in other deposits	(413,178)	(1,125,873)	(1,205,097)	(155,905)
Proceeds from issuance of preferred shares	596,149	—	—	—
Proceeds from issuance of common shares	—	454,458	454,458	—

	5,930,059	(1,399,675)	1,101,892	(786,182)

Net increase (decrease) in cash and cash equivalents	2,574,524	(797,623)	(1,193,173)	2,984,077
Cash and cash equivalents at beginning of year	3,858,492	5,051,665	5,051,665	2,067,588

Cash and cash equivalents at end of year	$6,433,016	$4,254,042	$3,858,492	$5,051,665

The accompanying notes are an integral part of these financial statements.

AmericasBank Corp. and Subsidiary

Consolidated Statements of Cash Flows

(Continued)

	Unaudited Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001

Reconciliation of net loss to net cash provided by operating activities
Net loss	$(803,667)	$(636,057)	$(1,000,221)	$(753,055)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	81,568	70,371	93,172	94,867
Loss on disposal of premises and equipment	8,874	—	4,640	—
Provision for loan losses	60,000	(20,000)	78,000	150,000
Loss on sale of securities	—	68,813	61,088	—
Amortization of security premiums	1,930	5,556	9,431	18,125
Proceeds from sale of loans held for sale	20,893,321	—	1,352,198	—
Origination of loans held for sale	(19,026,925)	—	(5,069,966)	—
Amortization of loan and deposit premiums	2,500	33,071	40,699	40,763
Gain on sale of loans held for sale	(436,822)	—	(37,219)	—
Increase (decrease) in
Deferred loan fees and costs, net	(778)	6,585	12,660	(14,326)
Accrued interest payable	1,516	(525)	(525)	—
Other liabilities	28,829	(18,680)	11,904	(25,426)
Decrease (increase) in
Accrued interest receivable	(18,065)	13,833	24,456	37,530
Other assets	(5,625)	3,495	12,418	10,406

	$786,656	$(473,538)	$(4,407,265)	$(441,116)

The accompanying notes are an integral part of these financial statements.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

1.	Summary of Significant Accounting Policies

The accounting and reporting policies reflected in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of commitments and contingent liabilities at the date of the financial statements and revenues and expenses during the year. Actual results could differ from those estimates.

Business

The Bank provides credit and deposit services to individuals and businesses located in Baltimore County, Baltimore City and surrounding areas of central Maryland.

Principles of consolidation

The consolidated financial statements include the accounts of AmericasBank Corp. (the Company) and its subsidiary AmericasBank (the Bank). Intercompany balances and transactions have been eliminated.

Reclassifications

Certain reclassifications have been made to the 2001 financial statements to conform with the current year presentation.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, money market mutual funds, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment securities

As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities held to meet liquidity needs or which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders’ equity on an after-tax basis. Premiums are amortized and discounts are accreted using the interest method.

Gains and losses on disposal are determined using the specific-identification method.

Federal Reserve Bank and Federal Home Loan Bank Stock

Federal Reserve Bank and Federal Home Loan Bank stock are carried at cost, which approximates fair value.

Loans held for sale

Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific-identification method.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

1.	Summary of Significant Accounting Policies (Continued)

Loans

Loans are stated at face value, plus deferred origination costs, less deferred origination fees and the allowance for loan losses.

Interest on loans is accrued based on the principal amounts outstanding. Origination fees and costs are amortized to income over the terms of the loans using an approximate interest method. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.

Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued. If collection of principal is evaluated as doubtful, all payments are applied to principal.

The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. Management performs an ongoing review of its portfolio, maintaining a watch list of problem loans. These problem loans are graded and assigned risk-based factors for potential loan losses. The remaining loans are assigned risk-based factors, based on loan type, without a detailed review of the individual credits. Actual loan performance may differ from management’s estimates.

Premises and equipment

Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method.

Intangible assets

Computer software is recorded at cost and amortized over three to five years using the straight-line method.

Loan and deposit premiums are amortized over five years.

Advertising costs

The Bank expenses advertising costs as they are incurred.

Income taxes

The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Comprehensive income

Comprehensive income includes net income and the unrealized gain or loss net of related income taxes on investment securities available for sale.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

1.	Summary of Significant Accounting Policies (Continued)

Loss per share

Loss per common share is determined by dividing net loss by the weighted average number of common shares outstanding during the period. There were 551,699 and 496,000 weighted average common shares outstanding during 2002 and 2001.

Diluted earnings per share is determined by adjusting average shares of common stock outstanding by the potentially dilutive effects of stock options and warrants outstanding. The dilutive effects of stock options are computed using the treasury stock method. In loss periods, the potentially dilutive effect of stock options and warrants are excluded since the effect would be anti-dilutive.

2.	Cash and Equivalents

The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit were $435,810 for 2002 and $341,386 for 2001. The Bank also sells federal funds on an unsecured basis to the same banks. Average balances sold were $2,237,973 for 2002, and $2,973,060 in 2001.

Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank’s normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.	Investment Securities

Investment securities are summarized as follows:

December 31, 2002	Amortized cost	Unrealized gains	Unrealized losses	Fair value

Available for sale
Preferred trust	$300,000	$17,760	$—	$317,760
Mortgage-backed	241,415	3,038	—	244,453
Equity	30,000	—	—	30,000

	$571,415	$20,798	$—	$592,213

December 31, 2001

Available for sale
U.S. government agency	$200,000	$2,876	$—	$202,876
Preferred trust	600,000	25,200	—	625,200
Mortgage-backed	205,527	3,383	—	208,910
Equity and mutual fund	2,545,265	—	12,626	2,532,639

	$3,550,792	$31,459	$12,626	$3,569,625

Held to maturity
Mortgage-backed	$367,613	$3,521	$—	$371,134

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

3.	Investment Securities (Continued)

Contractual maturities at December 31, 2002 and 2001 are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for sale		Held to maturity
December 31, 2002	Amortized cost	Fair value	Amortized cost	Fair value

Maturing
Over one to five years	$300,000	$317,760	$—	$—
Mortgage-backed, due in monthly installments	241,415	244,453	—	—
Equity security	30,000	30,000	—	—

	$571,415	$592,213	$—	$—

December 31, 2001

Maturing
Within one year	$200,000	$202,876	$—	$—
Over five years	600,000	625,200	—	—
Mortgage-backed, due in monthly installments	205,527	208,910	367,613	371,134
Equity security and mutual fund	2,545,265	2,532,639	—	—

	$3,550,792	$3,569,625	$367,613	$371,134

During the year ended December 31, 2002, the Bank realized a $3,086 gain and $64,174 loss on the sales of securities available for sale. Proceeds from the sales were $4,045,625. No investment securities were sold prior to maturity in 2001.

There were no pledged investment securities at December 31, 2002 or 2001.

During the year ended December 31, 2002, investment securities with a book value of $1,223,671 were transferred from the held to maturity classification to the available for sale classification to provide additional liquidity.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

4.	Loans

Major classifications of loans are as follows:

	2002	2001

Residential real estate	$6,690,325	$5,371,661
Construction and land development	1,229,505	692,000
Commercial, including real estate	4,063,739	4,031,961
Home equity	970,028	1,350,584
Installment	482,078	993,384

	13,435,675	12,439,590
Deferred origination fees	23,151	10,491
Allowance for loan losses	252,769	261,214

	$13,159,755	$12,167,885

Transactions in the allowance for loan losses were as follows:

Balance, beginning of year	$261,214	$273,000
Provision charged to operations	78,000	150,000
Recoveries	3,968	—

	343,182	423,000
Loans charged off	90,413	161,786

Balance, end of year	$252,769	$261,214

Loans past due 90 days or more	$27,292	$—

As of December 31, 2002, loans totaling $44,540 were on nonaccrual status. The unrecorded interest on the loans was $4,538. As of December 31, 2001, there were no loans on nonaccrual status. As of December 31, 2002 and 2001, management had not classified any loans as impaired.

The Bank makes loans to customers located primarily in Baltimore County, Baltimore City, and surrounding areas of central Maryland. Although the loan portfolio is diversified, its performance will be influenced by the regional economy.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

5.	Credit Commitments

Outstanding loan commitments, unused lines of credit, and letters of credit were as follows:

	2002	2001

Loan commitments
Construction and land development	$1,136,580	$1,494,000
Commercial mortgage	620,000	—

	$1,756,580	$1,494,000

Unused lines of credit
Commercial mortgage	$44,234	$573,134
Commercial	17,382	349,707
Home-equity lines	388,923	752,186

	$450,539	$1,675,027

Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have variable interest rates, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

The Bank’s maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the credit commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss to be incurred by funding these loan commitments.

6.	Related Party Transactions

The officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated borrowers. At December 31, 2002 and 2001, the total amounts of loans outstanding to officers and directors, including loans to their related interests, were $1,069,073 and $997,899, respectively. Activity in the loans during 2002 was as follows:

2002

Balance, beginning of year	$997,899
New loans	1,128,614
Payments	(736,697)
Changes in officers and directors	(320,743)

Balance, end of year	$1,069,073

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

7.	Premises and Equipment

A summary of premises and equipment and the related depreciation follows:

	Useful lives	2002	2001

Land		$143,000	$143,000
Building and improvements	40 years	589,574	546,869
Furniture and equipment	3 - 7 years	278,575	244,676
Leasehold improvements	10 years	41,671	41,671

		1,052,820	976,216
Accumulated depreciation		340,142	261,628

Net premises and equipment		$712,678	$714,588

Depreciation expense		$88,775	$91,957

Included in other assets at December 31, 2002 and 2001, is computer software carried at an amortized cost of $11,785 and $6,429, respectively. Software amortization expense was $4,397 and $2,910 in 2002 and 2001, respectively.

8.	Deposits

Major classifications of interest-bearing deposits are as follows:

	2002	2001

NOW accounts	$628,253	$639,960
Advances from borrowers for insurance and taxes	35,341	62,695
Money market	615,421	314,205
Savings	6,870,698	7,951,501
Certificates of deposit, $100,000 or more	2,782,407	1,908,783
Other time deposits	7,791,870	6,826,032

	$18,723,990	$17,703,176

At December 31, 2002, certificates of deposit mature as follows:

Maturing in one year or less	$4,807,712
Maturing over one through two years	1,799,268
Maturing over two through three years	2,796,716
Maturing over three through four years	318,786
Maturing over four through five years	851,795

	$10,574,277

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

9.	Lease

The Bank occupies its Highlandtown location under the terms of a lease dated June 6, 2000. The lease commenced on December 17, 2000. The lease has an original term of five years with two options to renew for five years each. The lease calls for the following minimum payments:

Year	Amount

2003	$16,460
2004	16,833
2005	16,764

$50,057

Rent expense, net of sublease income, was $43,216 and $42,660 for 2002 and 2001, respectively.

10.	Other Operating Expenses

A summary of other operating expenses follows:

	2002	2001

Professional services	$160,949	$213,418
Advertising and promotion	87,824	43,924
Data processing services	54,886	72,573
Correspondent bank charges	50,176	37,414
Postage and courier	43,584	30,363
Telephone	41,704	18,966
Amortization of intangible assets	40,699	44,097
FDIC and regulatory assessment	35,394	11,273
ATM and credit card processing	33,204	15,950
Loan expenses	29,747	35,090
Liability insurance	26,284	18,506
Stationery, printing, and supplies	18,639	18,012
Recruiting expense	138	12,304
Other	38,686	101,290

	$661,914	$673,180

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

11.	Income Taxes

The Company has not incurred any income tax liability since its inception.

The statutory federal income tax rate was 34% for 2002 and 2001. The Company’s effective tax rate for 2002 and 2001, was zero due to the net operating losses. The provision (benefit) for income taxes is reconciled as follows:

	2002	2001

Loss before income taxes	$(1,000,221)	$(753,055)

Tax provision at statutory rate	$(340,075)	$(256,039)
Increase (decrease) resulting from State income taxes, less federal benefit	(46,208)	(34,790)
Net operating loss carryover	386,283	290,829

Provision for income taxes	$—	$—

The components of the net deferred taxes at December 31, 2002 and 2001 are as follows:

Deferred tax assets
Allowance for loan losses	$78,058	$100,881
Intangible assets	40,676	20,893
Net operating loss carryforward	985,413	627,927
Accumulated depreciation	9,874	10,340

Net deferred tax before valuation allowance	1,114,021	760,041

Valuation allowance	1,114,021	760,041

Net deferred tax asset	$—	$—

The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized within one year.

At December 31, 2002 and 2001, the Company has net operating loss carryforwards of approximately $2,873,021 and $1,873,875 available to offset future taxable income. The current carryforwards will expire beginning in 2019.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

12.	Stockholders’ Equity

Stock options

In prior years, the Company granted stock options in accordance with an incentive stock option plan. When the stock options are vested, they may be exercised. The option price is equal to the estimated fair market value of the common stock at the date of grant. The options expire ten years after the date of grant if not exercised.

At December 31, 2002, 2001, and 2000, options were outstanding for 24,580 shares at a weighted average price of $10.13 per share. No options were granted, exercised, or expired during this period.

On September 2, 1998, the Company issued to the holders of record of its common stock on September 1, 1998, a dividend of one common stock purchase warrant for each share of common stock then held by the stockholders (the A Warrants). Each A Warrant entitles the holder to purchase one share of common stock at an exercise price of $10 per share, subject to adjustment for certain events, beginning any time after April 1, 2000, until the A Warrants expire on September 1, 2008. As of December 31, 2002 there were 300,000 A Warrants outstanding.

In connection with a unit offering on October 9, 1998, the Company issued warrants (B Warrants) to purchase an aggregate of 196,000 shares of the Company’s common stock. Each B Warrant entitles the holder to purchase one share of common stock at an exercise price of $13 per share, subject to adjustment for certain events, beginning any time after April 8, 2000, until the B Warrants expire on October 8, 2003. As of December 31, 2002, there were 196,000 B Warrants outstanding.

In connection with a private placement offering on May 31, 2002, the Company issued 95,000 warrants (the C Warrants) to purchase an aggregate of 475,000 shares of the Company’s stock. Each C Warrant entitles the holder to purchase five shares of common stock at an exercise price of $5 per share, subject to adjustment for certain events, beginning any time after March 1, 2003, until the C Warrants expire on September 1, 2008. As of December 31, 2002, there were 95,000 C Warrants outstanding.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

13.	Parent Company Financial Information

The balance sheets as of December 31, 2002 and 2001, and statements of income for the years then ended, for AmericasBank Corp. (Parent only) are presented below:

Balance Sheets

December 31,	2002	2001

Assets
Cash	$5,163	$5,226
Investment in subsidiary	2,053,178	2,596,913
Other assets	11,550	—

	$2,069,891	$2,602,139

Liabilities and Stockholders’ Equity
Due to subsidiary	$11,550	$—

Stockholders’ equity
Common stock	5,910	4,960
Additional paid-in capital	5,411,548	4,958,040
Retained earnings (deficit)	(3,379,915)	(2,379,694)
Accumulated other comprehensive income	20,798	18,833

	2,058,341	2,602,139

	$2,069,891	$2,602,139

Statements of Income
Years Ended December 31,	2002	2001

Revenue	$—	$—
Expenses	(63)	35,495

Income (loss) before undistributed net loss of subsidiary	(63)	35,495

Equity in undistributed net loss of subsidiary	(1,000,158)	(788,550)

Net loss	$(1,000,221)	$(753,055)

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

14.	Capital Standards

The Federal Reserve Board and The Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements for the Bank are as follows:

(in thousands)	Actual		Minimum capital adequacy		To be well capitalized
December 31, 2002	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)	$2,202	13.7%	$1,286	8.0%	$1,607	10.0%
Tier 1 capital (to risk-weighted assets)	2,000	12.4%	643	4.0%	964	6.0%
Tier 1 capital (to average assets)	2,000	8.8%	908	4.0%	1,135	5.0%

December 31, 2001

Total capital (to risk-weighted assets)	$2,731	14.8%	$1,479	8.0%	$1,849	10.0%
Tier 1 capital (to risk-weighted assets)	2,511	13.6%	739	4.0%	1,109	6.0%
Tier 1 capital (to average assets)	2,511	10.9%	921	4.0%	1,151	5.0%

Tier 1 capital consists of common stock, surplus, and retained earnings. Total capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance-sheet items.

Failure to meet the capital requirements could affect the Bank’s ability to pay dividends and accept deposits and may significantly affect the operations of the Bank.

Although the Bank is considered well capitalized based on the capital ratios listed above, continued losses combined with projected growth of the Bank could cause capital levels to fall below regulatory minimums without an infusion of capital.

On August 3, 2001, the Company and Bank entered into a Written Agreement with the Federal Reserve Board and the Maryland Division of Financial Regulation. The Agreement requires improvements to the operations of the Company including, but not limited to, maintaining adequate capital, improving management oversight, monitoring loans acquired from third parties, improving internal controls, monitoring sensitivity to market risk, and improving analysis of the adequacy of the allowance for loan losses. The Company is prohibited from paying cash dividends or incurring additional debt without prior approval from the regulators. The Company is required to submit regular written reports stating the progress in complying with the Agreement.

AmericasBank Corp. and Subsidiary

Notes to Financial Statements

(Continued)

14.	Capital Standards (Continued)

The Company plans to obtain an additional capital infusion through a private placement offering to directors and stockholders of the Company in 2003.

In 2001, the Bank entered a Memorandum of Understanding (MOU) with the Federal Reserve Bank in which the Bank agreed to improve compliance with various consumer laws and regulations.

No one has been authorized to give any information or to make any representations in connection with the public offering, other than those contained in this prospectus. You may not assume that we have authorized any other information or representations. The delivery of this prospectus and the sale of our common stock does not mean that there has been no change in our affairs since the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any state where the offer or sale is not permitted.

Until the later of             , 2004 or 90 days after the commencement of the offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,500,000 Shares

PROSPECTUS

                    , 2004

McKinnon & Company, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Article Seventh of AmericasBank Corp.’s Articles of Incorporation provides that AmericasBank Corp. shall, to the maximum extent permitted by Maryland law, indemnify a present or former director or officer of AmericasBank Corp. who is made a party to any proceeding by reason of his service as a director or officer of AmericasBank Corp.

The Maryland General Corporation Law provides, in pertinent part, as follows:

2-418 Indemnification of directors, officers, employees and agents.

(a) Definitions. — In this section the following words have the meanings indicated.

(1) “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3) “Expenses” include attorney’s fees.

(4) “Official capacity” means the following:

(i) When used with respect to a director, the office of director in the corporation; and

(ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii) “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) “Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(6) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b) Permitted indemnification of director. — (1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding; and

1. Was committed in bad faith; or

2. Was the result of active and deliberate dishonesty; or

(ii) The director actually received an improper personal benefit in money, property, or services; or

(iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3) (i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4) A corporation may not indemnify a director or advance expenses under this Section for a proceeding brought by that director against the corporation, except:

(i)	For a proceeding brought to enforce indemnification under this section; or

(ii)	If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directions of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit. — A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense. — Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) Determination that indemnification is proper. — (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2) Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the stockholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) Payment of expenses in advance of final disposition of action. — (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i) A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision.—The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness.— This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i) Director’s service to employee benefit plan.— For purposes of this section:

(1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent. — Unless limited by the charter:

(1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

(k) Insurance or similar protection. — (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders.—Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

Item 25.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by AmericasBank Corp. in connection with the offering described in this Registration Statement and in connection with AmericasBank Corp.’s rights offering of 400,000 shares of common stock (registration number 333-110947) is as follows:

Payable to	Type of Fee	Total Cost
Ober, Kaler, Grimes & Shriver, a Professional Corporation	Legal Fees and Expenses*	$200,000

American Stock Transfer & Trust Company	Transfer Agent Fees*	$10,000

R.R. Donnelley Financial	Printing, Postage, and EDGAR*	$50,000

Rowles & Company, LLP	Accounting Fees and Expenses*	$18,000

Securities and Exchange Commission	Filing Fees	$516

	Other Expenses* (including Blue Sky fees)	$46,484

	Total	$325,000

*	Estimated

Item 26.	Recent Sales of Unregistered Securities.

From May 9, 2002 to May 17, 2002, AmericasBank Corp. sold 95,000 units at $5.00 per unit to eight directors in a private placement. Each unit consisted of one share of common stock and a warrant to purchase five shares of common stock at an exercise price of $5.00 per share, subject to adjustment for certain events. The warrants became exercisable on March 1, 2003 and expire on September 1, 2008. The aggregate purchase price was $475,000.

From February to June 30, 2003, AmericasBank Corp. sold 200,060 units at $3.20 per unit to five directors, the profit sharing plan for a director’s medical practice and the spouse of a director in a private placement. Each unit consisted of one share of Series A Preferred Stock and a warrant to purchase one share of common stock at an exercise price of $3.20 per share, subject to adjustment for certain events. These warrants are first exercisable after June 30, 2004 and expire on September 1, 2008. The aggregate purchase price was $640,192.

On December 2, 2003, AmericasBank Corp. issued 200,060 shares of its common stock to the holders of its Series A Preferred Stock in exchange for such Series A Preferred Stock in a private placement. AmericasBank Corp. received no monetary consideration in this transaction.

There were no underwriting discounts or commissions paid with respect to any of the foregoing transactions. We believe that the sale and issuance of securities in the foregoing transactions were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire securities for investment only and not with a view to distribution and received or had access to adequate information about AmericasBank Corp.

Item 27.	Exhibits.

1.1	Form of Underwriting Agreement

1.2	Form of Selected Dealer Agreement

**3.1	Articles of Incorporation of AmericasBank Corp.

**3.2	Amended and Restated Bylaws of AmericasBank Corp.

**4.1	Form of Common Stock Certificate of AmericasBank Corp.

**4.2	Form of Purchase Warrant, Series A

**4.3	Form of Purchase Warrant, Series B

**4.4	Form of Purchase Warrant, Series C

**4.5	Form of Purchase Warrant, Series E

*5	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to legality of Common Stock

**10.1	Amended Employment Agreement between Mark H. Anders and AmericasBank

**10.2	Amended Employment Agreement between A. Gary Rever and AmericasBank

**10.3	Amended Employment Agreement between John D. Muncks and AmericasBank

**10.4	AmericasBank Corp. 1998 Stock Option Plan

**10.5	Lease agreement between Highlandtown Village Shopping Center and AmericasBank

**21	Subsidiaries of the Registrant

*23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in their opinion included herein as Exhibit 5)

23.2	Consent of Rowles & Company, LLP

*24	Power of Attorney (contained herein on page II-7)

*	Previously filed.

**	Previously filed by AmericasBank Corp. as part of AmericasBank Corp.’s Registration Statement on Form SB-2, as amended, under the Securities Act of 1933, Registration Number 333-110947.

Item 28.	Undertakings.

The Registrant hereby undertakes that it will:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

(2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this pre-effective amendment no.1 to registration statement to be signed on its behalf by the undersigned, in Towson, Maryland on February 5, 2004.

AmericasBank Corp.

By:	/s/ Mark H. Anders

Mark H. Anders President & CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Name	Position	Date

/s/ Mark H. Anders Mark H. Anders	President, CEO and Principal Executive Officer; Director	February 5, 2004

* Nicholas J. Belitsos, M.D.	Director	February 5, 2004

J. Clarence Jameson, III	Director	February 5, 2004

Kemp Jayadeva	Director	February 5, 2004

Norman H. Katz	Director	February 5, 2004

Shawki N. Malek, M.D.	Assistant Treasurer; Director	February 5, 2004

Mark D. Noar, M.D.	Vice Chairman; Director	February 5, 2004

* Larry D. Ohler	Treasurer; Director	February 5, 2004

* Kenneth D. Pezzulla	Director	February 5, 2004

Neena Rao, M.D.	Director	February 5, 2004

/s/ A. Gary Rever A. Gary Rever	Executive Vice President, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer; Director	February 5, 2004

* Ramon Roig, M.D.	Director	February 5, 2004

* Lee W. Warner	Chairman, Director	February 5, 2004

*By:	/s/ Mark H. Anders

Mark H. Anders
Attorney-in-Fact

Exhibit Index

1.1	Form of Underwriting Agreement

1.2	Form of Selected Dealer Agreement

**3.1	Articles of Incorporation of AmericasBank Corp.

**3.2	Amended and Restated Bylaws of AmericasBank Corp.

**4.1	Form of Common Stock Certificate of AmericasBank Corp.

**4.2	Form of Purchase Warrant, Series A

**4.3	Form of Purchase Warrant, Series B

**4.4	Form of Purchase Warrant, Series C

**4.5	Form of Purchase Warrant, Series E

*5	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to legality of Common Stock

**10.1	Amended Employment Agreement between Mark H. Anders and AmericasBank

**10.2	Amended Employment Agreement between A. Gary Rever and AmericasBank

**10.3	Amended Employment Agreement between John D. Muncks and AmericasBank

**10.4	AmericasBank Corp. 1998 Stock Option Plan

**10.5	Lease agreement between Highlandtown Village Shopping Center and AmericasBank

**21	Subsidiaries of the Registrant

*23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in their opinion included herein as Exhibit 5)

23.2	Consent of Rowles & Company, LLP

*24	Power of Attorney (contained herein on page II-7)

*	Previously filed.

**	Previously filed by AmericasBank Corp. as part of AmericasBank Corp.’s Registration Statement on Form SB-2, as amended, under the Securities Act of 1933, Registration Number 333-110947.